The information in this preliminary prospectus supplement and the prospectus is not complete and may be changed. This preliminary prospectus supplement and the prospectus are not an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where the offer and sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-162588

Subject to Completion, Dated October 20, 2009

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated October 20, 2009)

$1,000,000,000

Navistar International Corporation

    % Senior Notes Due 2021

We are offering $1,000,000,000 aggregate principal amount of our     % Senior Notes due 2021.

We will pay interest on the notes on May 1 and November 1 of each year, beginning May 1, 2010. The notes will mature on November 1, 2021. At any time on or after November 1, 2014, we may redeem the notes, in whole or in part, at redemption prices described in this prospectus supplement under “Description of the Notes—Optional Redemption.” At any time prior to November 1, 2012, we may also redeem up to 35% of the original principal amount the notes using the proceeds of certain public equity offerings. In addition, not more than once during each twelve-month period ending on November 1 of 2010, 2011, 2012, 2013 and 2014, we may redeem up to $50 million in principal amount of the notes in each such twelve-month period, at a redemption price equal to 103% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any. We may also redeem some or all of the notes at any time prior to November 1, 2014 at a redemption price equal to 100% of the principal amount of the notes plus a make-whole premium, plus accrued and unpaid interest, if any. If we sell certain of our assets or experience specific kinds of changes in control, we must offer to repurchase the notes.

The notes will be our senior unsecured obligations and rank equally with our existing and future unsecured senior indebtedness. The notes will be guaranteed on a senior unsecured basis by our principal operating subsidiary, Navistar, Inc. The notes will be structurally subordinated to all of the liabilities of our subsidiaries that will not guarantee the notes.

Concurrently with this offering of notes, under a separate prospectus supplement, we are offering $500.0 million in aggregate principal amount of convertible senior subordinated notes due 2014 (plus up to an additional $75.0 million, if the underwriters exercise in full their over-allotment option). This offering is conditioned upon the completion of the concurrent convertible notes offering such that we have sufficient net proceeds to repay all amounts outstanding under our existing credit facilities. The completion of our concurrent convertible notes offering is not conditioned upon the completion of this offering.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-19 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Per Note	Total
Price to Public(1)%	$
Underwriting Discount %	$
Proceeds to Navistar International Corporation (Before Expenses)%	$

(1)	Plus accrued interest, if any, from , 2009.

The notes will not be listed on any securities exchange. Currently there is no public market for the notes.

The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about                     , 2009.

Joint Book-Running Managers

Credit Suisse
J.P. Morgan
BofA Merrill Lynch
Citi
Deutsche Bank Securities
Goldman, Sachs & Co.

Co-Managers

RBC Capital Markets	Scotia Capital	UBS Investment Bank

The date of this prospectus supplement is October     , 2009.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation of Certain Documents By Reference.”

S-i

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus together with any free writing prospectus used in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents in which this information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-ii

CERTAIN DEFINED TERMS

Unless otherwise indicated or the context otherwise requires, as used in this prospectus supplement:

•	the “Company,” “us,” “we,” “our” and “Navistar” refer collectively to Navistar International Corporation and its consolidated subsidiaries and their respective predecessors;

•	“NIC” refers to Navistar International Corporation, exclusive of its consolidated subsidiaries;

•	“Guarantor” refers to Navistar, Inc., a direct, wholly owned subsidiary of NIC through which it conducts most of its manufacturing operations;

•

“NFC” refers to Navistar Financial Corporation, a wholly owned subsidiary of Navistar, Inc., which, together with NIC’s Mexican financial services subsidiaries that provide financial services to its dealers and customers in Mexico, comprise substantially all of our financial services operations;

•	“mid-range diesel engines” refers to 160-325 horsepower diesel fuel-powered engines;

•	“North America” refers to the United States and Canada; and

•	“OEMs” refer to original equipment manufacturers.

MARKET AND INDUSTRY DATA

Market data and other statistical information used throughout this prospectus supplement and in the documents incorporated by reference into this prospectus supplement are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data is also based on good faith estimates by our management, which are derived from their review of internal surveys, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

WHERE YOU CAN FIND MORE INFORMATION

Navistar is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (“SEC”). The reports and other information filed by it with the SEC in accordance with the Exchange Act may be inspected and copied at the Public Reference Room maintained by the SEC at Room 1024, Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549. Copies of such material or parts thereof may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov. Information on the operations of the Public Reference Room maintained by the SEC may be obtained by calling the SEC at 1-800-SEC-0330.

This prospectus supplement and the accompanying prospectus, which forms a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus supplement or the accompanying prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

S-iii

SUMMARY

The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and related notes in the documents incorporated by reference in this prospectus supplement, including our Quarterly Report on Form 10-Q for the quarter ended July 31, 2009 (“Third Quarter 10-Q”) and our 2008 Annual Report on Form 10-K for the fiscal year ended October 31, 2008 (“2008 Annual Report”). Our fiscal year ends on October 31. Our fiscal years are identified in this prospectus supplement according to the calendar year in which they end. For example, our fiscal year ended October 31, 2008 is referred to as “fiscal 2008.” All references to a particular year that is not preceded with the word “fiscal” refers to the calendar year.

Our Business

Overview

We are a leading international manufacturer of International brand commercial and military trucks, MaxxForce brand diesel engines, IC Bus brand school and commercial busses, Monaco RV brands of recreational vehicles, Workhorse Custom Chassis (“WCC”) brand chassis for motor homes and step vans, and a provider of service parts for diesel engines and all makes of trucks and trailers. Additionally, we are a private-label designer and manufacturer of diesel engines for the pickup truck, van, and sport utility vehicles (“SUV”) markets. Through our financial services operations, we also provide retail, wholesale, and lease financing of our trucks, and financing for our wholesale and retail accounts. For the nine months ended July 31, 2009 and fiscal 2008, our manufacturing operations had net sales of manufactured products to third parties of approximately $8,069 million and $14,399 million, respectively, EBITDA (as defined below) of approximately $516 million and $697 million, respectively, and net income of approximately $211 million and $147 million, respectively. See “Supplemental Financial and Operating Data” and Note (5) thereto for a reconciliation of net income (loss) to EBITDA for these periods and “Selected Consolidating Financial Data.”

We market our truck products, parts and services through the industry’s largest independent dealer network in North America, specializing in medium and heavy trucks and school buses. As of October 31, 2008, our dealer network was comprised of 820 locations in North America. In addition, as of October 31, 2008, we had 85 dealer locations in Mexico. Our dealer network offers a comprehensive range of service, financing and other support functions to our customers. We also operate seven North American regional parts distribution centers that provide 24-hour availability. We provide certain financial services to our customers and dealers through NFC and our foreign finance subsidiaries.

We operate in four industry segments: Truck, Engine, Parts and Financial Services. For accounting purposes, we also have a Corporate segment, which contains those items that are not included in our four other segments. For ease of reference, we collectively refer to our Truck, Engine and Parts segments and corporate items as our “manufacturing operations,” and our Financial Services segment as our “financial services operations.”

Set forth below is certain information regarding our industry segments based on our results for fiscal 2008:

Industry Segment	Fiscal 2008 Revenues ($ in millions)	% of Fiscal 2008 Revenues, Net	Fiscal 2008 Chargeouts(A)
Truck	$10,314	70%	102,200
Engine	2,499	17	345,500
Parts	1,586	11	N/A
Financial Services	325	2	N/A

Total	$14,724	100%	N/A

(A)	Chargeouts are defined by management as trucks or engines, as applicable, that have been invoiced to customers, with units held in dealer inventory primarily representing the principal difference between retail deliveries and chargeouts with respect to trucks.

Truck Segment

Our Truck segment manufactures and distributes a full line of class 4 through 8 trucks and buses in the common carrier, private carrier, government/service, leasing, construction, energy/petroleum, military vehicles, and student and commercial transportation markets under the International and IC Bus brands. This segment also produces chassis for motor homes and commercial step-van vehicles under the WCC brand and recreational vehicles under the Monaco RV brands. Additionally, we design, produce, and market a brand of light commercial vehicles for the truck market in India under the Mahindra International (“Mahindra”) brand through a 49% owned joint venture.

Set forth below is certain information regarding our truck products:

Description	Fiscal 2008 Chargeouts(A)	Estimated Market Share(B)
School Bus	13,500	55%
Medium Trucks	20,300	36
Heavy Trucks	18,800	19
Severe Service Trucks (excl. U.S. Military)	12,800	27

Total U.S. and Canada (excl. U.S. Military)	65,400	29
U.S. Military	7,500	N/A
Expansion Markets(C)	29,300	N/A

Total Truck	102,200	N/A

(A)	Chargeouts are defined by management as trucks that have been invoiced to customers, with units held in dealer inventory primarily representing the principal difference between retail deliveries and chargeouts.
(B)	Based on chargeouts made by us in fiscal 2008.
(C)	“Expansion Markets” include all markets outside the U.S. and Canada, and include chargeouts of all of our truck products on an aggregate basis.

We recently established a joint venture with Caterpillar Inc. (known as NC2 Global LLC) for the purpose of developing, designing, testing, manufacturing, assembling, branding, marketing and selling, and distributing and providing product support for, heavy and certain medium duty trucks outside of North America and the Indian subcontinent. In addition to this joint venture, we also entered into a strategic alliance with Caterpillar involving the development, design, manufacture and sale of Caterpillar-branded heavy duty severe service trucks in North America.

Engine Segment

Our Engine segment designs and manufactures diesel engines across the 50 through 475 horsepower range for use primarily in our class 6 and 7 medium trucks, military vehicles, buses, and selected class 8 heavy truck models, and for sale to OEMs in North and South America for SUVs and pick-ups. This segment also sells engines for industrial and agricultural applications, and supplies engines for WCC, Low-Cab Forward (“LCF”), class 5 vehicles, and began producing our new MaxxForce 11 and 13 Big-Bore engines in 2008. Our Engine segment, together with the Ford Motor Company (“Ford”), has made a substantial investment in the Blue Diamond Parts (“BDP”) joint venture, which is responsible for the sale of service parts to Ford.

Parts Segment

Our Parts segment supports our brands of International commercial and military trucks, IC Bus school and commercial buses, WCC chassis and MaxxForce engines by providing customers with proprietary products together with a wide selection of other standard truck, trailer, and engine service parts. We distribute service parts in North America and the rest of the world through the dealer network that supports our Truck and Engine segments.

Financial Services Segment

Our Financial Services segment provides retail, wholesale, and lease financing of products sold by our Truck segment and its dealers within the U.S. and Mexico. Our Financial Services segment also finances wholesale and retail accounts receivable. In addition, the segment will finance sales of new products (including trailers) of other manufacturers, regardless of whether designed or customarily sold for use with our truck products. Our Mexican financial services operations’ primary business is providing wholesale, retail, and lease financing to our Mexican operations’ dealers and retail customers.

Our Business Strategy

Our long term strategy is focused on three pillars:

•	Great Products

•	Growing our Class 8 tractor line, including an expanded line of ProStar and LoneStar trucks

•	Focusing engine research and development in order to have a competitive advantage in meeting the 2010 emissions standards

•	Introducing our advanced engine technology in new markets

•	Competitive Cost Structure

•	Increasing our seamless integration of MaxxForce branded engine lines in our products, including the establishment of our new MaxxForce 11 and 13 engines

•	Reducing materials cost by increasing global sourcing, leveraging scale benefits, locating synergies among strategic partnerships and making product design improvements

•	Profitable Growth

•	Working in cooperation with the U.S. military to provide an extensive line of defense vehicles and product support, including vehicles derived from our existing truck platforms

•

Minimizing the impact of our “traditional” markets cyclicality by growing our Parts segment and “expansion” markets sales, such as Mexico, international export, military export, recreational vehicle, commercial bus, and commercial step van

•	Broadening our Engine segment customer base

•	Entering foreign military sales markets

We believe the two key enablers to the above strategy are as follows:

•	Leverage the resources we have and those of our partners

•	Grow in our traditional markets and globally through partnerships and joint ventures to reduce investment, increase speed to market, and reduce risk

•	Maintain product and plant flexibility to fully utilize our existing facilities, people and technologies

•	Combine global purchasing relationships to achieve scale and sourcing anywhere in the world to contain costs

•	Control our destiny

•	Control the development process and associated intellectual property of our products

•	Leverage key supplier competencies to reduce costs of components and improve quality

•	Ensure the health and growth of our distribution network to provide our products to key markets

Recent Developments

Proposed SEC Settlement

As previously disclosed, we are currently subject to an investigation by the SEC with respect to our restatement of our financial results for 2002 and 2003 and the first three quarters of 2004 and the subsequent restatement of our financial results for 2002 through 2004 and for the first three quarters of 2005. The events underlying the subsequent restatement were the subject of an internal investigation completed by a Special Committee of the Board of Directors in December 2007. We have been providing information to and fully cooperating with the SEC on this investigation. To resolve this matter we, along with our chief executive officer, have made offers of settlement to the investigative staff of the SEC and the investigative staff has decided to recommend those offers of settlement to the SEC. As a result of the proposed settlement, in each case without admitting or denying wrongdoing, we would consent to the entry of an administrative settlement and would not pay a civil penalty and our chief executive officer would consent to the entry of an administrative settlement regarding our system of internal accounting controls and return to us a portion of his bonus for 2004. These proposed settlements are subject to mutual agreement on the specific language of the orders and to final approval by the SEC.

Chinese Joint Venture

On September 28, 2009, we announced that our recently established joint venture with Caterpillar (known as NC2 Global LLC) had signed a framework agreement with Anhui Jianghuai Automobile Co., Ltd., a Chinese manufacturer of automobiles and trucks, to potentially establish a joint venture in China to develop, manufacture and sell trucks and truck parts primarily in China and certain export markets. The framework agreement contemplates that we will work to finalize the joint venture by mid-2010.

NFC Refinancing Plan

Our financial services operations rely upon the asset-backed securitization and commercial paper markets as an important part of their funding sources. Pricing and liquidity in these markets were negatively impacted due to market volatility in capital and credit markets. Although the credit markets have stabilized recently and pricing within the asset-backed securitization and commercial paper markets has improved, pricing remains higher than historical norms. Over the last several months, our financial services operations have been able to access credit markets and we continue to believe that we will have sufficient liquidity to fund our financial services operations for the foreseeable future. Nevertheless, we expect that borrowings could be more costly than in the past. In addition, NFC’s senior credit facility is currently scheduled to mature in July 2010, and any refinancing of NFC’s outstanding borrowings thereunder is likely to be at higher interest rates. In light of the foregoing, we have engaged in discussions with multiple parties regarding a strategic alliance involving NFC that would ensure funding and liquidity, reduce the need for capital, lower our funding costs, expand the products and services we can offer to our customers and reduce overall leverage at NFC. Various types of transactions are currently being considered and we expect our discussion on these strategic arrangements to continue through the end of 2009 with an agreement on terms of any such alliance to be completed by the spring of 2010.

In addition, NFC has completed and is actively pursuing a number of financing transactions to improve its liquidity position and extend near term maturities. For example, on August 26, 2009 NFC renewed a $650 million conduit-based dealer floor plan funding facility for a period of one year. NFC also extended its retail receivables securitization facility (known as TRAC) in August 2009 and expects to renew the TRAC securitization facility again in November 2009. NFC expects to complete an additional wholesale bank conduit facility and/or a capital markets transaction by the end of 2009. Finally, NFC has begun work with its relationship banks to refinance NFC’s bank facilities by the end of 2009, likely at a reduced level. As part of this refinancing, NFC expects to complete a retail securitization or asset sale in excess of $300 million. Once the above-described strategic alliance is completed, NFC believes that it would most likely not be necessary to refinance its revolving retail warehouse facility for its retail receivables (known as TRIP) that is currently scheduled to mature on June 15, 2010.

Concurrent Convertible Notes Offering

Concurrently with this offering, under a separate prospectus supplement, dated as of the date hereof, we are offering $500 million in aggregate principal amount (plus up to an additional $75 million in aggregate principal amount, if the underwriters exercise in full their over-allotment option) of senior subordinated convertible notes due 2014. We estimate that the net proceeds from our concurrent convertible notes offering will be approximately $484 million (or approximately $557 million if the underwriters exercise in full their over-allotment option), after deducting underwriters’ discounts and commissions and estimated offering expenses payable by us.

We expect to use a portion of the net proceeds from the concurrent convertible notes offering and the net proceeds from this offering to repay all amounts outstanding under our existing term loan facility and synthetic revolving facility (collectively, the “Credit Facilities”), together with any accrued and unpaid interest thereon, and to cash collaterize approximately $19 million of outstanding letters of credit. The remaining proceeds from the offerings will be used for general corporate purposes, including to fund capital expenditures and strategic initiatives. We may enter into convertible notes hedge and warrant transactions in connection with the convertible notes offering.

The foregoing description and other information in this prospectus supplement regarding the concurrent convertible notes offering is included solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or a solicitation of an offer to buy, any convertible notes. We cannot assure you that we will complete the concurrent convertible notes offering for the full amount contemplated. This offering is conditioned upon the completion of the concurrent convertible notes offering such that we have sufficient net proceeds to repay all amounts outstanding under the Credit Facilities.

Unless otherwise noted, all references in this prospectus supplement to the expected net proceeds from the concurrent convertible notes offering assumes no exercise by the underwriters of their option to purchase up to an additional $75 million of convertible notes.

Corporate Structure

NIC is a holding company that conducts its manufacturing operations principally through Navistar, Inc. and, to a lesser extent, certain other wholly owned foreign and domestic subsidiaries and joint ventures, including its Blue Diamond joint ventures with Ford. We also have majority-owned subsidiaries whose principal business is owning an International dealership. These subsidiaries are acquired and disposed of by us from time to time in order to facilitate the transition of International dealerships from one independent owner to another. Our manufacturing operations are supported by our financial services operations, including NFC. Our financial services operations provide wholesale, retail and lease financing for sales of our new and used trucks, truck chassis, buses and trailers, service parts and engines and retail and lease financing for sales of such products by International dealers to their customers.

Except as noted below, our financial services operations generally fund their operations on an independent basis. Our financial services operations obtain funds to provide financing to our dealers and retail customers from sales of receivables, medium- and long-term debt securities and short- and long-term bank borrowings. As of July 31, 2009, NFC had $1,023 million of combined funding availability from its bank credit facility and other on- and off-balance sheet funding conduits.

We provide credit support to NFC under NFC’s bank credit facility through an agreement whereby Navistar, Inc. has agreed not to permit NFC’s consolidated income before income taxes, interest expense and dividends on preferred stock, if any, to be less than 125% of NFC’s consolidated interest expense and dividends on preferred stock, if any, for any period of four fiscal quarters immediately preceding the date of measurement. Due to the recent challenging conditions within the U.S. financial markets, Navistar, Inc. made capital contributions to NFC under this arrangement of $20 million and $60 million in the nine months ended July 31, 2009 and fiscal 2008, respectively. Navistar, Inc. had not previously made any payments to NFC under this arrangement since 1984. In addition, NIC has guaranteed an aggregate of $88 million of outstanding borrowings by its Mexican financial services subsidiaries under various bank credit facilities as of July 31, 2009.

In general, we sell to NFC on a regular basis for cash a majority of the wholesale and retail notes and wholesale accounts that we generate in the regular course of our business from the sale of trucks and related equipment to our dealers and retail customers. As a result, such sales to NFC provide us with significant working capital during periods of increasing unit sales volume.

The following chart summarizes our principal operating structure as discussed above:

NIC’s principal operating subsidiary, Navistar, Inc., will unconditionally guarantee on a senior unsecured basis all of NIC’s obligations under the notes offered hereby and the related indenture. For the most part, substantially all of NIC’s foreign and domestic manufacturing subsidiaries will be considered “Restricted Subsidiaries” under the indenture governing the notes. For the nine months ended July 31, 2009 and fiscal 2008, NIC and its Restricted Subsidiaries (including Navistar, Inc.) generated 89% and 92%, respectively, of our net sales of manufactured products to third parties and approximately 84% and 90%, respectively, of our manufacturing operations’ EBITDA. See “—Supplemental Financial and Operating Data.”

NFC, its subsidiaries, and NIC’s foreign finance and International truck dealership subsidiaries and the Blue Diamond joint venture entities will be considered “Unrestricted Subsidiaries” under the indenture governing the notes. As a result, these Unrestricted Subsidiaries will not be bound by any of the covenants and operating restrictions contained in the indenture and their outstanding indebtedness will not affect, among other things, the amount of indebtedness that NIC and its Restricted Subsidiaries may incur under the indenture. For more information relating to the Navistar, Inc. guarantee, NFC’s financing arrangements and the relationship between Navistar, Inc. and NFC, see “Capitalization,” “Description of the Notes—Guarantee,” “Description of Other Financing Arrangements” and “Certain Arrangements with NFC.”

THE OFFERING

The following is a brief summary of some of the terms of the notes offered hereby. For a more complete description of the terms of the notes, see “Description of the Notes” in this prospectus supplement.

Issuer	Navistar International Corporation.

Notes offered	$1,000,000,000 aggregate principal amount of % Senior Notes due 2021.

Maturity date	The notes will mature on November 1, 2021.

Interest	% per annum, payable semi-annually in arrears.

Interest payment dates	May 1 and November 1 of each year, beginning May 1, 2010. Interest will accrue from the issue date of the notes.

Subsidiary guarantees	The notes will be initially guaranteed on a senior unsecured basis, by Navistar, Inc., who we sometimes refer to as the “Guarantor.” Guarantees of the notes will rank equally in right of payment with any and all of such guarantor’s existing and future indebtedness that is not subordinated in right of payment to its guarantee, senior in right of payment to any and all of such guarantor’s future indebtedness that is subordinated in right of payment to its guarantee and, to the extent not otherwise secured by assets of such guarantor, effectively subordinated to all existing and future secured indebtedness of such guarantor to the extent of the assets securing such indebtedness.

Ranking	The notes will be NIC’s senior unsecured obligations and will rank equally in right of payment with any and all of NIC’s existing and future indebtedness that is not subordinated in right of payment to the notes and senior in right of payment to any and all of our future indebtedness that is subordinated in right of payment to the notes, including the convertible notes being offered in a separate offering. The notes will be effectively subordinated to all NIC’s existing and future secured indebtedness to the extent of the assets securing such indebtedness and will be structurally junior to all existing and future indebtedness and other liabilities of NIC’s subsidiaries that do not guarantee the notes. The notes will be effectively junior to the third party equity interests in our majority-owned dealerships and joint ventures, to the extent of those interests.

As of July 31, 2009, after giving effect to the completion of this offering, the concurrent offering of convertible notes and the application of the proceeds therefrom as set forth in “Use of Proceeds,” and after excluding intercompany balances and intercompany guarantees:

•

NIC and the Guarantor would have had on a combined basis approximately $1,889 million of outstanding indebtedness, comprised of (i) $1,000 million of indebtedness represented by the notes, (ii) approximately $270 million of senior secured indebtedness, which would have ranked ahead of the notes to the extent of the value of assets securing such indebtedness, (iii) approximately $119 million of indebtedness ranking pari passu with the notes, (iv) $500 million of indebtedness represented by the convertible notes, which is subordinated in right of payment to the notes, and total assets of approximately $1,932 million;

•

NIC’s Restricted Subsidiaries (other than the Guarantor) would have had (i) approximately $13 million of outstanding indebtedness, (ii) approximately $1,805 million of total liabilities, including trade payables and accrued expenses, and (iii) approximately $2,781 million of total assets; and

•

NIC’s Unrestricted Subsidiaries would have had (i) approximately $3,563 million of outstanding indebtedness, of which $3,401 million was indebtedness of our financial services operations and $162 million was indebtedness of our majority-owned dealership subsidiaries, (ii) approximately $4,007 million of total liabilities, of which $3,627 million were liabilities of our financial services operations and $191 million were total liabilities of our majority-owned dealership subsidiaries, and (iii) approximately $4,788 million of assets, of which $3,940 million constituted assets of our financial services operations and $364 million constituted assets of our majority-owned dealership subsidiaries.

For the nine months ended July 31, 2009 and fiscal 2008, NIC and its Restricted Subsidiaries (including the Guarantor) generated 89% and 92%, respectively, of our net sales of manufactured products to third parties and approximately 84% and 90%, respectively, of our manufacturing operations’ EBITDA. See “—Supplemental Financial and Operating Data.”

Optional redemption	At any time on or after November 1, 2014, we may redeem the notes, in whole or in part, at the redemption prices listed in “Description of the Notes—Optional Redemption.” At any time prior to November 1, 2012, we may redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds from certain public equity offerings at the redemption price described in “Description of the Notes—Optional Redemption.” In addition, not more than once during each twelve-month period ending on November 1 of 2010, 2011, 2012, 2013 and 2014, we may redeem up to $50 million in principal amount of the notes in each such twelve-month period, at a redemption price equal to 103% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any. We may also redeem some or all of the notes at any time prior to November 1, 2014 at a redemption price equal to 100% of the principal amount of the notes plus a make-whole premium, plus accrued and unpaid interest, if any.

Change of control	Upon occurrence of a change of control, as described under “Description of the Notes—Repurchase at the Option of Holders—Change of Control,” we will be required to commence and consummate an offer to purchase all of the notes then outstanding at a purchase price equal to 101% of their principal amount, plus accrued interest (if any) to the payment date (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date). We may not have sufficient funds available at the time of a change of control to repurchase the notes. See “Risk Factors—Risks Related to the Notes—We may be unable to repurchase notes in the event of a change of control as required by the indenture.”

Certain covenants	The indenture governing the notes will limit our ability and the ability of our restricted subsidiaries to, among other things:

•	make restricted payments;

•	incur additional debt and issue preferred or disqualified stock;

•	create liens;

•	create or permit to exist restrictions on our ability or the ability of our restricted subsidiaries to make certain payments or distributions;

•	engage in sale-leaseback transactions;

•	engage in mergers or consolidations or transfer all or substantially all of our assets;

•	designate restricted and unrestricted subsidiaries;

•	make certain dispositions and transfers of assets;

•	place limitations on the ability of our restricted subsidiaries to make distributions;

•	enter into transactions with affiliates; and

•	guarantee indebtedness.

These covenants are subject to a number of important exceptions and qualifications, which are described under “Description of the Notes—Certain Covenants.”

If the notes are assigned an investment grade rating by Standard & Poor’s Rating Services and Moody’s Investors Service, Inc. and no default has occurred or is continuing, certain covenants will be suspended. If either rating on the notes should subsequently decline to below investment grade, the suspended covenants will be reinstated.

Use of proceeds	We expect to use a portion of the net proceeds from this offering and the concurrent convertible notes offering, to repay all amounts outstanding under our Credit Facilities, together with any accrued and unpaid interest thereon, and to cash collaterize approximately $19 million of outstanding letters of credit. The remaining proceeds from these offerings will be used for general corporate purposes, including to fund capital expenditures and strategic initiatives.

This offering is conditioned upon the completion of the concurrent convertible notes offering such that we have sufficient net proceeds to repay all amounts outstanding under the Credit Facilities. See “Use of Proceeds.”

Absence of public markets for the notes	The notes are a new issue of securities for which there is no market. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We cannot assure you that there will be a liquid trading market for the notes, or that an active public market for the notes will develop. If an active public trading market does not develop, the market price and liquidity of the notes may be adversely affected.

RISK FACTORS

Investment in the notes involves risks. You should carefully consider the information under “Risk Factors” beginning on page S-19 and all other information included or incorporated by reference in this prospectus supplement and accompanying prospectus before investing in the notes.

ADDITIONAL INFORMATION

NIC was incorporated under the laws of the State of Delaware in 1993 and is the successor to the truck and engine business of International Harvester Company, which business began in 1907. Our principal executive offices are located at 4201 Winfield Road, Warrenville, Illinois 60555, and our telephone number is (630) 753-5000. Our Web site is www.navistar.com. Our Web site, and the information contained therein, are expressly not included in or as part of this prospectus supplement or the accompanying prospectus.

The marks “International®,” “MaxxForce®,” “Workhorse®,” “Monaco®,” “ProStar®” and “LoneStar® ” and our logo are registered United States trademarks of Navistar and the mark “IC Bus™” is a trademark of Navistar. All other trademarks and trade names appearing in this prospectus supplement and accompanying prospectus are the property of their respective owners.

SUMMARY CONSOLIDATED FINANCIAL DATA

Navistar International Corporation and consolidated subsidiaries

The following consolidated financial information of Navistar for each of the three years ended October 31, 2008, 2007 and 2006 has been derived from our audited consolidated financial statements and notes thereto. The selected historical consolidated financial information for the nine months ended July 31, 2009 and 2008 was derived from our unaudited condensed consolidated financial statements, which in management’s opinion, reflect all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of such information. Results for the interim periods are not necessarily indicative of the results that might be expected for any other interim period or for an entire year. This information should be read in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto for fiscal 2008, each of which is in our 2008 Annual Report and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated financial statements and notes thereto for the nine months ended July 31, 2009 and 2008, each of which is in our Third Quarter 10-Q.

	Nine Months Ended July 31,		Fiscal Year Ended October 31,
	2009	2008	2008	2007	2006
	(in millions)
Selected Income Statement Data:
Sales and revenues:
Sales of manufactured products, net	$8,069	$10,589	$14,399	$11,910	$13,878
Finance revenues(1)	215	265	325	385	322

Sales and revenues, net	8,284	10,854	14,724	12,295	14,200

Costs and expenses:
Costs of products sold	6,737	8,715	11,930	10,131	11,703
Impairment of property and equipment(2)	—	—	358	—	—
Restructuring charges(3)	55	—	—	—	—
Selling, general and administrative expenses	985	1,071	1,453	1,461	1,332
Engineering and product development costs	339	289	380	382	453
Interest expense	206	357	469	502	431
Other (income) expense, net	(232)	(11)	14	(34)	(15)

Total costs and expenses	8,090	10,421	14,604	12,442	13,904
Equity in income of non-consolidated affiliates(4)	56	63	71	74	99

Income (loss) from before income tax, minority interest and extraordinary gain	250	496	191	(73)	395
Income tax expense	32	19	57	47	94

Income (loss) before minority interest and extraordinary gain	218	477	134	(120)	301
Minority interest in net income of subsidiaries, net of tax	(7)	—	—	—	—

Income (loss) before extraordinary gain	211	477	134	(120)	301
Extraordinary gain, net of tax	23	—	—	—	—

Net income (loss)	$234	$477	$134	$(120)	$301

	July 31, 2009	October 31, 2008
	(in millions)
Selected Balance Sheet Data:
Total assets	$9,384	$10,390
Long-term debt:
Manufacturing operations	1,589	1,639
Financial services operations	1,555	3,770

Total long-term debt	3,144	5,409
Current maturities of long-term debt(5)	2,063	665

Total debt	5,207	6,074

Total stockholders’ deficit	$(1,352)	$(1,495)

	Nine Months Ended July 31,		Fiscal Year Ended October 31,
	2009	2008	2008	2007	2006
	(in millions, except ratio, employee, market share and unit data)
Selected Financial Data:
Capital expenditures(6)	$120	$145	$176	$312	$230
Depreciation and amortization(6)	225	256	344	317	321
Interest expense	206	357	469	502	431
Cash provided by (used in):
Operating activities	899	678	1,120	262	(287)
Investing activities	(147)	(426)	(333)	157	(456)
Financing activities	(878)	(343)	(676)	(806)	1,056
Ratio of earnings to fixed charges(7)	2.10x	2.31x	1.38x	—	1.86x

Operating Data:
Number of worldwide employees (at end of period)	N/A	N/A	17,800	17,200	18,200
Manufacturing gross margin(8)	17%	18%	17%	15%	16%
North American retail truck deliveries, including U.S. military	49,300	53,300	75,700	86,100	122,800
North American market share(9)	36%	29%	31%	27%	27%
Unit shipments worldwide:
Trucks and school buses	53,100	73,500	102,200	113,600	155,400
OEM engines	178,400	267,600	345,500	404,700	519,700

(1)	Includes revenues of NFC as well as NIC’s other financial services subsidiaries.
(2)	In fiscal 2008, our Engine segment recognized $395 million of charges for impairments of property and equipment and related charges associated with its VEE Business Unit, which is comprised of the following asset groups: the Huntsville Engine Plant (“HEP”), the Indianapolis Engine Plant (“IEP”) and the Indianapolis Casting Corporation foundry (“ICC”). In the fourth quarter of fiscal 2008, our Engine segment recognized $358 million of charges for impairments of property and equipment related to asset groups in the VEE Business Unit. In addition, the VEE Business Unit recorded $27 million of other charges in the fourth quarter of fiscal 2008 related to the significant reduction in demand from Ford. These charges included $5 million in personnel costs relating to employee layoffs at IEP, which were recorded in Costs of products sold, and $5 million of net charges reflecting pension and other postretirement benefit curtailments and contractual termination benefits, which were recorded in Selling, general and administrative expenses. At IEP and ICC, an aggregate of $7 million of inventory was written down to market value as a charge to Costs of products sold. Finally, other charges of $10 million were recorded. In the third quarter of fiscal 2008, the VEE Business Unit recorded $10 million of charges for personnel costs relating to employee layoffs at IEP, which were recorded in Costs of products sold.

(3)	In the first quarter of fiscal 2009, we reached an agreement with Ford to restructure our ongoing business relationship and settle all existing litigation between us and Ford (the “Ford Settlement”). In connection with the Ford Settlement, we received a $200 million cash payment from Ford, which was recorded as a gain in Other (income) expense, net, and we reversed our previously recorded warranty liability of $75 million, which was recorded as a reduction of Costs of products sold. With the changes in Ford’s strategy, we announced our intentions to close IEP and ICC and our Engine segment recognized $58 million of restructuring charges and $27 million of other related charges. The restructuring charges consisted of $21 million in personnel costs for employee termination and related benefits, $16 million of charges for pension and other postretirement benefit contractual termination benefits and a pension curtailment, and $21 million of other contractual costs. The other related charges consisted of $21 million related to inventory valuation and low volume adjustments in Costs of products sold and $6 million of indirect employee costs in Selling, general and administrative expenses. We expect the majority of the restructuring and other costs, excluding pension and other postretirement related costs, will be paid in fiscal 2010. Due to the loss of the business with Ford, we continue to resolve commercial disputes with certain suppliers and to evaluate alternatives to improve our ongoing cost structure. Such actions may subject us to additional discrete charges in future periods, which could be material.
(4)	Collectively represents a 49% ownership interest in our BDP joint venture, a 51% ownership interest in Blue Diamond Truck (“BDT”) joint venture and twelve other active, partially-owned affiliates. We do not control these affiliates, but have the ability to exercise significant influence over their operating and financial policies. Our ownership percentages in the twelve other affiliates range from 10% to 50%. In connection with the Ford Settlement and effective June 1, 2009, we increased our equity interest in the BDP joint venture from 49% to 75% and increased our equity interest in the BDT joint venture from 51% to 75%, and since that date we have accounted for BDP and BDT as consolidated subsidiaries with their respective results of operations being consolidated with our operations. Since June 1, 2009, our share of the results of the BDP and BDT joint ventures are no longer included in Equity in income of non-consolidated affiliates. We recognized a gain of $23 million in Other income in connection with our increased equity interests the BDP joint venture in the nine months ended July 31, 2009.
(5)	Current maturities of long-term debt as of July 31, 2009 was comprised of $217 million of indebtedness of our manufacturing operations and $1,846 million of indebtedness of our financial services operations.
(6)	Exclusive of equipment that we have leased to others.
(7)	The ratio of earnings to fixed charges is determined by dividing the sum of pre-tax income from continuing operations, interest expense, amortization of debt issue costs and the portion of rental expense deemed representative of an interest factor, less minority interest, by the sum of capitalized interest, interest expense, and debt amortization expense. For fiscal 2007, our earnings were insufficient to cover fixed charges by approximately $80 million. On a pro forma basis giving effect to the sale of the notes in the offering and the concurrent offering of the convertible notes and the application of the net proceeds therefrom as set forth under “Use of Proceeds,” our ratio of earnings to fixed charges for the nine months ended July 31, 2009 and fiscal 2008 would have been 1.83x and 1.35x, respectively.
(8)	Manufacturing gross margin is calculated by subtracting Costs of products sold from Sales of manufactured products, net and dividing that amount by Sales of manufactured products, net.
(9)	Based on retail deliveries of medium trucks (Classes 6-7), including school buses, and heavy trucks (Class 8) in the United States and Canada by us and our dealers, compared to the industry total in the United States and Canada of retail deliveries.

SUPPLEMENTAL FINANCIAL AND OPERATING DATA

Navistar International Corporation (with financial services operations on a pre-tax equity basis)

The following tables set forth certain supplemental financial and operating data of our manufacturing operations with our financial services operations set forth on a pre-tax equity basis of accounting. Our manufacturing operations, for this purpose, include our Truck, Engine and Parts segments and Corporate items, which includes certain eliminations. We have included this supplemental financial and operating data to assist prospective investors in evaluating an investment in the notes. This information does not represent our financial statements prepared in accordance with generally accepted accounting principles and should not be considered in isolation or as a substitute for our financial data that has been prepared in accordance with generally accepted accounting principles that has been included or incorporated by reference in the prospectus supplement. We have reconciled these non-GAAP financial measures to our GAAP condensed consolidated financial statements by adding the results of our financial services operations, making the necessary adjustments to eliminate certain intercompany transactions between our manufacturing operations and financial services operations and adjusting for certain reclassifications. These reconciliations are included elsewhere in this prospectus supplement under the heading “Selected Consolidating Financial Data.” Certain of our subsidiaries in our manufacturing operations have debt outstanding with our financial services operations.

The information set forth below should be read in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our consolidated financial statements and the notes thereto for fiscal 2008, each of which is in our 2008 Annual Report, “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our condensed consolidated financial statements and notes thereto for the nine months ended July 31, 2009 and 2008, each of which is in our Third Quarter 10-Q, and “Unaudited Pro Forma Financial Statements” included elsewhere in this prospectus supplement.

	(Unaudited)
Manufacturing Operations	Nine Months Ended July 31,		Fiscal Year Ended October 31,
	2009	2008	2008	2007	2006
	(in millions)
Selected Condensed Statement of Income Data:
Sales of manufactured products, net	$8,069	$10,589	$14,399	$11,910	$13,878
Costs of products sold	6,737	8,715	11,930	10,131	11,703
Impairment of property and equipment(1)	—	—	358	—	—
Restructuring charges(2)	55	—	—	—	—
Selling, general and administrative expenses	886	965	1,309	1,352	1,234
Engineering and product development costs	339	289	380	382	453
Interest expense	77	115	156	196	192
Other (income) expense, net	(182)	65	124	124	147

Total costs and expenses	7,912	10,149	14,257	12,185	13,729
Equity in income of non-consolidated affiliates(3)	56	63	71	74	99

Income (loss) before income taxes, minority interest, extraordinary gain and equity income from financial services operations	213	503	213	(201)	248
Equity income from financial services operations	37	(7)	(22)	128	147

Income (loss) before income taxes, minority interest and extraordinary gain	250	496	191	(73)	395
Income tax expense	32	19	57	47	94

Income (loss) before minority interest and extraordinary gain	218	477	134	(120)	301
Minority interest in net income of subsidiaries, net of tax	(7)	—	—	—	—

Income (loss) before extraordinary gain	211	477	134	(120)	301
Extraordinary gain, net of tax	23	—	—	—	—

Net income (loss)	$234	$477	$134	$(120)	$301

	At July 31, 2009
Manufacturing Operations	Actual	As Adjusted(4)
	(in millions)
Selected Condensed Balance Sheet Data:
Cash and cash equivalents	$751	$868
Property and equipment, net	1,398	1,398
Total assets (excludes investments in and advances to financial services operations)	5,455	5,572
Postretirement benefits liabilities	2,081	2,081
Total debt	1,805	1,975

	Nine Months Ended July 31,		Fiscal Year Ended October 31,
Manufacturing Operations	2009	2008	2008	2007	2006
	(in millions)
Other Financial Data:
EBITDA(5)	$516	$858	$697	$300	$746
Capital expenditures(6)	118	139	168	309	228
Depreciation and amortization(6)	210	240	328	305	306
Cash provided by (used in):
Operating activities	129	93	429	169	496
Investing activities	(190)	(160)	(216)	(70)	(351)
Financing activities	(51)	(94)	(133)	(480)	140

Selected Pro Forma Data(7):
Interest expense	$110	$122	$166
Total debt (at end of period)	1,975	2,054	2,004
Net debt (at end of period)(8)	1,107	1,379	1,112

(1)	See note (2) under “Summary Consolidated Financial Data.”
(2)	See note (3) under “Summary Consolidated Financial Data.”
(3)	See note (4) under “Summary Consolidated Financial Data.”
(4)	The as adjusted balance sheet data as of July 31, 2009 gives effect to the sale of the notes in the offering and the concurrent offering of convertible notes and the application of the net proceeds therefrom as set forth under “Use of Proceeds” as if these transactions were completed on July 31, 2009. See “Use of Proceeds” and “Capitalization.” In connection with our concurrent convertible notes offering, we may enter into convertible note hedge and warrant transactions. We would use existing cash to pay the costs of such transactions. We have not reduced the amount of cash we would have as of July 31, 2009 on an as adjusted basis to reflect the cost of these transactions.
(5)

EBITDA for our manufacturing operations is defined as our consolidated net income (loss) from continuing operations minus the net income (loss) from our financial services operations plus interest expense, income taxes and depreciation and amortization. EBITDA is a measure commonly used and is presented to aid in developing an understanding of the ability of our operations to generate cash for debt service and taxes, as well as cash for investments in working capital, capital expenditures and other liquidity needs. This information is presented as a supplement to the other data provided because it provides information which we believe is useful to investors for additional analysis. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other consolidated operations or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of our profitability or liquidity as determined in accordance with generally accepted accounting principles.

Further, EBITDA, as we calculate it, may not be comparable to calculations of similarly-titled measures by other companies. The following table provides a reconciliation of net income (loss) from continuing operations to EBITDA.

	Nine Months Ended July 31,		Fiscal Year Ended October 31,
Manufacturing Operations	2009	2008	2008	2007	2006
	(in millions)
Net income (loss)	$234	$477	$134	$(120)	$301
Financial services operations net income (loss)	23	(3)	(13)	83	95

Manufacturing operations net income (loss)	211	480	147	(203)	206
Interest expense	77	115	156	196	192
Income tax expense	18	23	66	2	42
Depreciation and amortization(a)	210	240	328	305	306

EBITDA	$516	$858	$697	$300	$746

(a)	Exclusive of depreciation of equipment that we have leased to others.

Set	forth below is a summary of certain other items that are included in the calculation of EBITDA:

	Nine Months Ended July 31,		Fiscal Year Ended October 31,
	2009	2008	2008	2007	2006
	(in millions)
Supplemental Adjustments:
Impairment of property and equipment(a)	$—	$10	$395	$—	$—
Loss on early extinguishment of indebtedness(b)	—	—	—	31	23
Certain professional fees(c)	—	111	129	198	35
Restructuring charges(d)	55	—	—	—	—
Inventory valuation / low volume adjustments(e)	68	—	—	—	—
Non-recurring gains related to:
Monaco Coach acquisition(f)	(23)	—	—	—	—
Increased equity interest in BDP joint venture(g)	(23)	—	—	—	—
Warranty liability reversal(h)	(75)	—	—	—	—
Ford Settlement payment(i)	(200)	—	—	—	—

Total supplemental adjustments	$(198)	$121	$524	$229	$58

(a)	See Note (2) under “Summary Consolidated Financial Data.”
(b)	Represents the write-off of deferred financing fees and premiums paid in connection with repayment of our previously outstanding debt securities.
(c)	We incurred elevated levels of professional fees in each of fiscal 2008, fiscal 2007 and fiscal 2006 related to assistance in preparing our consolidated financial statements. The incremental professional fees represent the actual fees incurred for each respective period reduced by our current period fees through July 31, 2009 of $27 million (annualized as appropriate). We believe the fees incurred through July 31, 2009 approximate our near-term professional fee levels. We have substantially reduced our professional fees since completing all of our previously delayed periodic reports, and expect further reductions in the future as we continue to remediate material weaknesses.
(d)	A detailed discussion of the restructuring charges recorded in the nine months ended July 31, 2009 is set forth in “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and Note 2, Ford settlement and related charges, to our condensed consolidated financial statements for the nine months ended July 31, 2009, each of which is in our Third Quarter 10-Q.

(e)	Related to the Ford Settlement, our Engine segment recognized a total of $44 million of inventory valuation and low volume adjustments in Cost of products sold and a total of $24 million of inventory valuation and low volume adjustments in Other income, net, for the nine months ended July 31, 2009.
(f)	We completed the purchase of certain assets of the recreational vehicle business of Monaco Coach Corporation in the third quarter of fiscal 2009. We recognized an extraordinary gain of $23 million in the first nine months ended July 31, 2009 due to the fair market value of the assets acquired in the Monaco acquisition exceeding the purchase price.
(g)	We recognized a gain of $23 million in Other income, net in connection with the increased equity interest in the BDP joint venture.
(h)	We reversed a previously recorded warranty liability of $75 million, which was recorded as a reduction of Costs of products sold, in connection with the Ford Settlement.
(i)	We recorded a gain of $200 million in Other (income) expense, net during the nine months ended July 31, 2009, related to the cash settlement payment we received from Ford in connection with the Ford Settlement.

(6)	Exclusive of equipment that we have leased to others.
(7)	The selected pro forma data gives effect to the sale of the notes in the offering and the concurrent offering of the convertible notes and the application of the net proceeds therefrom as set forth under “Use of Proceeds” as if these transactions were implemented at the beginning of the earliest period presented. We believe that the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to these transactions; however, the pro forma data does not purport to represent what our results of operations would actually have been if such transactions had in fact occurred on such dates or to project results for any future period. See “Use of Proceeds” and “Unaudited Pro Forma Financial Statements.”
(8)	Net debt, a non-GAAP measure, is calculated by subtracting Cash and cash equivalents from Total debt for each period presented.

RISK FACTORS

You should read and consider carefully each of the following factors, as well as the other information contained in or incorporated by reference into this prospectus supplement, before making a decision to invest in the notes.

Risks Relating to Navistar and its Markets

The markets in which we compete are subject to considerable cyclicality.

Our ability to be profitable depends in part on the varying conditions in the truck, bus, mid-range diesel engine, and service parts markets, which are subject to cycles in the overall business environment and are particularly sensitive to the industrial sector, which generates a significant portion of the freight tonnage hauled. Truck and engine demand is also dependent on general economic conditions, interest rate levels and fuel costs, among other external factors.

Our Truck, Engine and Parts segments are heavily influenced by the overall performance of the medium and heavy truck retail markets within the U.S. and Canada (our “traditional” market), which consists of vehicles in weight classes 6 through 8, including school buses. The “traditional” market is typically cyclical in nature and cycles can span several years. The current worldwide economic recession has adversely impacted the industry and the market demand for our products remains stagnant with significantly lower volumes in fiscal 2009 than previously expected. Every part of our business, excluding sales to the U.S. military, has been adversely affected by the global recession during fiscal 2008 and the nine months ended July 31, 2009. These trends have persisted through the date of this prospectus supplement and will be reflected in our results of operations for the fourth quarter and full fiscal 2009. The “traditional” truck industry retail deliveries were 244,100, 319,000 and 454,700 in fiscal 2008, fiscal 2007 and fiscal 2006, respectively. We expect fiscal 2009 and fiscal 2010 industry volumes to be in the range of 165,000 to 185,000 units, and 175,000 to 215,000 units, respectively.

Our technology solution to meet U.S. federal 2010 emissions requirements may not be successful or may be more costly than planned.

Truck and engine manufacturers continue to face significant governmental regulation of their products, especially in the areas of environment and safety. In that regard, we have incurred, and will continue to incur, significant research, development, and tooling costs to design and produce our engine product lines to meet United States Environmental Protection Agency and California Air Resources Board (“CARB”) emission requirements. The new on-highway heavy duty emissions standards that came into effect in the U.S. in the 2007 model year reduced allowable particulate matter and allowable nitrogen oxide. This change in emissions standards resulted in a significant increase in the cost of our products to meet these emissions levels. An emissions cap as part of the phase-in process for the heavy duty engines comes into effect for the model year 2010. In addition, emission regulations will begin the initial phase-in in 2010 with respect to the on-board diagnostics for truck engines and are a part of our product plans.

Most other truck and engine manufacturers have chosen urea-based selective catalytic reduction (“SCR”) systems to address the 2010 emission standards. We intend to address the 2010 emissions requirements for our core applications through advances in fuel systems, air management, combustion and engine controls and continue to explore other cost effective alternative solutions for meeting these emissions standards. Our technology solution to meet U.S. federal 2010 emissions requirements may not be successful or may be more costly than planned.

We may be subject to greenhouse gas regulations.

Additional changes to on-highway emissions or performance standards as well as complying with additional environmental and safety requirements would add to the cost of our products and increase the capital-intensive nature of our business. In that regard, we have been closely monitoring regulatory proposals intended to address greenhouse gas emissions. These regulatory proposals, if adopted, may have an impact on both our facilities and our products. The scope of the impact of any greenhouse gas emission regulatory program is still uncertain and we are, therefore, unable to predict the impact to our operations.

We operate in the highly competitive North American truck market.

The North American truck market in which we operate is highly competitive. Our major U.S. domestic competitors include: PACCAR Inc. (“PACCAR”), Ford and General Motors Corporation. The competing foreign-controlled domestic manufacturers include: Freightliner and Western Star (both subsidiaries of Daimler-Benz AG (“Mercedes Benz”)), and Volvo and Mack (both subsidiaries of Volvo Global Trucks). The major U.S. military vehicle competitors include: BAE Systems, Force Protection Inc, General Dynamics Land Systems, General Purpose Vehicles, Oshkosh Truck, and Protected Vehicles Incorporated. In addition, smaller, foreign-controlled market participants such as Isuzu Motors America, Inc., Nissan North America, Inc., Hino (a subsidiary of Toyota Motor Corporation), and Mitsubishi Motors North America, Inc. are competing in the U.S. and Canadian markets with primarily imported products. In Mexico, the major domestic competitors are Kenmex (a subsidiary of PACCAR) and Mercedes Benz.

The intensity of this competition, which is expected to continue, results in price discounting and margin pressures throughout the industry and adversely affects our ability to increase or maintain vehicle prices. Many of our competitors have greater financial resources, which may place us at a competitive disadvantage in responding to substantial industry changes, such as changes in governmental regulations that require major additional capital expenditures. In addition, certain of our competitors may have lower overall labor costs.

Our business may be adversely impacted by work stoppages and other labor relations matters.

We are subject to risk of work stoppages and other labor relations matters because a significant portion of our workforce is unionized. As of July 31, 2009, approximately 62% of our hourly workers and 9% of our salaried workers are represented by labor unions and are covered by collective bargaining agreements. Many of these agreements include provisions that limit our ability to realize cost savings from restructuring initiatives such as plant closings and reductions in workforce. Our current collective bargaining agreement with the UAW will expire in October 2010. Any UAW strikes, threats of strikes, or other resistance in connection with the negotiation of a new agreement or otherwise could materially adversely affect our business as well as impair our ability to implement further measures to reduce structural costs and improve production efficiencies. A lengthy strike by the UAW that involves a significant portion of our manufacturing facilities could have a material adverse effect on our financial condition, results of operations, and cash flows. For additional information regarding our collective bargaining agreements, see Item 1, “Business—Employees.” in our 2008 Annual Report, which is incorporated by reference in this prospectus supplement.

Current credit market conditions may impair our access to sufficient capital to engage in financing activities.

The U.S. and global economies are currently undergoing a period of economic uncertainty, and the related financial markets are experiencing unprecedented volatility. The current financial turmoil affecting the banking system and financial markets and the possibility that financial institutions may consolidate or go out of business have resulted in a tightening in the credit markets, a low level of liquidity in many financial markets, and extreme volatility in fixed income, credit, currency, and equity markets. Our financial services operations supports our manufacturing operations by providing financing to a significant portion of our dealers and retail customers. Our financial services operations has traditionally obtained the funds to provide such financing from sales of receivables, medium and long-term debt, and equity capital and from short and long-term bank borrowings. In light of the challenging conditions within the financial markets, NIC has had to make loans to the financial services operations in a number of circumstances in order to provide short term liquidity. In addition, Navistar, Inc. made capital contributions to NFC of $20 million and $60 million, respectively, during the nine months ended July 31, 2009 and fiscal 2008, in order to enable NFC to remain in compliance with a covenant in its bank credit facility that requires NFC’s consolidated income before income taxes, interest expense and dividends on preferred stock, if any, not to be less than 125% of NFC’s consolidated interest expense and dividends on preferred stock, if any, for any period of four fiscal quarters immediately preceding the date of measurement. NIC had also guaranteed an aggregate of $88 million of outstanding borrowings by its Mexican financial services subsidiaries as of July 31, 2009. If cash provided by operations, bank borrowings, continued sales and securitizations of receivables, and the placement of term debt does not provide the necessary liquidity, our financial services operations may restrict its financing of our products both at the wholesale and retail level, which may impair our ability to sell our products to customers who require financing and may have a significant negative effect on our liquidity and results of operations.

Our liquidity position may be adversely affected by a continued downturn in our industry and the upcoming maturity of the NFC senior credit facility.

Any downturn in our industry can adversely affect our operating results. In the event that industry conditions remain weak for any significant period of time, our liquidity position may be adversely affected, which may limit our ability to complete product development programs, capital expenditure programs, or other strategic initiatives at currently anticipated levels. In addition, NFC’s senior credit facility is currently scheduled to mature in July 2010, and, as a result, is currently classified as a current obligation for accounting purposes. As of July 31, 2009, NFC had aggregate borrowings of $1,009 million under such credit facility. In light of the downturn in our industry and credit market conditions, we may be unable to refinance that facility on favorable terms or at all. If we are unable to refinance such facility, we will need to repay such indebtedness with cash generated from operations, which may create substantial liquidity challenges and there is no assurance that we will have sufficient cash flow or capital resources to meet such maturity. Failure to pay such credit facility when due will be an event of default under the notes offered hereby.

The loss of business from Ford could have a negative impact on our business, financial condition, and results of operations.

Ford accounted for approximately 7% of our revenues for the nine months ended July 31, 2009, and approximately 7%, 14% and 12% of our revenues for fiscal 2008, fiscal 2007 and fiscal 2006, respectively. In addition, Ford accounted for approximately 39%, 44%, 58% and 61% of our diesel engine unit volume (including intercompany transactions) for the nine months ended July 31, 2009, fiscal 2008, fiscal 2007 and fiscal 2006, respectively, primarily relating to the sale of our V-8 diesel engines.

On January 13, 2009, we announced the Ford Settlement. As part of the Ford Settlement, we will end our current diesel engine supply agreement with Ford effective December 31, 2009. We will, however, continue our diesel engine supply arrangement with Ford in South America. The loss of business from Ford may have a negative impact on our business, financial condition, and results of operations and may potentially subject us to other costs that may be material. See Note (3) under “Summary—Summary Consolidated Financial Data” for additional information regarding the Ford Settlement and its accounting treatment.

We may not achieve all of the expected benefits from our current business strategies and initiatives.

We have recently completed acquisitions and joint ventures and announced our intention to form a number of additional joint ventures and strategic alliances. We cannot assure you that our previous or future acquisitions, joint ventures or our strategic alliances will be successful or will generate the expected benefits. In addition, we cannot assure you we will not have disputes arise with our joint venture partners and that such disputes will not lead to litigation or otherwise have a material adverse effect on the joint venture or our relationship with our joint venture partners. Failure to successfully manage and integrate these and potential future acquisitions, joint ventures and strategic alliances could materially harm our financial condition, results of operations and cash flows.

We are currently in discussions with multiple parties regarding a strategic alliance involving NFC. At this time, we cannot assure you that we will reach a definitive agreement with respect to any such strategic alliance or, if we do reach a definitive agreement, what the ultimate terms of such alliance will be or whether we will achieve our stated goals from such alliance.

Our manufacturing operations are dependent upon third-party suppliers, making us vulnerable to supply shortages.

We obtain materials and manufactured components from third-party suppliers. Some of our suppliers are the sole source for a particular supply item. Any delay in receiving supplies could impair our ability to deliver products to our customers and, accordingly, could have a material adverse effect on our business, financial condition, results of operations, and cash flows. The volatility in the financial markets and uncertainty in the automotive sector could result in exposure related to the financial viability of certain of our key third-party suppliers. In response to financial pressures, suppliers may also exit certain business lines, or change the terms on which they are willing to provide products. In addition, many of our suppliers have unionized workforces and are subject to work stoppages as a result of labor relations issues.

Our business may be adversely affected by government contracting risks.

We derived approximately 28% of our revenues for the nine months ended July 31, 2009, and approximately 27%, 4% and 2% of our revenues for fiscal 2008, fiscal 2007 and fiscal 2006, respectively, from the U.S. government. Many of our existing U.S. government contracts extend over multiple years and are conditioned upon the continuing availability of congressional appropriations. Congress usually appropriates funds on a fiscal-year basis and if the congressional appropriations for a program under which we are contractors are not made, or are reduced or delayed, our contract could be cancelled or government purchases under the contract could be reduced or delayed, which could adversely affect our financial condition, results of operations, or cash flows. Although we have multiple bids and quotes, there are no guarantees that they will be awarded to us in the future or that volumes will be similar to volumes under previously awarded contracts. In addition, U.S. government contracts generally permit the contracting government agency to terminate the contract, in whole or in part, either for the convenience of the government or for default based on our failure to perform under the contract. If a contract is terminated for convenience, we would generally be entitled to the payment of our allowable costs and an allowance for profit on the work performed. If one of our government contracts were to be terminated for default, we could be exposed to liability and our ability to obtain future contracts could be adversely affected.

We must comply with numerous miscellaneous federal national security laws, procurement regulations, and procedures, as well as the rules and regulations of foreign jurisdictions, and our failure to comply could adversely affect our business.

We must observe laws and regulations relating to the formation, administration and performance of federal government contracts that affect how we do business with our clients and impose added costs on our business. For example, the federal acquisition regulations, foreign government procurement regulations and the industrial security regulations of the Department of Defense and related laws include provisions that:

•	allow our government clients to terminate or not renew our contracts if we come under foreign ownership, control or influence;

•	allow our government clients to terminate existing contracts for the convenience of the government;

•	require us to prevent unauthorized access to classified information; and

•	require us to comply with laws and regulations intended to promote various social or economic goals.

We are subject to industrial security regulations of the U.S. Department of State, Department of Commerce and the Department of Defense and other federal agencies that are designed to safeguard against foreigners’

access to classified or restricted information. As we expand our operations internationally, we will also become subject to the rules and regulations of foreign jurisdictions. If we were to come under foreign ownership, control or influence, we could lose our facility security clearances, which could result in our federal government customers terminating or deciding not to renew our contracts and could impair our ability to obtain new contracts.

Our failure to comply with applicable laws, regulations or procedures, including federal regulations regarding the procurement of goods and services and protection of classified information, could result in contract termination, loss of security clearances, suspension or prohibition from contracting with the federal government, civil fines and damages and criminal prosecution and penalties, any of which would materially adversely affect our business.

Our products are subject to export limitations and we may be prevented from shipping our products to certain nations or buyers.

We are subject to federal licensing requirements with respect to the sale and support in foreign countries of certain of our products and the importation of components for our products. In addition, we are obligated to comply with a variety of federal, state and local regulations and procurement policies, both domestically and abroad, governing certain aspects of our international sales and support, including regulations promulgated by, among others, the U.S. Departments of Commerce, Defense and State and the U.S. Department of Justice.

Such licenses may be denied for reasons of U.S. national security or foreign policy. In the case of certain large orders for exports of defense equipment, the Department of State must notify Congress at least 15 to 30 days, depending on the size and location of the sale, prior to authorizing certain sales of defense equipment and services to foreign governments. During that time, Congress may take action to block the proposed sale. We can give no assurances that we will continue to be successful in obtaining the necessary licenses or authorizations or that Congress will not prevent or delay certain sales. Any significant impairment of our ability to sell products outside of the U.S. could negatively impact our results of operations and financial condition.

For products and technology exported from the U.S. or otherwise subject to U.S. jurisdiction, we are subject to U.S. laws and regulations governing international trade and exports, including, but not limited to International Traffic in Arms Regulations, Export Administration Regulations, the Foreign Military Sales program and trade sanctions against embargoed countries and destinations, administered by the Office of Foreign Assets Control, U.S. Department of the Treasury. A determination by the U.S. government that we have failed to comply with one or more of these export controls or trade sanctions could result in civil or criminal penalties, including the imposition of significant fines, denial of export privileges, loss of revenues from certain customers, and debarment from participation in U.S. government contracts.

We are subject to the Foreign Corrupt Practices Act (the “FCPA”) and other laws which prohibit improper payments to foreign governments and their officials by U.S. and other business entities. We operate in countries known to experience corruption. Our operations in such countries create the risk of an unauthorized payment by one of our employees or agents which would be in violation of various laws including the FCPA.

Additionally, the failure to obtain applicable governmental approval and clearances could materially adversely affect our ability to continue to service the government contracts we maintain. Exports of some of our products to certain international destinations may require shipment authorization from U.S. export control authorities, including the U.S. Departments of Commerce and State, and authorizations may be conditioned on end-use restrictions.

Our international business may pose greater risks than our domestic business due to the greater potential for changes in foreign economic and political environments. Our international business is also highly sensitive to changes in foreign national priorities and government budgets. Sales of military products are affected by defense budgets (both in the U.S. and abroad) and U.S. foreign policy.

We may fail to properly identify and correct material weaknesses or comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

Section 404 of the Sarbanes-Oxley Act requires that we evaluate and determine the effectiveness of our internal control over financial reporting. As is further described in Item 9A, Controls and Procedures, of our 2008 Annual Report, we concluded that there are material weaknesses in our internal control over financial reporting. If we do not correct these material weaknesses, or we or our independent registered public accounting firm determines that we have additional material weaknesses in our internal control over financial reporting, we may be unable to provide financial information in a timely and reliable manner. Although we consistently review and evaluate our internal control systems to allow management to report on, and our independent auditors to attest to, the sufficiency of our internal control, we cannot assure you that we will not discover additional material weaknesses in our internal control over financial reporting. Any such additional material weaknesses or failure to correct existing material weaknesses could adversely affect investor confidence in the Company.

We have significant under-funded postretirement obligations.

The under-funded portion of our projected benefit obligation was $763 million and $197 million for pension benefits at October 31, 2008 and 2007, respectively, and $979 million and $1.1 billion for postretirement healthcare benefits at October 31, 2008 and 2007, respectively. Moreover, we have assumed expected rates of return on plan assets and growth rates of retiree medical costs and the failure to achieve the expected rates of return and growth rates could have an adverse impact on our under-funded postretirement obligations, financial condition, results of operations, and cash flows. The volatility in the financial markets affects the valuation of our pension assets and liabilities, resulting in potentially higher pension costs and higher levels of under-funding in future periods. The requirements set forth in the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended, applicable to our U.S. pension plan (including such timing requirements mandated by the Pension Protection Act of 2006 to fully fund our U.S. pension plans), net of any current or possible future legislative or governmental agency relief, could also have an adverse impact on our business, financial condition, results of operations or cash flows.

We are exposed to political, economic, and other risks that arise from operating a multinational business.

We have significant operations in foreign countries, primarily in Canada, Mexico, Brazil, Argentina and India. Accordingly, our business is subject to the political, economic, and other risks that are inherent in operating in those countries and internationally. These risks include, among others:

•	Trade protection measures and import or export licensing requirements;

•	Tax rates in certain foreign countries that exceed those in the U.S. and the imposition of withholding requirements for taxes on foreign earnings;

•	Difficulty in staffing and managing international operations and the application of foreign labor regulations;

•	Currency exchange rate risk; and

•	Changes in general economic and political conditions in countries where we operate, particularly in emerging markets.

Our ability to use net operating loss (“NOL”) carryovers to reduce future tax payments could be negatively impacted if there is a change in our ownership or a failure to generate sufficient taxable income.

Presently, there is no annual limitation on our ability to use U.S. federal NOLs to reduce future income taxes. However, if an ownership change as defined in Section 382 of the Internal Revenue Code of 1986, as amended, occurs with respect to our capital stock, our ability to use NOLs would be limited to specific annual amounts. Generally, an ownership change occurs if certain persons or groups increase their aggregate ownership by more than 50 percentage points of our total capital stock in a three-year period. If an ownership change occurs, our ability to use domestic NOLs to reduce taxable income is generally limited to an annual amount based on the fair market value of our stock immediately prior to the ownership change multiplied by the long-term tax-exempt interest rate. NOLs that exceed the Section 382 limitation in any year continue to be allowed as carryforwards for the remainder of the 20-year carryforward period and can be used to offset taxable income for years within the carryover period subject to the limitation in each year. Our use of new NOLs arising after the date of an ownership change would not be affected. If more than a 50% ownership change were to occur, use of our NOLs to reduce payments of federal taxable income may be deferred to later years within the 20-year carryover period; however, if the carryover period for any loss year expires, the use of the remaining NOLs for the loss year will be prohibited. If we should fail to generate a sufficient level of taxable income prior to the expiration of the NOL carryforward periods, then we will lose the ability to apply the NOLs as offsets to future taxable income.

We are involved in pending litigation and an adverse resolution of such litigation may adversely affect our business, financial condition, results of operations or cash flows.

We are currently involved in a number of pending litigation as described below:

Environmental Matters. Along with other vehicle manufacturers, we have been subject to an increase in the number of asbestos-related claims in recent years. In general, these claims relate to illnesses alleged to have resulted from asbestos exposure from component parts found in older vehicles, although some cases relate to the alleged presence of asbestos in our facilities. In these claims we are not the sole defendant, and the claims name as defendants numerous manufacturers and suppliers of a wide variety of products allegedly containing asbestos. We have strongly disputed these claims, and it has been our policy to defend against them vigorously. It is possible that the number of these claims will continue to grow, and that the costs for resolving asbestos related claims could become significant in the future.

Continental Automotive Systems US, Inc. In March 2009, Continental Automotive Systems US, Inc. (“Continental”) sent notice to Navistar, Inc. pursuant to a contract between them, making a demand for binding arbitration for alleged breach of contract and alleged negligent misrepresentation relating to Navistar’s unexpected low volume of purchases of engine components from Continental and seeking monetary damages. If the dispute is submitted to arbitration, pursuant to the contract, such arbitration would be administered under the rules of the International Institute of Conflict Preservation and Resolution. The parties have been discussing a business resolution of these disputes and such discussions continue.

Litigation Relating to Accounting Controls and Financial Restatement. In December 2007, a complaint was filed against us by Norfolk County Retirement System and Brockton Contributory Retirement System (collectively “Norfolk”). In March 2008, an additional complaint was filed by Richard Garza, which was subsequently amended and restated by a complaint filed in October 2009. Each of these matters is pending in the United States District Court, Northern District of Illinois.

The plaintiffs in the Norfolk case allege they are shareholders suing on behalf of themselves and a class of other shareholders who purchased shares of the Company’s common stock between February 14, 2003 and July 17, 2006. The complaint alleges that the defendants, which include us, one of our executive officers, two of our former executive officers, and our former independent accountants, Deloitte & Touche LLP, violated federal securities laws by making false and misleading statements about our financial condition during that period. In March 2008, the court appointed Norfolk County Retirement System and the Plumbers Local Union 519 Pension Trust as joint lead plaintiffs. On July 7, 2008, we filed a motion to dismiss the complaint based on the plaintiffs’ failure to plead any facts tending to show the defendants’ actual knowledge of the alleged false statements or that the plaintiffs suffered damages. On July 28, 2009, the Court denied the motion to dismiss. The plaintiffs in this matter seek compensatory damages and attorneys’ fees among other relief.

The plaintiff in the Garza case brought a derivative claim on behalf of our Company against one of our executive officers, two of our former executive officers, and certain of our directors. The amended complaint alleges that (i) all of the defendants violated their fiduciary obligations under Delaware law by willfully ignoring certain accounting and financial reporting problems at our Company, thereby knowingly disseminating false and misleading financial information about our Company, and (ii) certain of the defendants were unjustly enriched in connection with their sale of NIC stock during the December 2002 to January 2006 period. The plaintiffs in this matter seek compensatory damages, disgorgement of the proceeds of defendants’ profits from the sale of NIC stock, attorneys’ fees, and other equitable relief.

SEC Investigation. In January 2005, we announced that we would restate our financial results for 2002 and 2003 and the first three quarters of 2004. Our restated Annual Report on Form 10-K was filed in February 2005. The SEC notified us on February 9, 2005 that it was conducting an informal inquiry into our restatement. On March 17, 2005, we were advised by the SEC that the status of the inquiry had been changed to a formal investigation. On April 7, 2006, we announced that we would restate our financial results for 2002 through 2004 and for the first three quarters of 2005. We were subsequently informed by the SEC that it was expanding the investigation to include this restatement. Our 2005 Annual Report on Form 10-K, which included the restated financial statements, was filed in December 2007. We have been providing information to and fully cooperating with the SEC on this investigation. As discussed herein, we recently reached a proposal settlement with the investigative staff of the SEC with respect to this matter. We cannot assure you the proposed settlement will be approved by the SEC and, in the event the proposed settlement is not approved, what the ultimate resolution of this investigation will be.

Commercial Steam LLC and Andrew Harold vs. Ford Motor Co. and Navistar International Corporation. In October 2009, Commercial Steam LLC and Andrew Harold (collectively, the “plaintiffs”) filed a complaint against NIC in the United States District Court for the Southern District of West Virginia. The plaintiffs in this case allege they are suing on behalf of themselves and a class of other West Virginia residents who purchased a model year 2003 to 2006 Ford F-Series truck with a 6.0 liter Power Stroke engine. The complaint alleges problems with these vehicles and engines, including, but not limited to, the fuel system, fuel injectors, oil leaks, broken turbochargers and other warranty claims. The plaintiffs in this matter seek compensatory damages, interest and attorneys’ fees among other relief.

Litigation can be expensive, lengthy, and disruptive to normal business operations. The results of complex legal proceedings are often uncertain and difficult to predict. An unfavorable outcome of a particular matter described above or any future legal proceedings could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Potential future impairments of our goodwill, intangible assets, or other long-lived assets could adversely effect our financial condition and results of operations.

We have a substantial amount of goodwill, intangible assets, and other long-lived assets which are subject to periodic impairment analysis and review. Identifying and assessing whether impairment indicators exist, or if events or changes in circumstances have occurred, including market conditions, operating results, competition and general economic conditions, requires significant judgment. In the fourth quarter of fiscal 2008, our Engine segment recognized $358 million for impairments of property and equipment related to asset groups in the VEE Business Unit. In addition, our Truck segment recorded a non-cash charge of $4 million to reflect impairment of goodwill and a non-cash charge of $10 million for impairment of dealer franchise rights with respect to certain of our dealership subsidiaries in the fourth quarter of fiscal 2008. If in the future, we determine that there has been an impairment, our earnings for the relevant period would be reduced by the amount of the impairment, net of any income tax effects, which could have an adverse effect on our financial condition and results of operations.

Risks Related to the Notes

We have a significant amount of debt, which limits our flexibility and imposes restrictions on us, and a downturn in economic or industry conditions may materially affect our ability to meet our future financial commitments and liquidity needs.

We have a substantial amount of indebtedness. The following table sets forth certain important information regarding our capitalization as of July 31, 2009, on an as adjusted basis to give effect to the sale of the notes in this offering and the concurrent convertible notes offering and the application of the net proceeds therefrom.

As Adjusted
(in millions)
Debt:
Manufacturing operations	$1,975
Financial services operations	3,401

Total debt	5,376
Stockholders’ deficit	$(1,384)

Our ability to satisfy our debt, lease, pension, healthcare and other obligations, and our ability to refinance our indebtedness, will depend upon our future operating performance, which will be affected by prevailing economic conditions in the markets that we serve and financial, business and other factors, many of which are beyond our control. We may be unable to generate sufficient cash flow from operations and future borrowings or other financing may be unavailable in an amount sufficient to enable us to fund our future financial obligations or our other liquidity needs.

The amount and terms of our debt could have material consequences to our business, including, but not limited to:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund growth, such as mergers and acquisitions, working capital, capital expenditures, debt service requirements or other cash requirements;

•	exposing us to the risk of increased interest costs if the underlying interest rates rise;

•	limiting our ability to invest operating cash flow in our business due to existing debt service requirements;

•	causing a decline in our credit ratings;

•	limiting our ability to compete with companies that are not as leveraged and that may be better positioned to withstand economic downturns; and

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we compete and general economic and market conditions.

Despite our current levels of debt, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial debt.

We may be able to incur additional debt in the future. The terms of the indentures governing the notes and the convertible notes will allow us to incur substantial amounts of additional debt, subject to certain limitations. For example, we may incur additional indebtedness in an amount equal to the greater of: $200 million and a borrowing base equal to 85% of accounts receivables and 60% of inventory (up to a maximum of $1,000 million) under one or more credit facilities and an additional $150 million under any type of borrowing arrangement under the indenture governing the notes. The indenture governing the convertible notes does not limit our ability to incur additional indebtedness. We currently have in place an asset-backed revolving credit facility that permits Navistar, Inc. to borrow up to $190 million. As of July 31, 2009, Navistar, Inc. had no outstanding borrowings under this facility. If new indebtedness is added to our current debt levels, the risks we face with respect to our substantial indebtedness could intensify. Moreover, the indenture governing the notes and our other debt agreements do not impose any limitation on our incurrence of liabilities that are not considered “indebtedness” under the terms of such documents.

NIC is a holding company that has no independent operations and is dependent on its subsidiaries for cash.

NIC is a holding company, and substantially all of its consolidated assets are held by its subsidiaries. Accordingly, its cash flows and ability to meet its obligations are largely dependent upon the earnings of its subsidiaries and the payment of such earnings to it in the form of dividends, distributions, loans or otherwise, and repayment of such loans or advances from it. These subsidiaries are separate and distinct legal entities and generally have no obligation to provide NIC with funds for its payment obligations, whether by dividends, distributions, loans or otherwise. The ability of NIC’s subsidiaries to pay dividends or make other advances or transfer of funds will depend on their respective results of operations and may be restricted by, among other things, applicable law and contractual provisions limiting the amount of funds available to make dividends and agreements of those subsidiaries. For example, the payment of dividends by NFC to Navistar, Inc. is limited by the terms of NFC’s bank credit facility. See “Description of Other Financing Arrangements—Financial Services Operations—NFC Credit Facility.”

The notes and the guarantees will not be secured by any of our assets and therefore will be effectively subordinated to our future secured indebtedness.

The notes and any guarantees thereof will be general unsecured obligations ranking effectively junior in right of payment to all future secured debt of NIC or the Guarantor to the extent of the collateral securing such debt. The Guarantor had approximately $270 million of outstanding secured debt at July 31, 2009 under certain financing arrangements and capital lease obligations. In addition, the indenture governing the notes will permit the incurrence of additional debt, some of which may be secured debt. For example, we may incur additional secured indebtedness in an amount equal to the greater of: $200 million and a borrowing base equal to 85% of accounts receivables and 60% of inventory (up to a maximum of $1,000 million) under one or more credit facilities. In the event that NIC or the Guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, creditors whose debt is secured by assets of NIC or the Guarantor will be entitled to the remedies available to secured holders under applicable laws, including the foreclosure of the collateral securing such debt, before any payment may be made with respect to the notes or the affected guarantees. As a result, there may be insufficient assets to pay amounts due on the notes and holders of the notes may receive less, ratably, than holders of secured indebtedness.

The notes are structurally subordinated to the existing and future liabilities of our subsidiaries that do not guarantee the notes to the extent of the assets of such non-guarantor subsidiaries.

Initially, the notes will only be guaranteed by Navistar, Inc. As a result, the notes will be structurally subordinated to all existing and future liabilities of our other subsidiaries that do not guarantee the notes. Therefore, NIC’s rights and the rights of its creditors to participate in the assets of any non-guarantor subsidiary in the event that such a subsidiary is liquidated or reorganized are subject to the prior claims of such subsidiary’s creditors. As a result, all indebtedness and other liabilities, including trade payables, of the non-guarantor subsidiaries, whether secured or unsecured, must be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to NIC in order for NIC to meet its obligations with respect to the notes. To the extent that NIC may be a creditor with recognized claims against any subsidiary, its claims would still be subject to the prior claims of such subsidiary’s creditors to the extent that they are secured or senior to those held by it. NIC’s subsidiaries may incur additional indebtedness and other liabilities under the terms of the indenture governing the notes.

As of July 31, 2009, after giving effect to the completion of the offering, the concurrent offering of convertible notes and the application of the net proceeds therefrom as set forth in “Use of Proceeds,” NIC’s non-guarantor restricted subsidiaries would have had (i) approximately $13 million of outstanding indebtedness, (ii) approximately $1,805 million of total liabilities, including trade payables and accrued expenses, and (iii) approximately $2,781 million of total assets; and NIC’s unrestricted subsidiaries would have had (i) approximately $3,563 million of outstanding indebtedness, of which $3,401 million was indebtedness of our financial services operations and $162 million was indebtedness of our majority-owned dealership subsidiaries, (ii) approximately $4,007 million of liabilities, of which $3,627 million were liabilities of our financial services operations and $191 million were liabilities of our majority-owned dealership subsidiaries, and (iii) approximately $4,788 million of total assets, of which $3,940 million constituted assets of our financial services operations and $484 million constituted assets of our majority-owned dealership subsidiaries.

A number of our subsidiaries will be classified as “Unrestricted Subsidiaries” under the indenture governing the notes and thus will not be bound by any of the covenants and operating restrictions contained in the indenture.

All of the subsidiaries that comprise our financial services operations, the BDT and BDP joint ventures and those subsidiaries whose principal business is owning one of our International truck dealerships will be classified as “Unrestricted Subsidiaries” under the indenture governing the notes offered hereby. As a result, these subsidiaries will not be bound by any of the covenants and operating restrictions contained in the indenture and their outstanding indebtedness will not affect, among other things, the amount of indebtedness that NIC and its restricted subsidiaries may incur under the indenture. Our relationship with our financial services operations are governed by various master intercompany agreements and an agreement pursuant to which we provide credit support to NFC under NFC’s bank credit facility by agreeing not to permit NFC’s consolidated net income before income taxes, interest expense and dividends on preferred stock, if any, to be less than 125% of NFC’s consolidated interest expense and dividends on preferred stock. For the most part, the indenture governing the notes will not restrict our ability to engage in transactions with our financial services subsidiaries under these agreements. As a result, we will be able to incur additional indebtedness from, or make loans to or investments in, or otherwise engage in ordinary course transactions with, such subsidiaries pursuant to the terms of these agreements. For more information relating to the relationship between Navistar, Inc. and NFC, see “Certain Arrangements with NFC.”

Our ability to generate the significant amount of cash needed to pay interest and principal on the notes and service our other debt and financial obligations and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the notes, depends on our ability to generate cash in the future. We are subject to general economic, industry, financial, competitive, legislative, regulatory and other factors that are beyond our control. As a result, we may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. Our ability to refinance debt or obtain additional financing will depend on, among other things:

•	our financial condition at the time;

•	restrictions in the indenture governing the notes and any other indebtedness; and

•	other factors, including financial market or industry conditions.

As a result, we may not be able to refinance any of our indebtedness, including the notes, on commercially reasonable terms, or at all. If our operations do not generate sufficient cash flow from operations, and additional borrowings or refinancings are not available to us, we may not have sufficient cash to enable us to meet all of our obligations, including payments on the notes.

The terms of the agreements governing our indebtedness contain significant restrictions that limit our operating and financial flexibility.

The indenture governing the notes and the agreements governing our and our subsidiaries’ other indebtedness contain various covenants and other restrictions that limit our ability and the ability of our restricted subsidiaries to engage in specified types of transactions. These covenants and other restrictions limit our and our restricted subsidiaries’ ability to, among other things:

•	make restricted payments;

•	incur additional debt and issue preferred or disqualified stock;

•	create liens;

•	create or permit to exist restrictions on our ability or the ability of our restricted subsidiaries to make certain payments or distributions;

•	engage in sale-leaseback transactions;

•	engage in mergers or consolidations or transfer all or substantially all of our assets;

•	designations of restricted and unrestricted subsidiaries;

•	make certain dispositions and transfers of assets;

•	place limitations on the ability of our restricted subsidiaries to make distributions;

•	enter into transactions with affiliates; and

•	guarantee indebtedness.

These restrictions on operations and financings, as well as those that may be contained in future debt agreements, may limit our ability to execute preferred business strategies. Moreover, if operating results fall below current levels, we may be unable to comply with these covenants. If that occurs, our lenders, including you, could accelerate their debt. If their debt is accelerated, we may not be able to repay all of their debt, in which case your notes may not be fully repaid, if they are repaid at all.

We may be unable to repurchase notes in the event of a change of control as required by the indenture.

Upon the occurrence of certain kinds of change of control events specified in the indenture, you will have the right, as a holder of the notes, to require us to repurchase all of your notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. In addition, holders of the convertible notes being offered concurrently will also have the right to require us to make a similar offer to purchase our convertible notes upon the occurrence of certain kinds of change of control events.

We may not be able to pay you the required price for your notes at that time because we may not have available funds to pay the repurchase price. We also may not have available funds to be able to repurchase the convertible notes. In addition, the terms of future debt may prevent us from paying you. There can be no assurance that we would be able to repay such other debt or obtain consents from the holders of such other debt to repurchase these notes, or the convertible notes. Any requirement to offer to purchase any outstanding notes or convertible notes may result in us having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance our outstanding indebtedness, such financing may be on terms unfavorable to us. In addition, our ability to repurchase the notes or the convertible notes may be limited by law or by regulatory authority

Our failure to repurchase surrendered notes or convertible notes at a time when the repurchase is required by their respective indentures would constitute a default under each respective indenture. A default under either of the indentures or the change of control itself could also lead to a default under the agreements governing our other indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or convertible notes or make cash payments upon conversions thereof.

Federal and state fraudulent conveyance laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the guarantees.

The issuance of the guarantees may be subject to review under federal and state fraudulent conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration generally will be a fraudulent conveyance if:

•	it was paid with the intent of hindering, delaying or defrauding creditors; or

•	the guarantors received less than fair consideration in return for issuing a guarantee and either:

•	the guarantor was insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

•	payment of the consideration left the guarantor with an unreasonably small amount of capital to carry on the business; or

•	the guarantor intended to, or believed that it would, incur debts beyond its ability to pay the debt.

If a court were to find that the issuance of a guarantee was a fraudulent conveyance, the court could void the payment obligations under such guarantee or further subordinate such guarantee to presently existing and future indebtedness, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of a guarantee could result in an event of default with respect to our other debt that could result in acceleration of that debt.

The notes offered hereby may be issued with more than a de minimis amount of OID for U.S. federal income tax purposes. and, in a bankruptcy case, the claims of holders of the notes may be reduced by the amount of “unmatured interest.”

The notes may be issued with more than a de minimis amount of OID for U.S. federal income tax purposes. In such event holders would be required to include amounts representing the OID in gross income on a constant yield basis for U.S. federal income tax purposes in advance of the receipt of cash payments to which such income is attributable, in addition to their inclusion in income of stated interest on the notes. For more information, see “Certain U.S. Federal Income Tax Considerations.”

If the notes are issued with OID and a bankruptcy case is subsequently commenced by or against us under the federal bankruptcy laws, the claim of a holder of notes with respect to the principal amount may be limited to an amount equal to the sum of the initial offering price allocable to the notes plus that portion of the OID which is not deemed to constitute “unmatured interest” for purposes of the federal bankruptcy laws. Any original issue discount that is not amortized as of any such bankruptcy filing would constitute “unmatured interest.”

An active trading market may not develop for the notes.

The notes are a new issue of securities for which there is currently no trading market. Although the underwriters have informed us that they currently intend to make a market in the notes after we complete the offering, they have no obligation to do so and may discontinue making a market at any time without notice. In addition, any market-making activity will be subject to the limits imposed by federal securities laws and may be limited during the offering of the notes.

If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price. The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of the notes;

•	our ratings published by major credit rating agencies;

•	our financial performance;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

We cannot assure you that an active market for the notes will develop or, if developed, that it will continue.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated herein contain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, and such forward-looking statements only speak as of the date of this prospectus supplement. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “committed,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus supplement and the documents incorporated herein, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. Some of these factors include:

•	The markets in which we compete are subject to considerable cyclicality.

•	Our technology solution to meet U.S. federal 2010 emissions requirements may not be successful or may be more costly than planned.

•	We may be subject to greenhouse gas regulations.

•	We operate in the highly competitive North American truck market.

•	Our business may be adversely impacted by work stoppages and other labor relations matters.

•	Current credit market conditions may impair our access to sufficient capital to engage in financing activities.

•	Our liquidity position may be adversely affected by a continued downturn in our industry and the upcoming maturity of the NFC senior credit facility.

•	The loss of business from Ford could have a negative impact on our business, financial condition, and results of operations.

•	We may not achieve all of the expected benefits from our current business strategies and initiatives.

•	Our manufacturing operations are dependent upon third-party suppliers, making us vulnerable to supply shortages.

•	Our business may be adversely affected by government contracting risks.

•

We must comply with numerous miscellaneous federal national security laws, procurement regulations, and procedures, as well as the rules and regulations of foreign jurisdictions, and our failure to comply could adversely affect our business.

•	Our products are subject to export limitations and we may be prevented from shipping our products to certain nations or buyers.

•	We may fail to properly identify and correct material weaknesses or comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

•	We have significant under-funded postretirement obligations.

•	We are exposed to political, economic, and other risks that arise from operating a multinational business.

•	Our ability to use NOL carryovers to reduce future tax payments could be negatively impacted if there is a change in our ownership or a failure to generate sufficient taxable income.

•	We are involved in pending litigation and an adverse resolution of such litigation may adversely affect our business, financial condition, results of operations or cash flows.

•	Potential future impairments of our goodwill, intangible assets, or other long-lived assets could adversely affect our financial condition and results of operations.

•	Other factors described in the “Risk Factors” section of this prospectus supplement.

All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

The net proceeds from this offering of the notes, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us, but before taking into account any original issue discount, are estimated to be approximately $982 million. The net proceeds from our concurrent convertible notes offering will be approximately $484 million (or approximately $557 million if the underwriters exercise in full their over-allotment option), after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us.

We expect to use a portion of the net proceeds from this offering and the concurrent convertible notes offering to repay all amounts outstanding under the Credit Facilities, together with any accrued and unpaid interest thereon, and approximately $19 million to cash collaterize certain outstanding letters of credit. The remaining proceeds from these offerings will be used for general corporate purposes, including to fund capital expenditures and strategic initiatives.

The Credit Facility has a final scheduled maturity of January 19, 2012, and the borrowings thereunder had a weighted average interest rate of 3.54% as of July 31, 2009.

Certain affiliates of the underwriters are lenders under our existing Credit Facility and such affiliates, in their capacities as lenders, will receive a portion of the net proceeds of this offering. In connection with our concurrent convertible notes offering, we may enter into convertible note hedge and warrant transactions with counterparties who are affiliates of the underwriters. We would use existing cash to pay the costs of such transactions. See “Underwriting.”

This offering is conditioned upon the completion of the concurrent convertible notes offering such that we have sufficient net proceeds to repay all amounts outstanding under the Credit Facilities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of July 31, 2009 on:

•	an actual basis; and

•

as adjusted to give effect to the sale of the notes in this offering, without taking into account any original issue discount, the concurrent offering of the convertible notes and the application of the net proceeds therefrom as set forth in “Use of Proceeds.”

This table should be read in conjunction with the information contained herein under the heading “Use of Proceeds,” and under the heading “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and in our consolidated financial statements and notes thereto, each of which is in our 2008 Annual Report and in our Third Quarter 10-Q, each of which are incorporated by reference in this prospectus supplement.

	At July 31, 2009
	Actual	As Adjusted
	(in millions, except per share data)
Cash and cash equivalents:
Manufacturing operations(1)	$751	$868
Financial services operations	70	70

Total cash and cash equivalents	$821	$938

Total debt (including current portion):
Manufacturing operations:
Credit Facilities, due 2012(2)	$1,330	$—
Notes offered hereby(3)	—	1,000
Convertible subordinated notes offered in a concurrent offering	—	500
Majority-owned International dealership debt(4)	162	162
Financing arrangements and capital lease obligations(5)	278	278
7.5% senior notes due 2011 (net of unamortized discount of less than $1 million)	15	15
9.95% senior notes due 2011	4	4
Other	16	16

Total manufacturing operations debt	1,805	1,975

Financial services operations(6):
Asset-backed debt issued by consolidated SPEs, at variable rates, due serially through 2016	1,439	1,439
Bank credit facilities, at fixed and variable rates, due dates from 2010 through 2013(7)	1,259	1,259
Revolving retail warehouse facility, at variable rates, due 2010	500	500
Commercial paper, at variable rates, due serially through 2010	75	75
Borrowings secured by operating and finance leases, at various rates, due serially through 2016	128	128

Total financial services debt	3,401	3,401

Total debt	5,206	5,376

Stockholders’ deficit:
Series D convertible junior preference stock (liquidation preference $4 million)	4	4
Common stock, $0.10 par value per share, 110.0 million shares authorized, 75.4 million shares issued and outstanding	7	7
Additional paid in capital	2,106	2,106
Accumulated deficit	(2,158)	(2,190)
Accumulated other comprehensive loss	(1,157)	(1,157)
Common stock held in treasury, at cost, 4.8 million shares	(154)	(154)

Total stockholders’ deficit	(1,352)	(1,384)

Total capitalization	$3,854	$3,992

(1)	In connection with our concurrent convertible notes offering, we may enter into convertible note hedge and warrant transactions. We would use existing cash to pay the costs of such transactions. We have not reduced the amount of cash we would have had as of July 31, 2009 on an as adjusted basis to reflect the cost of these transactions. The amount of cash we would have had as of July 31, 2009 on an as adjusted basis does not include $19 million of cash that we intend to use to cash collaterize certain outstanding letters of credit.
(2)	In connection with the repayment of all amounts outstanding under the Credit Facilities, we will write-off all unamortized capitalized debt issuance costs associated with such facility, which had a balance of $16 million as of July 31, 2009. The foregoing table does not reflect this write-off.
(3)	The notes have been reflected in the table at their face value. If the notes are issued with original issue discount, the discount will be amortized over the life of the notes as additional interest expense.
(4)	Represents indebtedness incurred by certain of our majority-owned subsidiaries whose principal business is owning an International dealership. These subsidiaries are acquired and disposed of from time to time by us in order to facilitate the transition of International dealerships from one independent owner to another. Neither NIC nor any of its other subsidiaries have guaranteed any of the obligations of these subsidiaries with respect to this indebtedness. These subsidiaries will be “Unrestricted Subsidiaries” under the indenture governing the notes. As a result, these subsidiaries will not be bound by any of the covenants and operating restrictions contained in the indenture and their outstanding indebtedness will not affect, among other things, the amount of indebtedness we may incur under the indenture.
(5)	Included in our financing arrangements and capital lease obligations are financing arrangements of $268 million as of July 31, 2009. These arrangements involve the sale and leaseback of manufacturing equipment that we consider to be integral equipment and thus we account for these arrangements as financings. The inception dates of these arrangements range from December 1999 to June 2002, the remaining terms range from 10 months to 5 years and the effective interest rates range from 3.2% to 9.6%. In addition, the amount of financing arrangements and capital lease obligations include $10 million of capital leases for real estate and equipment as of July 31, 2009. As of July 31, 2009, Navistar, Inc. had approximately $270 million of outstanding secured indebtedness under various financing arrangements and capital lease obligations.
(6)	The subsidiaries that comprise our financial services operations will be “Unrestricted Subsidiaries” under the indenture governing the notes. As a result, these subsidiaries will not be bound by any of the covenants and operating restrictions contained in the indenture and their outstanding indebtedness will not affect, among other things, the amount of indebtedness we may incur under the indenture.
(7)	Includes borrowings of approximately $282 million by NIC’s Mexican finance subsidiaries under various bank credit facilities, of which approximately $29 million was guaranteed by each of NFC and NIC, approximately $170 million was guaranteed by NFC and approximately $59 million was guaranteed by NIC. The amount of total manufacturing operations debt as set forth in the foregoing table does not include NIC’s guarantees of this indebtedness. See “Description of Other Financing Arrangements—Financial Services Operations—Other Financial Services Borrowings.”

MANAGEMENT

The following sets forth selected information for each of the principal officers listed below.

Name	Age	Position
Daniel C. Ustian	59	Chairman, President and Chief Executive Officer
Andrew J. Cederoth	44	Executive Vice President and Chief Financial Officer
Steven K. Covey	58	Senior Vice President, Chief Ethics Officer and General Counsel
James M. Moran	43	Vice President and Treasurer
John P. Waldron	45	Vice President and Controller
Curt A. Kramer	41	Corporate Secretary
D.T. (Dee) Kapur	56	President, Truck Group, Navistar, Inc.
Phyllis E. Cochran	57	Senior Vice President and General Manager of the Parts Group of Navistar, Inc.
Gregory W. Elliott	48	Senior Vice President, Human Resources and Administration of Navistar, Inc.
William A. Caton	58	Executive Vice President and Chief Risk Officer

Daniel C. Ustian has served as President and Chief Executive Officer of NIC since 2003 and Chairman of the Board of Directors of NIC since 2004. He is also Chairman of Navistar, Inc. since 2004 and President and Chief Executive Officer of Navistar, Inc. since 2003 and a director since 2002. Prior to these positions, he was President and Chief Operating Officer from 2002 to 2003, and President of the Engine Group of Navistar, Inc. from 1999 to 2002, and he served as Group Vice President and General Manager of Engine & Foundry from 1993 to 1999. He is a member of the Business Roundtable, Society of Automotive Engineers and the American Foundry Association.

Andrew J. Cederoth has served as Executive Vice President and Chief Financial Officer of NIC since September 2009. Mr. Cederoth is also a director of Navistar, Inc. since April 2009, and Executive Vice President and Chief Financial Offices at Navistar, Inc. since September 2009. Prior to these positions he was interim principal financial officer and Senior Vice President—Corporate Finance of NIC from June 2009 to September 2009, Vice President—Corporate Finance from April 2009 to June 2009 of NIC, Vice President and Chief Financial Officer of the Engine Division of Navistar, Inc. from 2007 to April 2009, Vice President—Finance of Navistar’s Engine Division from 2006 to 2007, Vice President and Treasurer of NFC from 2005 to 2006 and Treasurer of NFC from 2001 to 2005. Mr. Cederoth currently serves in similar positions with Navistar, Inc.

Steven K. Covey has served as Senior Vice President and General Counsel of NIC since 2004 and Chief Ethics Officer since 2008. Mr. Covey also is Senior Vice President and General Counsel of Navistar, Inc. since 2004 and Chief Ethics Officer since 2008. Prior to these positions, Mr. Covey served as Deputy General Counsel of Navistar, Inc. from April 2004 to September 2004 and as Vice President and General Counsel of Navistar Financial Corporation from 2000 to 2004. Mr. Covey also served as Corporate Secretary for NIC from 1990 to 2000; and Associate General Counsel of Navistar, Inc. from 1992 to 2000.

James M. Moran has served as Vice President and Treasurer of NIC since 2008. Mr. Moran is also Vice President and Treasurer of Navistar, Inc. since 2008. Prior to these positions, Mr. Moran served as Vice President and Assistant Treasurer of both NIC and Navistar, Inc. from 2007 to 2008 and Director of Corporate Finance of Navistar, Inc. from 2005 to 2007. Prior to joining NIC, Mr. Moran served as Vice President and Treasurer of R.R. Donnelley & Sons Company, an international provider of print and print related services, from 2003 to 2004 and Assistant Treasurer of R.R. Donnelley & Sons Company from 2002 to 2003. Prior to that, Mr. Moran held various positions in corporate finance, strategic planning, and credit and collections at R.R. Donnelley & Sons Company.

John P. Waldron has served as Vice President and Controller (Principal Accounting Officer) of NIC since 2006. Prior to this position, Mr. Waldron was employed from 2005 to 2006 as Vice President, Assistant Corporate Controller of R.R. Donnelley & Sons Company. Prior to that, Mr. Waldron was employed from 1999 to 2005 as Corporate Controller of Follett Corporation, a provider of education-related products and services.

Curt A. Kramer has served as Corporate Secretary of NIC since 2007. Mr. Kramer also is Associate General Counsel and Corporate Secretary of Navistar, Inc. since 2007. Prior to these positions, Mr. Kramer served as General Attorney of Navistar, Inc. from April 2007 to October 2007, Senior Counsel of Navistar, Inc. from 2004 to 2007, Senior Attorney of Navistar, Inc. from 2003 to 2004 and Attorney of Navistar, Inc. from 2002 to 2003. Prior to joining Navistar, Inc., Mr. Kramer was in private practice.

D.T. (Dee) Kapur has served as President of the Truck Group of Navistar, Inc. since 2003. Prior to joining Navistar, Inc., Mr. Kapur was employed by Ford Motor Company, a leading worldwide automobile manufacturer, from 1976 to 2003, most recently serving as Executive Director of North American Business Revitalization, Value Engineering from 2002 to 2003; Executive Director of Ford Outfitters, North American Truck, from 2001 to 2002; and Vehicle Line Director, Full Size Pick-ups and Utilities from 1997 to 2001. In July 2009, Mr. Kapur joined the board of directors at Bucyrus International, Inc.

Phyllis E. Cochran has served as Senior Vice President and General Manager of the Parts Group of Navistar, Inc. since 2007. Prior to this position, Ms. Cochran served as Vice President and General Manager of the Parts Group of Navistar, Inc. from 2004 to 2007. Ms. Cochran was also Chief Executive Officer and General Manager of Navistar Financial Corporation from 2003 to 2004. Ms. Cochran was Executive Vice President and General Manager of Navistar Financial Corporation from 2002 to 2003. Ms. Cochran also served as Vice President of Operations for Navistar Financial Corporation from 2000 to 2002; and Vice President and Controller for Navistar Financial Corporation from 1994 to 2000. She is a director of The Mosaic Company, a world leading producer and marketer of concentrated phosphate and potash crop nutrients.

Gregory W. Elliott has served as Senior Vice President, Human Resources and Administration of Navistar, Inc. since 2008. Prior to this position, Mr. Elliott served as Vice President, Corporate Human Resources and Administration of Navistar, Inc. from 2004 to 2008 and as Vice President, Corporate Communications of Navistar, Inc., from 2000 to 2004. Prior to joining Navistar, Inc., Mr. Elliott served as Director of Executive Communications of General Motors Corporation from 1997 to 1999.

William A. Caton has served as, Executive Vice President and Chief Risk Officer of NIC since 2008. He is also Executive Vice President and Chief Risk Officer of Navistar, Inc. since 2008. Prior to these positions, he served as a director and Executive Vice President and Chief Financial Officer of both NIC and Navistar, Inc. from 2006 to 2008 and Executive Vice President and Vice President, Finance of both NIC and Navistar, Inc. from 2005 to 2006. Prior to these positions, he was employed by various subsidiaries of Dover Corporation from 1989 to 2005, most recently serving as Vice President and Chief Financial Officer of Dover Diversified, Inc., a diversified manufacturing company with over 7,000 employees, from 2002 to 2005; Chief Financial Officer of Waukesha Bearings, a leading supplier of fluid film and active magnetic bearings for turbo machinery, from 2001 to 2002; and Executive Vice President of DovaTech, Ltd., a manufacturer of welding equipment from 2000 to 2001. Mr. Caton recently informed us of his intention to retire at the end of fiscal 2009.

We incorporate by reference in this prospectus supplement certain information relating to, among other things, executive officer and director compensation, transactions with related parties and ownership of NIC common stock. See “Incorporation of Certain Documents by Reference.”

DESCRIPTION OF THE NOTES

In this “Description of Notes,” “NIC” refers only to Navistar International Corporation and not to any of its Subsidiaries, as defined herein. The definitions of certain other terms used in this description are set forth throughout the text or under “—Certain Definitions.”

NIC will issue, and the Initial Subsidiary Guarantor will guarantee, the    % Senior Notes due 2021 (the “Notes”) under an indenture (the “Indenture”) among NIC, the Initial Subsidiary Guarantor and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).

The following description is a summary of the material terms of the Indenture. It does not, however, restate the Indenture in its entirety. You should read the Indenture because it contains additional information and because it and not this description define your rights as a holder of the Notes. After the Notes have been issued, copies of the Indenture may be obtained by requesting them from NIC at the address indicated under “Where You Can Find More Information.”

Brief Description of the Structure and Ranking of the Notes and the Subsidiary Guarantees

The Notes

The Notes will:

•	be NIC’s general unsecured obligations;

•	be structurally subordinated to all existing and future Indebtedness and other liabilities of Subsidiaries of NIC that do not provide Subsidiary Guarantees;

•	to the extent not otherwise secured by the assets of NIC, be effectively subordinated to all existing and future secured Indebtedness of NIC to the extent of the assets securing such Indebtedness;

•	rank equally in right of payment with any and all of NIC’s existing and future Indebtedness that is not subordinated in right of payment to the Notes;

•	rank senior in right of payment to any and all of NIC’s future Indebtedness that is subordinated in right of payment to the Notes, including the Convertible Subordinated Notes; and

•	be guaranteed on a senior basis by the Subsidiary Guarantors.

The Subsidiary Guarantees

Each Subsidiary Guarantee will:

•	be a general unsecured obligation of the Subsidiary Guarantor that granted such Subsidiary Guarantee;

•

to the extent not otherwise secured by assets of such Subsidiary Guarantor, be effectively subordinated to all existing and future secured Indebtedness of such Subsidiary Guarantor to the extent of the assets securing such Indebtedness;

•	rank equally in right of payment with any and all of such Subsidiary Guarantor’s existing and future Indebtedness that is not subordinated in right of payment to its Subsidiary Guarantee; and

•	rank senior in right of payment to any and all of such Subsidiary Guarantor’s future Indebtedness that is subordinated in right of payment to its Subsidiary Guarantee.

General

Initially, the Notes will only be guaranteed by the Initial Subsidiary Guarantor. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will likely be required to repay financial and trade creditors before distributing any assets to NIC or a Subsidiary Guarantor.

As of the Issue Date, not all of NIC’s Subsidiaries will be “Restricted Subsidiaries.” All of the Subsidiaries comprising NIC’s Financial Services Segment, the DealCor Subsidiaries, the Blue Diamond Truck and Blue Diamond Parts Subsidiaries and Subsidiaries whose principal business is operating a parts and service center shall be Unrestricted Subsidiaries. In addition, subject to the covenant described under the caption “—Certain Covenants—Limitation on Restricted Payments,” NIC will be permitted to designate additional Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture and will not Guarantee the Notes. For the nine months ended July 31, 2009 and fiscal 2008, NIC and its Restricted Subsidiaries (including the Initial Subsidiary Guarantor) generated 89% and 92%, respectively, of the net sales of NIC’s manufactured products and approximately 84% and 90%, respectively, of NIC’s manufacturing operations’ EBITDA.

As of July 31, 2009, after giving effect to the offering of the Notes, the concurrent offering of Convertible Subordinated Notes and the application of the net proceeds therefrom and after excluding intercompany balances and intercompany guarantees:

•

NIC and the Initial Subsidiary Guarantor would have had on a combined basis approximately $1,889 million of Indebtedness outstanding, comprised of (i) approximately $270 million of senior secured indebtedness, which would have ranked ahead of the notes to the extent of the value of assets securing such indebtedness, (ii) total Pari Passu Debt of $1,119 million, of which $1,000 million would have been represented by the Notes, and (iii) $500.0 million of Indebtedness that would have been subordinated in right of payment to the Notes;

•

NIC’s Restricted Subsidiaries that have not guaranteed the Notes would have had (i) approximately $13.0 million of Indebtedness outstanding; (ii) approximately $1,805 million of total liabilities, including trade payables and accrued expenses, and (iii) total assets of approximately $2,781 million; and

•

NIC’s Unrestricted Subsidiaries would have had (i) Indebtedness of approximately $3,563 million, of which $3,401 million was Indebtedness of the Financial Services Segment and $162 million was Indebtedness of the DealCor Subsidiaries; (ii) total liabilities of approximately $4,007 million, of which $3,627 million were liabilities of the Financial Services Segment and $191 million were liabilities of the DealCor Subsidiaries; and (iii) total assets of approximately $4,788 million, of which $3,940 million constituted assets of the Financial Services Segment and $364 million constituted assets of the DealCor Subsidiaries.

Although the Indenture contains limitations on the amount of additional Indebtedness that NIC, the Subsidiary Guarantors and the Restricted Subsidiaries may incur, the amount of such additional Indebtedness could be substantial.

Principal, maturity and interest

NIC is offering $1,000,000,000 aggregate principal amount of its Notes. The Notes will mature on November 1, 2021 and accrue interest at the rate of     % per annum. Subject to the covenant described under “—Certain Covenants—Limitation on Indebtedness,” NIC is permitted to issue additional Notes under the Indenture (“Additional Notes”). The Notes and any Additional Notes that are issued will be treated as a single class for all purposes under the Indenture, including those with respect to waivers, amendments, redemptions and Offers to Purchase.

Unless the context otherwise requires, references to the “Notes” for all purposes under the Indenture and in this “Description of Notes” include references to any Additional Notes that are issued.

Except as described herein, interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date, and will be payable semi-annually in arrears on each Note on May 1 and November 1 of each year, commencing on May 1, 2010. Interest will be payable to Holders of record on each Note in respect of the principal amount thereof outstanding as of the immediately preceding April 15 or October 15, as the case may be.

Interest will be computed on the basis of a 360-day year comprising twelve 30-day months. Interest on overdue principal and interest will accrue at a rate that is 1% higher than the then applicable interest rate on the Notes. In no event will the rate of interest on the Notes be higher than the maximum rate permitted by applicable law.

Form of Notes

The Notes will be issued on the Issue Date only in fully registered form without coupons and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Notes will be initially in the form of one or more global notes (the “global notes”). The global notes will be deposited with the Trustee as custodian for the Depository Trust Company (“DTC”). Ownership of interests in the global notes, referred to in this description as “book-entry interests,” will be limited to persons that have accounts with DTC or their respective participants. The terms of the Indenture will provide for the issuance of definitive registered Notes in certain circumstances. Please see the section entitled “Book-Entry, Delivery and Form.”

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be made for any registration of transfer, exchange or redemption of the Notes, but NIC may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with any such registration of transfer or exchange.

NIC is not required to transfer or exchange any Note selected for redemption. Also, NIC is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Payments on the Notes; Paying Agent and Registrar

If a Holder has given wire transfer instructions to NIC at least 10 Business Days prior to the applicable payment date, NIC will pay all principal, interest and premium and Additional Interest, if any, on that Holder’s Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless NIC elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest (including Additional Interest, if any), with respect to the Global Notes registered in the name of or held by DTC or its nominee and will be made by wire transfer of immediately available funds to the account specified by DTC.

The Trustee will initially act as Paying Agent and Registrar. NIC may change the Paying Agent or Registrar without prior notice to the Holders, and NIC or any of its Subsidiaries may act as Paying Agent or Registrar.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Subsidiary Guarantees

General

The Notes will be initially guaranteed by NIC’s wholly-owned Restricted Subsidiary, Navistar, Inc. Under the Indenture, the Initial Subsidiary Guarantor has agreed to guarantee the due and punctual payment of all amounts payable under the Notes, including principal, premium, if any, and interest (including Additional Interest, if any) payable under the Notes. The Indenture will require any other Restricted Subsidiary that Guarantees Indebtedness of NIC or any Subsidiary Guarantor (other than to the extent such Restricted Subsidiary is a co-borrower with respect to Indebtedness permitted pursuant to clause (3) of “—Limitation on Incurrence of Indebtedness”) to provide a Subsidiary Guarantee. Please see the section entitled “—Certain Covenants—Limitation on Guarantees by Restricted Subsidiaries.”

Each Subsidiary Guarantee of a Subsidiary Guarantor will be a general unsecured obligation of that Subsidiary Guarantor. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by such Subsidiary Guarantor by law or without resulting in its obligations under its Subsidiary Guarantee being voidable or unenforceable under applicable laws relating to fraudulent transfer, or under similar laws affecting the rights of creditors generally. Each Subsidiary Guarantor that makes a payment or distribution under its Subsidiary Guarantee will be entitled to contribution from any other Subsidiary Guarantor.

Release of the Subsidiary Guarantees

A Subsidiary Guarantee of a Subsidiary Guarantor will be automatically and unconditionally released (and thereupon shall terminate and be discharged and be of no further force and effect):

(1) in connection with any sale or other disposition (including by merger or otherwise) of the Capital Stock of the Subsidiary Guarantor after which such Subsidiary Guarantor is no longer a Subsidiary of NIC to a Person that is not (either before or after giving effect to such transaction) an Affiliate of NIC, if the sale of all such Capital Stock of that Subsidiary Guarantor complies with the applicable provisions of the Indenture;

(2) if NIC properly designates the Subsidiary Guarantor as an Unrestricted Subsidiary under the Indenture;

(3) solely in the case of a Subsidiary Guarantee created pursuant to the covenant described under “—Certain Covenants—Limitation on Guarantees by Restricted Subsidiaries,” upon the release or discharge of the guarantee that resulted in the creation of such Subsidiary Guarantee pursuant to that covenant, except a discharge or release by or as a result of payment under such guarantee;

(4) upon a Legal Defeasance or satisfaction and discharge of the Indenture that complies with the provisions under “—Defeasance or Covenant Defeasance of the Indenture” or “—Satisfaction and Discharge;” or

(5) upon payment in full of the aggregate principal amount of all Notes then outstanding and all other financial obligations under the Indenture and the Notes then due and owing.

Upon any occurrence giving rise to a release of a Subsidiary Guarantee as specified above, the Trustee will execute any documents reasonably required in order to evidence or effect such release, discharge and termination in respect of such Subsidiary Guarantee. Neither NIC nor any Subsidiary Guarantor will be required to make a notation on the Notes to reflect any such Subsidiary Guarantee or any such release, termination or discharge.

Optional redemption

At any time prior to November 1, 2012, NIC may redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) at a redemption price of     % of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, thereon to the redemption date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, with the Net Cash Proceeds of one or more Public Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by NIC or its Affiliates); and

(2) the redemption must occur within 60 days of the date of the closing of such Public Equity Offering.

On or after November 1, 2014, NIC may redeem all or a part of the Notes, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Interest, if any, thereon, to the applicable redemption date, subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on November 1 of the years indicated below:

Year	Percentage

2014		%
2015		%
2016		%
2017 and thereafter	100.000%

Not more than once during each twelve-month period ending on November 1 of 2010, 2011, 2012, 2013 and 2014, NIC may redeem up to $50 million in principal amount of the Notes in each such twelve-month period, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 103% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption (subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant Interest Payment Date).

In addition, at any time prior to November 1, 2014, NIC may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) in compliance with the requirements of the principal national securities exchange, if any, on which the applicable Notes are listed; or

(2) if the applicable Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee will deem fair and appropriate.

No Notes of $2,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail, at least 30 but not more than 60 days before the redemption date, to each Holder of the Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption.

Mandatory redemption; offers to purchase; open market purchases

NIC is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, NIC may be required to offer to purchase the Notes as described under the captions “—Certain Covenants—Change of Control” and “—Certain Covenants—Limitation on Certain Asset Dispositions.” NIC and its Restricted Subsidiaries may at any time and from time to time purchase Notes in the open market or otherwise.

Certain covenants

Application of Fall Away Covenants.    Following the first day (the “Suspension Period”) that :

(1) the Notes have been assigned an Investment Grade rating by both Rating Agencies; and

(2) no Default under the Indenture has occurred and is continuing, NIC and its Restricted Subsidiaries will not be subject to the following agreements and covenants contained in the Indenture:

•	“—Limitation on Incurrence of Indebtedness,”
•	“—Limitation on Restricted Payments,”
•	“—Limitation on Certain Asset Dispositions,”
•	“—Limitation on Payment Restrictions Affecting Restricted Subsidiaries,”
•	“—Limitation on Transactions with Affiliates,”
•	“—Limitation on Guarantees by Restricted Subsidiaries,” and
•	clause (2) of the first paragraph of “—Merger, Consolidation, Etc.” (collectively, the “Suspended Covenants”)

In the event that NIC and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing and on any subsequent date (the “Reversion Date’) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating, then NIC and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period. During any Suspension Period, NIC may not designate any Subsidiary to be an Unrestricted Subsidiary unless NIC would have been permitted to designate such Subsidiary to be an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period.

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (2) of “—Limitation on Incurrence of Indebtedness”. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date but not during the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under clause (3) of the first paragraph of “—Limitation on Restricted Payments” and items specified in subclauses (a) through (e) of clause (3) of the first paragraph of “—Limitation on Restricted Payments” will not increase the amount available to be made thereunder. For purposes of determining compliance with the “—Limitation on Certain Asset Dispositions”, the Net Unutilized Net Available Proceeds from All Asset Dispositions not applied in accordance with the covenant will be deemed to be reset to zero after the Reversion Date.

In addition, the Indenture also permits, without causing a Default or Event of Default, NIC and its Restricted Subsidiaries to honor any contractual commitments to take actions in the future after any date on which the Notes no longer have an Investment Grade Rating from both of the Rating Agencies as long as such contractual commitments were entered into during the Suspension Period and not in anticipation of the Notes no longer having an Investment Grade Rating from both of the Rating Agencies.

Limitation on Liens.    The Indenture provides that NIC will not, and will not cause or permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens upon any of their respective properties or assets (including, without limitation, any asset in the form of the right to receive payments, fees or other consideration or benefits) whether owned on the Issue Date or acquired after the Issue Date, other than:

(1) Liens granted by NIC or a Subsidiary Guarantor on property or assets of NIC or a Subsidiary Guarantor securing Indebtedness of NIC or a Subsidiary Guarantor that is permitted by the Indenture and that is pari passu with the Notes or the Subsidiary Guarantee; provided, that the Notes or the Subsidiary Guarantee, as the case may be, are secured on an equal and ratable basis with the Indebtedness secured by such Liens for so long as such Indebtedness is so secured;

(2) Liens granted by NIC or a Subsidiary Guarantor on property or assets of NIC or a Subsidiary Guarantor securing Indebtedness of NIC or a Subsidiary Guarantor that is permitted by the Indenture and that is subordinated to the Notes or the Subsidiary Guarantee, provided, that the Notes, or the Subsidiary Guarantee as the case may be, are secured by Liens ranking prior to such Liens;

(3) Permitted Liens;

(4) Liens (including extensions, replacements and renewals thereof) in respect of Acquired Indebtedness permitted by the Indenture; provided, that the Liens in respect of such Acquired Indebtedness secured such Acquired Indebtedness at the time of the incurrence of such Acquired Indebtedness and such Liens and the Acquired Indebtedness were not incurred by NIC, any of its Restricted Subsidiaries or by the Person being acquired or from whom the assets were acquired in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by NIC or any of its Restricted Subsidiaries, and provided, further that such Liens in respect of such Acquired Indebtedness do not extend to or cover any property or assets of NIC or of any Restricted Subsidiary of NIC other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of NIC or any of its Restricted Subsidiaries;

(5) Liens granted in connection with any Qualified Securitization Transaction;

(6) Liens arising from claims of holders of Indebtedness against funds held in a defeasance trust for the benefit of such holders; and

(7) Liens on property or assets of NIC or any Restricted Subsidiary securing Indebtedness incurred pursuant to clauses (3), (7) and (26) of the covenant described below under “—Limitation on Incurrence of Indebtedness.”

Limitation on Incurrence of Indebtedness.     The Indenture provides that NIC will not, and will not cause or permit any of its Restricted Subsidiaries to incur, directly or indirectly, any Indebtedness, except:

(1) Indebtedness of NIC or any Subsidiary Guarantor, if immediately after giving effect to the incurrence of such Indebtedness and the receipt and application of the net proceeds thereof, the Consolidated Cash Flow Ratio of NIC for the four full fiscal quarters for which quarterly or annual financial statements are available next preceding the incurrence of such Indebtedness would be greater than 2.0 to 1.0;

(2) Indebtedness outstanding on the Issue Date;

(3) Indebtedness of NIC or any Restricted Subsidiary of NIC under Credit Facilities in an aggregate amount at any one time outstanding pursuant to this clause (3) not to exceed the greater of (a) $200.0 million or (b) the sum of (i) 85.0% of the total book value of accounts receivable and (ii) 60% of the total book value of inventory, in each case as reflected on NIC’s and it Restricted Subsidiaries’ most recent consolidated financial statements prepared in accordance with GAAP; provided that amount in clause (b) of this clause (3) shall not exceed $1,000.0 million;

(4) Indebtedness owed by NIC to any Restricted Subsidiary of NIC or Indebtedness owed by a Restricted Subsidiary of NIC to NIC or a Restricted Subsidiary of NIC; provided, that, upon either

(a) the transfer or other disposition by such Restricted Subsidiary or NIC of any Indebtedness so permitted under this clause (4) to a Person other than NIC or another Restricted Subsidiary of NIC or

(b) the issuance (other than directors’ qualifying shares), sale, transfer or other disposition of shares of Capital Stock or other ownership interests (including by consolidation or merger) of such Restricted Subsidiary to a Person other than NIC or another such Restricted Subsidiary of NIC, the provisions of this clause (4) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been incurred at the time of any such issuance, sale, transfer or other disposition, as the case may be;

(5) Indebtedness of NIC or any of its Restricted Subsidiaries under any Interest Rate Protection Agreement, Commodity Agreement or Currency Agreement, in each case incurred in the ordinary course of business;

(6) Acquired Indebtedness, if either (i) NIC would be permitted to incur at least $1.00 of additional Indebtedness pursuant to clause (1) above after giving pro forma effect to the relevant acquisition and incurrence of such Acquired Indebtedness or (ii) (a) NIC’s Consolidated Cash Flow Ratio for the most recent four full fiscal quarters for which financial statements are available after giving pro forma effect to the relevant acquisition and incurrence of such Acquired Indebtedness as of the beginning of such four quarter period would be greater than (b) NIC’s Consolidated Cash Flow Ratio for such four quarter period as of immediately prior to such acquisition and incurrence of such Acquired Indebtedness;

(7) Indebtedness incurred by NIC or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in response to worker’s compensation claims or self-insurance;

(8) Indebtedness arising from agreements of NIC or any of its Restricted Subsidiaries providing for adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary of NIC;

(9) obligations in respect of performance and surety bonds and completion guarantees provided by NIC or any of its Restricted Subsidiaries in the ordinary course of business;

(10) Indebtedness consisting of notes issued to employees, officers or directors in connection with the redemption or repurchase of Capital Stock held by such Persons in an aggregate amount not in excess of $10.0 million at any time outstanding;

(11) Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into by NIC or its Restricted Subsidiaries in the ordinary course of business;

(12) the guarantee by NIC or any Restricted Subsidiary of Indebtedness of NIC or any Restricted Subsidiary permitted to be incurred under another provision of this covenant;

(13) Indebtedness incurred to renew, extend, refinance or refund (collectively for purposes of this clause (13) to “refund”) any Indebtedness incurred pursuant to clauses (1), (2) or (6) above, this clause (13) or clauses (14) and (15) below (including any successive refundings); provided, that:

(a) such Indebtedness does not exceed the principal amount (or accreted amount, if less) of Indebtedness so refunded plus the amount of any premium required to be paid in connection with such refunding pursuant to the terms of the Indebtedness refunded or the amount of any premium reasonably determined by NIC as necessary to accomplish such refunding by means of a tender offer, exchange offer, or privately negotiated repurchase, plus the expenses of NIC or such Restricted Subsidiary incurred in connection therewith and

(b) (I) in the case of any refunding of Indebtedness that is pari passu with the Notes, such refunding Indebtedness is made pari passu with or subordinate in right of payment to such Notes, and, in the case of any refunding of Indebtedness that is subordinate in right of payment to the Notes, such refunding Indebtedness is subordinate in right of payment to such Notes on terms no less favorable to the Holders than those contained in the Indebtedness being refunded,

(II) in either case, the refunding Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, does not have an Average Life that is less than the remaining Average Life of the Indebtedness being refunded (in the event that any portion of such refunding Indebtedness has a scheduled maturity prior to the Notes) and does not permit redemption or other retirement (including pursuant to any required offer to purchase to be made by NIC or any of its Restricted Subsidiaries) of such Indebtedness at the option of the holder thereof prior to the final stated maturity of the Indebtedness being refunded, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to a required offer to purchase made by NIC or any of its Restricted Subsidiaries) which is conditioned upon a change of control of NIC pursuant to provisions substantially similar to those contained in the Indenture described under “—Change of Control” below or an asset sale pursuant to provisions substantially similar to those contained in the Indenture described under “—Limitation on Certain Asset Dispositions”, and

(III) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor may not be incurred to refund any Indebtedness of NIC;

(14) Indebtedness of NIC under the Notes outstanding on the Issue Date and the related Subsidiary Guarantee;

(15) Indebtedness of NIC under the Convertible Subordinated Notes and any obligations of NIC or any of its Restricted Subsidiaries with respect to any hedging and other arrangements entered into by NIC or any of its Restricted Subsidiaries to increase the effective conversion premium with respect to such Convertible Subordinated Notes;

(16) the consummation of any Qualified Securitization Transaction;

(17) Attributable Indebtedness relating to any Sale/Leaseback Transaction with respect to the purchase of tooling and related manufacturing equipment in the ordinary course of business;

(18) the incurrence by NIC or any Restricted Subsidiary of Indebtedness (including Capital Lease Obligations) to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount outstanding at any time not to exceed the greater of (a) $75.0 million or (b) 2.0% of Consolidated Net Tangible Assets at the time of any incurrence thereof;

(19) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock; provided in each such case that the amount thereof is included in Consolidated Fixed Charges of NIC as accrued;

(20) Indebtedness under the Support Agreement and the Master Intercompany Agreements;

(21) Indebtedness consisting of guarantees by NIC or its Restricted Subsidiaries with respect to obligations with respect to the Financial Services Segment in Mexico; provided that the aggregate principal amount of such guarantees shall not exceed the aggregate principal amount of such guarantees as of the Issue Date;

(22) Indebtedness of NIC or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days after incurrence;

(23) Indebtedness of NIC or any Restricted Subsidiary to the extent the net proceeds thereof are promptly deposited to defease the Notes as described below under “—Defeasance or Covenant Defeasance of the Indenture” or “—Satisfaction and Discharge;”

(24) Indebtedness that is subordinated in right of payment to the Notes or the Subsidiary Guarantee, as the case may be, not to exceed in the aggregate $200.0 million at any time outstanding;

(25) Indebtedness consisting of guarantees of Indebtedness in lieu of capital contributions, purchases of Capital Stock or other Investments; provided such guarantee constitutes (a) a Restricted Payment permitted pursuant to the first paragraph of the covenant described below under caption “Limitation on Restricted Payments” or clause (16) of the second paragraph thereof or (b) a Permitted Investment pursuant to clauses (15) or (16) of the definition of “Permitted Investments” and in each case such guarantee reduces the amounts available to make other Restricted Payments or Permitted Investments, as the case may be;

(26) Indebtedness of any Foreign Subsidiary incurred for working capital in the ordinary course of business; and

(27) Indebtedness of NIC or any of its Restricted Subsidiaries not otherwise permitted to be incurred pursuant to clauses (1) through (26) above, which, together with any other outstanding Indebtedness incurred pursuant to this clause (27), has an aggregate principal amount not in excess of $150.0 million at any time outstanding.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (27) above, NIC shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described, and may later reclassify any item of Indebtedness described in clauses (1) through (27) above (provided that at the time of reclassification it meets the criteria in such category or categories). In addition, for purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness.

For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred

If Indebtedness is secured by a letter of credit that serves only to secure such Indebtedness, then the total amount deemed incurred shall be equal to the greater of (1) the principal of such Indebtedness and (2) the amount that may be drawn under such letter of credit.

Limitation on Restricted Payments.    The Indenture provides that NIC will not, and will not cause or permit any of its Restricted Subsidiaries to directly or indirectly:

(a) declare or pay any dividend, or make any distribution of any kind or character (whether in cash, property or securities), in respect of any class of its Capital Stock or to the holders thereof in their capacity as stockholders, excluding any (a) dividend or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire its Qualified Capital Stock or (b) in the case of any Restricted Subsidiary of NIC, dividends or distributions payable to NIC or a Restricted Subsidiary of NIC or on a pro rata basis to all holders of the Capital Stock of such Restricted Subsidiary;

(b) purchase, redeem, or otherwise acquire or retire for value shares of Capital Stock of NIC or any options, warrants or rights to purchase or acquire shares of Capital Stock of NIC, excluding any debt security that is convertible into, or exchangeable for, Capital Stock of NIC and any such shares of Capital Stock, options, warrants, rights or securities which are owned by NIC or a Restricted Subsidiary of NIC;

(c) make any Investment (other than a Permitted Investment); or

(d) redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Indebtedness (other than Indebtedness permitted under clause (4) of the covenant described under “—Limitation on Incurrence of Indebtedness”) which is subordinate in right of payment to the Notes or any Subsidiary Guarantee (other than the redemption, defeasance, repurchase, retirement or other acquisition or retirement satisfying a principal installment, sinking fund or maturity, in each case due within one year of the date of such redemption, defeasance, repurchase, retirement or other acquisition or retirement (each of the transactions described in clauses (a) through (d) (other than any exception to any such clause) being a “Restricted Payment”), if at the time thereof:

(1) an Event of Default, or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing, or

(2) upon giving effect to such Restricted Payment, NIC could not incur at least $1.00 of additional Indebtedness pursuant to the terms of the Indenture described in clause (1) of “—Limitation on Incurrence of Indebtedness” above, or

(3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments made on or after the Issue Date exceeds the sum (without duplication) of:

(a) 50% of cumulative Consolidated Net Income of NIC (or, in the case cumulative Consolidated Net Income of NIC shall be negative, less 100% of such deficit) for the period (treated as a single accounting period) from August 1, 2009 through the last day of NIC’s most recently ended fiscal quarter for which financial statements are available; plus

(b) 100% of the aggregate Net Cash Proceeds and the fair market value of property or marketable securities received after the Issue Date, from the issuance of Qualified Capital Stock of NIC and warrants, rights or options on Qualified Capital Stock of NIC (other than in respect of any such issuance to a Subsidiary of NIC) and the principal amount of Indebtedness of NIC or a Subsidiary of NIC that has been converted into or exchanged for Qualified Capital Stock of NIC after the Issue Date; plus

(c) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount equal to the return of capital with respect to such Investment, less the cost of the disposition of such Investment (including any payments made on guarantees constituting Investments); plus

(d) 100% of the aggregate Net Cash Proceeds received after the Issue Date from Unrestricted Subsidiaries resulting from the receipt of dividends or other distributions or payments, repayments of loans or advances or other transfers of assets or proceeds from the disposition of Capital Stock, in each case to NIC or any Restricted Subsidiary from, or with respect to, interests in Unrestricted Subsidiaries; provided that any such amounts included in this paragraph (d) shall not be included in Consolidated Net Income of NIC for purposes of paragraph (a) above; plus

(e) the portion (proportionate to NIC’s equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary not to exceed the amount of Investments made by NIC or any Restricted Subsidiary (and treated as a Restricted Payment) in such Unrestricted Subsidiary.

For purposes of determining the amount available for or expended for Restricted Payments under this clause (3), property other than cash shall be valued at its fair market value and shall be valued in good faith and set forth in an officers’ certificate delivered to the Trustee when the fair market value of such property exceeds $25.0 million.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph will not prohibit:

(1) any dividend on any class of Capital Stock of NIC paid within 60 days after the declaration thereof if, on the date when the dividend was declared, NIC could have paid such dividend in accordance with the provisions of the Indenture;

(2) the renewal, extension, refunding or refinancing of any Indebtedness otherwise permitted pursuant to the terms of the Indenture described in clause (13) of “—Limitation on Incurrence of Indebtedness” above;

(3) the exchange or conversion of any Indebtedness of NIC or any of its Restricted Subsidiaries for or into Qualified Capital Stock of NIC;

(4) so long as no Default or Event of Default has occurred and is continuing, any Investment made in exchange for or out of the Net Cash Proceeds of a substantially concurrent sale, or a sale within 60 days of such Investment (other than to a Subsidiary of NIC) of Qualified Capital Stock of NIC; provided, that the proceeds of such sale of Qualified Capital Stock shall not be (and have not been) included in clause (3) of the preceding paragraph;

(5) the redemption, repurchase, retirement or other acquisition of any Capital Stock of NIC or the payment of any dividend or other distribution in respect of any class of its Capital Stock in exchange for or out of the Net Cash Proceeds of the substantially concurrent sale, or a sale within 60 days of such redemption, repurchase, retirement, other acquisition, dividend or other distribution (other than to a Subsidiary of NIC) of Qualified Capital Stock of NIC; provided, that the proceeds of such sale of Qualified Capital Stock shall not be (and have not been) included in clause (3) of the preceding paragraph;

(6) so long as no Event of Default has occurred and is continuing, the redemption, repurchase, retirement or other acquisition of any subordinated Indebtedness of NIC or a Subsidiary Guarantor in exchange for or out of the Net Cash Proceeds of the substantially concurrent sale, or a sale within 60 days of such redemption, repurchase, retirement, or other acquisition (other than to a Subsidiary of NIC) of Qualified Capital Stock of NIC; provided, that the proceeds of such sale of Qualified Capital Stock shall not be (and have not been) included in clause (3) of the preceding paragraph;

(7) cash payments (a) made with respect to the hedging arrangements entered into by NIC or any of its Restricted Subsidiaries to increase the effective conversion premium of the Convertible Subordinated Notes, (b) made to net share settle Convertible Subordinated Notes in an amount not to exceed the principal amount thereof and (c) made in lieu of the issuance of fractional shares in connection with the conversion of the Convertible Subordinated Notes;

(8) the declaration and payment of dividends to holders of any class of Disqualified Capital Stock of NIC or a Restricted Subsidiary of NIC or Preferred Stock of any Restricted Subsidiary of NIC issued after the Issue Date; provided, that such Disqualified Capital Stock or Preferred Stock was issued in accordance with the covenant described in “—Limitation on Incurrence of Indebtedness” above and such dividends constitute Consolidated Fixed Charges;

(9) so long as no Event of Default has occurred and is continuing, any purchase or redemption or other retirement for value of Capital Stock of NIC (including purchases of stock from current or former employees, employees’ spouses, estates or estate planning vehicles in accordance with the terms of employee stock purchase plans) pursuant to any shareholders agreement, management agreement or employee stock option agreement in accordance with the provisions of any such arrangement in an amount in a calendar year not to exceed $15.0 million (with unused amounts in any calendar year carried over to succeeding years subject to a maximum of $25.0 million in any calendar year);

(10) repurchases of Capital Stock deemed to occur upon the exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price thereof or tax withholdings related to the exercise of stock options or warrants or in connection with the vesting of restricted stock;

(11) payments not to exceed $10.0 million per annum in the aggregate to enable NIC to make payments to holders of its Capital Stock in lieu of issuance of fractional shares of its Capital Stock;

(12) so long as no Event of Default has occurred and is continuing the redemption of any other stock purchase rights under a rights plan in an aggregate amount not to exceed $2.5 million;

(13) so long as no Event of Default has occurred and is continuing, Investments in Permitted Joint Ventures and designations of Restricted Subsidiaries as Unrestricted Subsidiaries; provided, that after giving pro forma effect to such Investment or such designation, NIC could incur at least $1.00 of additional Indebtedness pursuant to the terms of the Indenture described in clause (1) of “—Limitation on Incurrence of Indebtedness” above;

(14) so long as no Event of Default has occurred and is continuing, the repurchase, redemption, acquisition or retirement of subordinated Indebtedness with Unutilized Net Available Proceeds remaining after an Offer to Purchase pursuant to the covenant described under the caption “Limitation on Certain Asset Dispositions;”

(15) so long as no Event of Default has occurred and is continuing, the repurchase, redemption, acquisition or retirement of any subordinated Indebtedness at a price not greater than 101% of the principal amount thereof (together with accrued and unpaid interest) following a Change of Control pursuant to provisions similar to those described under “—Change of Control”; provided that NIC shall have complied with the provisions under “—Change of Control” and have purchased all Notes validly tendered and not withdrawn; and

(16) if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (16), does not to exceed $100.0 million in the aggregate since the Issue Date.

Each Restricted Payment described in clauses (1), (7), (9), (13), (14) and (15) of the previous sentence shall be taken into account (and the Restricted Payments described in the remaining clauses shall not be taken into account) for purposes of computing the aggregate amount of all Restricted Payments made pursuant to clause (3) of the preceding paragraph.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (16) in paragraph (b) above, or is entitled to be incurred pursuant to paragraph (a) above, NIC will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment in any manner that complies with this covenant.

Limitation on Certain Asset Dispositions.    The Indenture provides that NIC will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make one or more Asset Dispositions unless:

(1) NIC or the Restricted Subsidiary, as the case may be, receives consideration for such Asset Disposition at least equal to the fair market value of the assets sold or disposed of (as determined in good faith by the Board of Directors of NIC or a member of senior management of NIC);

(2) not less than 75% of the consideration for the disposition consists of cash or Cash Equivalents or the assumption of Indebtedness (other than non-recourse Indebtedness, intercompany Indebtedness or any Indebtedness subordinated to the Notes) of NIC or such Restricted Subsidiary or other obligations relating to such assets (and release of NIC or such Restricted Subsidiary from all liability on the Indebtedness or other obligations assumed); and

(3) all Net Available Proceeds, less any amounts invested or committed to be invested within 360 days of such Asset Disposition in non-current assets related to the business of NIC (including capital expenditures or the Capital Stock of another Person (other than NIC or any Person that is a Restricted Subsidiary of NIC immediately prior to such investment); provided, that immediately after giving effect to any such investment (and not prior thereto) such Person shall be a Restricted Subsidiary of NIC) are applied, on or prior to the 360th day after such Asset Disposition (unless and to the extent that NIC shall determine to make an Offer to Purchase), either to

(a) the permanent reduction and prepayment of any secured Indebtedness of NIC or a Subsidiary Guarantor (other than Indebtedness which is expressly subordinate to the Notes) then outstanding (including a permanent reduction of commitments in respect thereof) or

(b) the permanent reduction and repayment of any Indebtedness of any Restricted Subsidiary of NIC that is not a Subsidiary Guarantor then outstanding (including a permanent reduction of commitments in respect thereof).

The 361st day after such Asset Disposition shall be deemed to be the “Asset Sale Offer Trigger Date,” and the amount of Net Available Proceeds from Asset Dispositions otherwise subject to the preceding provisions not so applied or as to which NIC has determined not to so apply shall be referred to as the “Unutilized Net Available Proceeds.” Within fifteen days after the Asset Sale Offer Trigger Date, NIC shall make an Offer to Purchase the outstanding Notes at a purchase price in cash equal to 100% of their principal amount plus any accrued and unpaid interest thereon to the Purchase Date. Notwithstanding the foregoing, NIC may defer making any Offer to Purchase outstanding Notes until there are aggregate Unutilized Net Available Proceeds equal to or in excess of $25.0 million (at which time, the amount in excess of $25.0 million, shall be applied as required pursuant to this paragraph). Pending application of the Unutilized Net Available Proceeds pursuant to this covenant, such Unutilized Net Available Proceeds shall be invested in any manner not otherwise prohibited by this Indenture or applied temporarily to reduce any Indebtedness of NIC or a Subsidiary Guarantor (other than Indebtedness which is expressly subordinated in right of payment to the Notes).

If any Indebtedness of NIC or any of its Restricted Subsidiaries ranking pari passu with the Notes requires that prepayment of, or an offer to prepay, such Indebtedness be made with any Net Available Proceeds, NIC may apply such Net Available Proceeds pro rata (based on the aggregate principal amount of the Notes then outstanding and the aggregate principal amount (or accreted value, if less) of all such other Indebtedness then outstanding) to the making of an Offer to Purchase the Notes in accordance with the foregoing provisions and the prepayment or the offer to prepay such pari passu Indebtedness. Any remaining Net Available Proceeds following the completion of the required Offer to Purchase may be used by NIC for any other purpose (subject to the other provisions of the Indenture) and the amount of Net Available Proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero, subject to any subsequent Asset Disposition. These provisions will not apply to a transaction consummated in compliance with the provisions of the Indenture described under “—Merger, Consolidation, Etc.” below.

For purposes of clause (2) of this covenant, the following will be deemed to be cash: (a) the amount of any notes, securities or other similar obligations received by NIC or any Restricted Subsidiary from such transferee that are immediately converted, sold or exchanged (or are converted, sold or exchanged within 90 days of the related Asset Disposition) by the Company or the Restricted Subsidiaries into cash or Cash Equivalents in an amount equal to the Net Cash Proceeds realized upon such conversion, sale or exchange and (b) Qualified Non-Cash Proceeds.

Notwithstanding the foregoing, the provisions of this covenant shall not apply to any Sale/Leaseback Transaction with respect to the purchase of tooling and related manufacturing equipment in the ordinary course of business.

In the event that NIC makes an Offer to Purchase the Notes, NIC shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

NIC’s ability to repurchase the Notes may be limited by other then-existing borrowing agreements of NIC and its Restricted Subsidiaries. There can be no assurance that NIC will be able to obtain such a consent or a waiver of such limitations.

Limitation on Sale/Leaseback Transactions.    The Indenture provides that NIC shall not, and shall not cause or permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1) NIC or such Restricted Subsidiary would be entitled to incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction pursuant to any provision of the covenant described under the caption “—Limitation on Incurrence of Indebtedness”;

(2) the Net Available Proceeds received by NIC or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors of NIC or a member of senior management of NIC) of such property; and

(3) NIC or such Restricted Subsidiary applies the Net Available Proceeds of such transaction in compliance with “—Limitation on Certain Asset Dispositions.”

Notwithstanding the foregoing, the provisions of this covenant shall not prohibit NIC or any Restricted Subsidiary from entering into any Sale/Leaseback Transaction with respect to the purchase of tooling and related manufacturing equipment in the ordinary course of business.

Limitation on Payment Restrictions Affecting Restricted Subsidiaries.    The Indenture provides that NIC will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or suffer to exist or allow to become effective any consensual encumbrance or restriction of any kind on the ability of any such Restricted Subsidiary to:

(1) pay dividends, in cash or otherwise, or make other payments or distributions on its Capital Stock or any other equity interest or participation in, or measured by, its profits, owned by NIC or by any Restricted Subsidiary of NIC, or make payments or prepayments on any Indebtedness owed to NIC or to any Restricted Subsidiary of NIC;

(2) make loans or advances to or make Investments in NIC or any Restricted Subsidiary of NIC; or

(3) transfer any of their respective property or assets to NIC or to any Restricted Subsidiary of NIC.

The preceding restrictions, however, will not apply to encumbrances or restrictions existing under or by reason of:

(1) applicable law, regulations or order;

(2) customary provisions restricting subletting or assignment of any lease, sublease, license, sublicense or service contract;

(3) indebtedness or any other contractual requirements (including pursuant to any corporate governance documents in the nature of a charter or by-laws) of a Securitization Subsidiary arising in connection with a Qualified Securitization Transaction, provided, that any such encumbrances and restrictions apply only to such Securitization Subsidiary;

(4) any agreement in effect on the Issue Date as any such agreement is in effect on such date;

(5) any agreement (including Acquired Indebtedness) of any Restricted Subsidiary in effect on the date on which such Restricted Subsidiary became a Subsidiary of NIC and not entered into in anticipation or contemplation of becoming a Subsidiary of NIC, provided, such encumbrance or restriction shall not apply to any assets of NIC or its Restricted Subsidiaries other than such Restricted Subsidiary;

(6) the Indenture, the Notes and the Subsidiary Guarantees;

(7) restrictions relating to any Lien permitted under the Indenture imposed by the holder of such Lien;

(8) restrictions imposed under any agreement to sell assets permitted under the Indenture to any Person pending the closing of such sale;

(9) any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date;

(10) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(11) Indebtedness incurred in compliance with clause (18) of the covenant described under “—Limitation on Incurrence of Indebtedness,” provided that such encumbrance or restriction applies only to assets financed with the proceeds of such Indebtedness;

(12) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business;

(13) encumbrances or restrictions contained in Indebtedness of Restricted Subsidiaries permitted to be incurred under clauses (3), (26) or (27) of the covenant described under “—Limitation on Incurrence of Indebtedness;” provided that any such encumbrances or restrictions are ordinary and customary with respect to the type of Indebtedness being incurred under the relevant circumstances and either (A) such encumbrances or restrictions do not materially impair the NIC’s ability to make payment on the Notes when due or (B) such encumbrances or restrictions only apply if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;

(14) encumbrances or restrictions imposed by the Support Agreement, the Master Intercompany Agreements or the Shy Settlement; and

(15) any encumbrances or restrictions imposed by any amendments, refinancings or replacements of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such amendments, refinancings or replacements are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment, refinancing or replacement.

Limitation on Transactions with Affiliates.    The Indenture provides that NIC will not, and will not cause or permit any of its Restricted Subsidiaries to:

(1) sell, lease, transfer or otherwise dispose of any of its property or assets to,

(2) purchase any property or assets from,

(3) make any Investment in, or

(4) enter into or amend or extend any contract, agreement or understanding with or for the benefit of, any Affiliate of NIC or of any Subsidiary (an “Affiliate Transaction”),

other than Affiliate Transactions that are on terms that are fair and reasonable to NIC or such Restricted Subsidiary of NIC and that are no less favorable to NIC or such Restricted Subsidiary of NIC than those that could be obtained in a comparable arm’s length transaction by NIC or such Restricted Subsidiary of NIC from an unaffiliated party; provided, that if NIC or any Restricted Subsidiary of NIC enters into an Affiliate Transaction or series of Affiliate Transactions involving or having an aggregate value of more than $25.0 million, a majority of the disinterested members of the Board of Directors of NIC or a committee thereof shall, prior to the consummation of such Affiliate Transaction, have determined (as evidenced by a resolution thereof) that such Affiliate Transaction meets the foregoing standard; provided further that that if NIC or any Restricted Subsidiary of NIC enters into an Affiliate Transaction or series of Affiliate Transactions involving or having an aggregate value of more than $75.0 million, NIC delivers to the Trustee an opinion issued by an independent accounting, appraisal or investment banking firm of national standing stating that such Affiliate Transaction is fair to NIC or such Restricted Subsidiary from a financial point of view.

The foregoing restrictions shall not apply to:

(1) any transaction between Restricted Subsidiaries of NIC, or between NIC and any Restricted Subsidiary of NIC;

(2) transactions entered into pursuant to the terms of the Master Intercompany Agreements, the Tax Allocation Agreement or the Support Agreement;

(3) transactions entered into in the ordinary course of business;

(4) any transaction effected in connection with a Qualified Securitization Transaction;

(5) reasonable fees and compensation paid to and advances of expenses to and indemnity provided on behalf of officers, directors, employees or consultants of NIC or any Subsidiary in the reasonable determination of a member of senior management of NIC or by NIC’s Board of Directors;

(6) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement in effect on the Issue Date;

(7) Restricted Payments and Permitted Investments (other than clause (5) thereof) permitted by the Indenture;

(8) loans or advances to officers, directors, employees or consultants of NIC or any of its Subsidiaries in the ordinary course of business in an aggregate amount outstanding at any time not to exceed $10.0 million;

(9) transactions with Unrestricted Subsidiaries, joint venture partners, customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business which are fair to NIC or its Restricted Subsidiaries, in the reasonable determination of the senior management of NIC, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) any employment, compensation or severance arrangement entered into by NIC or any of its Subsidiaries in the ordinary course of business that is not otherwise prohibited by the Indenture; and

(11) the issuance or sale of Capital Stock (other than Disqualified Stock) of NIC to any Affiliate of NIC and the granting of registration and other customary rights in connection therewith.

Limitation on Guarantees by Restricted Subsidiaries.    The Indenture provides that NIC shall not cause or permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee the payment of any Indebtedness of NIC (other than to the extent such Restricted Subsidiary is a co-borrower with respect to Indebtedness permitted pursuant to clause (3) of “—Limitation on Incurrence of Indebtedness”) which, in the aggregate, together with all other Indebtedness of NIC that is guaranteed by Restricted Subsidiaries, exceeds $35.0 million, unless such Restricted Subsidiary of NIC executes and delivers within ten Business Days thereof a supplemental indenture to the Indenture providing for the guarantee of payment of the Notes by such Restricted Subsidiary of NIC; provided, any guarantee by a Subsidiary Guarantor of such other Indebtedness:

(1) (a) (I) is unsecured or (II) is secured and (A) in the case of any such guarantee of Indebtedness of NIC ranking pari passu with the Notes, the Subsidiary Guarantees are secured equally and ratably with any Liens securing such guarantee and (B) in the case of any such guarantee of Indebtedness of NIC subordinated to the Notes, the relevant Subsidiary Guarantees are secured on a basis ranking prior to the Liens securing such guarantee and (b) (I) in the case of any such guarantee of Indebtedness of NIC subordinated or junior to the Notes (whether pursuant to its terms or by operation of law), such guarantee is subordinated pursuant to a written agreement to the relevant Subsidiary Guarantees at least to the same extent and in the same manner as such other Indebtedness is subordinated to the Notes, or (II) the Subsidiary Guarantees are not subordinated or junior to any Indebtedness of such Subsidiary Guarantor; and

(2) such Subsidiary Guarantor waives, and agrees it will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against NIC or any other Subsidiary of NIC as a result of any payment by it under such Subsidiary Guarantees.

Change of Control.    Upon the occurrence of a Change of Control (the date of each such occurrence being the “Change of Control Date”), NIC will notify the Holders in writing of such occurrence and will commence an Offer to Purchase (the “Change of Control Offer”) all Notes then outstanding, in each case, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Purchase Date. Notice of a Change of Control will be mailed by NIC to the Holders not more than 30 days after any Change of Control Date.

None of the provisions relating to a purchase upon a Change of Control are waivable by the Board of Directors of NIC. NIC could, in the future, enter into certain transactions, including certain recapitalizations of NIC, that would not constitute a Change of Control with respect to the Change of Control purchase feature of the Notes, but would increase the amount of Indebtedness outstanding at such time. If a Change of Control were to occur, there can be no assurance that NIC would have sufficient funds to pay the redemption price for all Notes that NIC is required to redeem. In the event that NIC were required to purchase outstanding Notes pursuant to a Change of Control Offer, NIC expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that NIC would be able to obtain such financing.

With respect to the disposition of property or assets, the phrase “all or substantially all” as used in the Indenture (including as set forth under “—Merger, Consolidation, Etc.” below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders are subject to a Change of Control Offer. In addition, Holders of Notes may not be entitled to require the Company to repurchase their Notes in certain circumstances involving a significant change in the composition of the Board of Directors of the Company, including in connection with a proxy contest, where the Company’s Board of Directors does not endorse a dissident slate of directors but approves them as Continuing Directors for purposes of the Indenture.

NIC’s ability to repurchase the Notes may be limited by other then-existing borrowing agreements of NIC and its Subsidiaries. There can be no assurance that NIC will be able to obtain such a consent or a waiver of such limitations. See “—Limitation on Restricted Payments.”

If an offer is made to redeem the Notes as a result of a Change of Control, NIC will comply with all tender offer rules under state and Federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

The Change of Control redemption feature of the Notes may in certain circumstances make more difficult or discourage a takeover of NIC and, thus, the removal of incumbent management.

NIC will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements described in the Indenture applicable to a Change of Control Offer made by NIC and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption has been given pursuant to the Indenture as described under “—Optional redemption,” unless and until there is a default in the payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control and may be conditional upon the occurrence of a Change of Control if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

Reports.    So long as any Note is outstanding, notwithstanding whether NIC is subject to the requirements of Sections 13 or 15(d) of the Exchange Act, NIC will file with the SEC (unless the SEC will not accept such filing) and, within 15 days after it files them with the SEC, file with the Trustee and mail or cause the Trustee to mail to the Holders at their addresses as set forth in the registers of the Notes, copies of the annual reports and of the information, documents and other reports which NIC is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or which NIC would be required to file with the SEC if NIC then had a class of securities registered under the Exchange Act. Notwithstanding the foregoing, NIC will be deemed to have furnished such information referred to in the previous sentence to the Trustee and the Holders if NIC has filed such reports and other information with the SEC via the EDGAR filing system (or any successor system) and such reports and other information are publicly available. If the SEC will not accept NIC’s filings for any reason, NIC will post the reports, documents and information referred to in the first sentence of this paragraph on its website within the time periods that would apply if NIC were required to file such reports, documents and information with the SEC and, in that event, NIC will be deemed to have furnished such information referred to above to the Trustee and the Holders.

Merger, Consolidation, Etc.    NIC will not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of NIC’s assets (determined on a consolidated basis) to any Person unless:

(1) either (a) NIC shall be the surviving or continuing corporation or (b) the Person (if other than NIC) formed by such consolidation or into which NIC is merged or the Person which acquires by conveyance, transfer or lease the properties and assets of NIC and its Restricted Subsidiaries substantially as an entirety (I) shall be a corporation, limited liability company or partnership organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (II) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of NIC to be performed or observed; provided that in the case where the surviving or continuing Person is not a corporation, a corporation becomes a co-obligor of the Notes;

(2) (i) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(II) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), (x) NIC (in the case of clause (a) of the foregoing clause (1)) or such Person (in the case of clause (II) thereof) could incur at least $1.00 of additional Indebtedness pursuant to clause (1) of “—Limitation on Incurrence of Indebtedness” or (y) NIC’s or such Person’s Consolidated Cash Flow Ratio for the most recent four full fiscal quarters for which financial statements are available after giving pro forma effect to such transaction as of the beginning of such four quarter period would be greater than NIC’s Consolidated Cash Flow Ratio for such four quarter period immediately prior to such transaction;

(3) immediately before and after giving effect to such transaction and the assumption contemplated by clause (1)(b)(II) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of the transaction) no Default and no Event of Default shall have occurred or be continuing; and

(4) NIC or such Person shall have delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this provision of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

Notwithstanding the foregoing:

(1) a Restricted Subsidiary of NIC may consolidate with, or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, NIC or another Restricted Subsidiary of NIC; and

(2) a series of transactions involving the sale of Receivables or interests therein by a Securitization Subsidiary in connection with a Qualified Securitization Transaction shall not be deemed to be the sale of all or substantially all of NIC’s assets to the extent such transactions are consummated in the ordinary course of business.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of NIC, the Capital Stock of which constitutes all or substantially all of the properties and assets of NIC, shall be deemed to be the transfer of all or substantially all of the properties and assets of NIC. For the avoidance of doubt, notwithstanding anything to the contrary in this “Description of the Notes” or in the Indenture, the sale, assignment, transfer, conveyance or other disposition of all or any portion of the NIC’s Financial Services Segment, including without limitation through the sale or other disposition of all or any portion of the Capital Stock of any Unrestricted Subsidiary that is part of the Financial Services Segment, or all or any portion of their respective assets or properties, shall not under any circumstances constitute the sale, assignment, transfer, conveyance or disposition of all or substantially all of NIC’s assets (on a consolidated basis) for any purpose whatsoever under the Indenture or the Notes.

Upon any such consolidation, merger, conveyance, lease or transfer in accordance with the foregoing, the successor Person formed by such consolidation or into which NIC is merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, NIC under the Indenture with the same effect as if such successor had been named as NIC therein, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) the predecessor corporation will be relieved of all further obligations and covenants under the Indenture and the Notes.

A Subsidiary Guarantor will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Subsidiary Guarantor is the surviving Person), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Subsidiary Guarantor, in one or more related transactions, to another Person, other than NIC or another Subsidiary Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Subsidiary Guarantor is the surviving corporation, or the Person formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition which has been made (i) is organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of that Subsidiary Guarantor under the Indenture and its Subsidiary Guarantee pursuant to a supplemental indenture satisfactory to the Trustee; or

(b) such sale, assignment, transfer, conveyance or other disposition or consolidation or merger complies with the covenant described above under the caption “—Limitation on Certain Asset Dispositions.”

Events of Default

The following are Events of Default under the Indenture with respect to the Notes:

(1) default in the payment of principal of, or premium, if any, on the Notes when due at maturity, upon repurchase, upon acceleration or otherwise, including, without limitation, failure of NIC to repurchase the Notes on the date required following a Change of Control; or

(2) default in the payment of any installment of interest on the Notes when due and continuance of such Default for 30 days or more; or

(3) failure to observe, perform or comply with any of the provisions described under “Certain Covenants—Merger, Consolidation, Etc.” above; or

(4) default (other than a default set forth in clauses (1), (2) and (3) above) in the performance of, or breach of, any other covenant or warranty of NIC or of any Restricted Subsidiary in the Indenture, or in the Notes and failure to remedy such default or breach within a period of 30 days after written notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes; or

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by NIC or any Subsidiary of NIC (other than a Securitization Subsidiary) (or the payment of which is guaranteed by NIC or any Restricted Subsidiary of NIC), which default is caused by a failure to pay principal of or premium, if any, on such Indebtedness upon its stated maturity or which default results in the acceleration of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $50.0 million or more and such acceleration has not been rescinded or annulled or such Indebtedness discharged in full within 30 days; or

(6) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against NIC or any Subsidiary of NIC (other than a Securitization Subsidiary) or any of their respective property or assets in an aggregate amount in excess of $50.0 million, which judgments, orders or decrees have not been vacated, discharged, satisfied or stayed pending appeal within 30 days from the entry thereof and with respect to which legal enforcement proceedings have been commenced; or

(7) certain events of bankruptcy, insolvency or reorganization involving NIC, any Subsidiary Guarantor or any Significant Subsidiary of NIC.

If an Event of Default (other than an Event of Default specified in clause (7) above involving NIC) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Notes may, and the Trustee shall upon the request of Holders of not less than 25% in aggregate principal amount of the Notes then outstanding, declare the unpaid principal of, premium, if any, and accrued and unpaid interest on all the Notes then outstanding to be due and payable, by a notice in writing to NIC (and to the Trustee, if given by Holders) and upon such declaration such principal amount, premium, if any, and accrued and unpaid interest will become immediately due and payable, notwithstanding anything contained in the Indenture or the Notes to the contrary. If an Event of Default specified in clause (7) above involving NIC occurs, all unpaid principal of, and premium, if any, and accrued and unpaid interest on the Notes then outstanding will ipso facto become due and payable.

No Holder of the Notes may enforce the Indenture or the Notes except as provided in the Indenture. Subject to the provisions of the Indenture relating to the duties of the Trustee, with respect to the Indenture the Trustee is under no obligation to exercise any of its rights or powers under such Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes, or that resulted from the failure of NIC to comply with the provisions of “—Certain Covenants—Change of Control” or “—Merger, Consolidation, Etc.” above) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may rescind an acceleration of the Notes and its consequences if all existing Events of Default (other than the nonpayment of principal of and premium, if any, and interest on the Notes which has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in aggregate principal amount of the Notes then outstanding may, on behalf of the Holders of all the Notes, waive any past Default or Event of Default under the Indenture and its consequences, except a Default in the payment of principal of or premium, if any, or interest on the Notes or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of all Holders.

Under the Indenture, an executive officer of NIC is required to provide a certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not he knows of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Notwithstanding the foregoing, the Indenture provides that, to the extent NIC elects, the sole remedy for an Event of Default relating to NIC’s failure to comply with NIC’s obligations as set forth under “—Certain Covenants—Reports” above, will after the occurrence of such an Event of Default consist exclusively of the right to receive additional interest on the Notes at a rate equal to 0.25% per annum of the principal amount of the Notes outstanding for each day during the 90-day period beginning on, and including, the occurrence of such an Event of Default during which such Event of Default is continuing, and at a rate equal to 0.50% per annum of the principal amount of the Notes outstanding for each day from the 91st day until the 179th day during which such Event of Default is continuing.

If NIC so elects, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the Notes. On the 180th day after such Event of Default (if the Event of Default relating to the reporting obligations is not cured or waived prior to such 180th day), the Notes will be subject to acceleration as provided above. The provisions of the Indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other Event of Default. In the event NIC does not elect to pay the additional interest following an Event of Default in accordance with this paragraph, the Notes will be subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 179 days after the occurrence of an Event of Default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, NIC must notify all holders of Notes and the Trustee and paying agent of such election on or prior to the close of business on the business day before the date on which such Event of Default would occur and on or prior to the close of business on the 91st day after the date on which such Event of Default occurs. Upon NIC’s failure to timely give such notice, the Notes will be immediately subject to acceleration as provided above.

Amendment, supplement and waiver

From time to time, NIC, when authorized by a resolution of its Board of Directors, and the Trustee, may, without the consent of the Holders, amend, waive or supplement the Indenture and the Notes issued thereunder for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the TIA, or making any change that does not adversely affect the rights of any Holder; provided that NIC has delivered to the Trustee an opinion of counsel stating that such change does not adversely affect the rights of any Holder. Other amendments and modifications of the Indenture and the Notes issued thereunder may be made by NIC, and the Trustee with the consent of the Holders of at least a majority of the aggregate principal amount of the Notes issued under the Indenture then outstanding.

Notwithstanding the foregoing, no amendment or modification may, without the consent of the Holder of each outstanding Note affected thereby:

(1) change the final maturity of the principal of or any installment of interest on the Notes or repurchase provisions of the Notes or the Indenture (other than those provisions referenced in clause (9) hereof) in a manner adverse to the Holders of the Notes;

(2) reduce the principal amount of (or the premium) of the Notes;

(3) reduce the rate of or extend the time for payment of interest on the Notes;

(4) change the place or currency of payment of principal of (or premium) or interest on the Notes;

(5) modify any provisions of the Indenture relating to the waiver of past defaults (other than to add sections of the Indenture or the Notes subject thereto or the right of the Holders of the Notes outstanding thereunder to institute suit for the enforcement of any payment on or with respect to the Notes) or the modification and amendment of the Indenture and the Notes (other than to add sections of such Indenture or such Notes which may not be amended, supplemented or waived without the consent of each Holder herein affected);

(6) reduce the percentage of the principal amount of outstanding Notes necessary for amendment to or waiver of compliance with any provision of the Indenture or the Notes outstanding thereunder or for waiver of any Default in respect thereof;

(7) waive a default in the payment of principal of, interest on, or redemption payment with respect to, the Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration);

(8) modify the ranking or priority of the Notes in a manner that would be adverse to the Holders of the Notes affected thereby; or

(9) modify the provisions relating to any Offer to Purchase required under the covenants described under “—Certain Covenants—Limitation on Certain Asset Dispositions” if an Asset Sale Offer Trigger Date has occurred or “—Certain Covenants—Change of Control” if a Change of Control has occurred in a manner materially adverse to the Holders of the Notes affected thereby.

Defeasance or covenant defeasance of the indenture

NIC may, at its option and at any time, terminate the obligations of NIC with respect to the Notes (“defeasance”). Such defeasance means that NIC shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes so defeased, except for:

(1) the rights of holders of outstanding Notes to receive payment in respect of the principal of, premium, if any, and interest on such Notes when such payments are due;

(2) NIC’s obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes;

(3) the rights, powers, trusts, duties and immunities of the Trustee; and

(4) the defeasance provisions of the Indenture.

In addition, NIC may, at its option and at any time, elect to terminate its obligations with respect to certain covenants that are set forth in the Indenture with respect to the Notes, some of which are described under “—Certain Covenants” above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes so defeased (“covenant defeasance”).

In order to exercise either defeasance or covenant defeasance:

(1) NIC must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes to be defeased, cash in United States dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes to be defeased to redemption or maturity;

(2) NIC shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding Notes to be defeased will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the act of such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax laws);

(3) no Default or Event of Default under the Indenture shall have occurred and be continuing immediately after giving effect to such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit);

(4) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of NIC;

(5) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which NIC is a party or by which it is bound (other than a Default or default resulting solely from the borrowing of funds to be applied to such deposit); and

(6) NIC shall have delivered to the Trustee an officer’s certificate stating that the deposit was not made by it with the intent of preferring the Holders over any of its creditors or with the intent of defeating, hindering, delaying or defrauding any of its other creditors.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above need not be delivered if at such time all outstanding Notes have been irrevocably called for redemption.

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes issued thereunder, as expressly provided for in the Indenture) as to all outstanding Notes issued thereunder when:

(1) either

(a) all the Notes issued thereunder theretofore authenticated and delivered (except lost, stolen or destroyed Notes issued thereunder which have been replaced or paid and Notes issued thereunder for whose payment money has theretofore been deposited in trust or segregated and held in trust by NIC and thereafter repaid to NIC or discharged from such trust) have been delivered to the Trustee for cancellation or

(b) all Notes issued thereunder not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year, or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of NIC and NIC has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes issued thereunder not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes issued thereunder to the date of deposit together with irrevocable instructions from NIC directing the Trustee to apply such funds to the payment thereof at maturity;

(2) NIC has paid all other sums payable under the Indenture by NIC; and

(3) NIC has delivered to the Trustee an officer’s certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Book-entry, delivery and form

The Notes will be represented by one or more notes in registered, global form without interest coupons. The global notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the global notes may be transferred, in whole and not in part, only by DTC to another nominee of DTC, by a nominee of DTC to DTC or another nominee, or by DTC or this nominee to a successor of DTC or a nominee of this successor. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of global notes for certificated notes.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of notes in certificated form.

Depositary procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. NIC takes no responsibility for these operations and procedures and urges investors to contact the system or its participants directly to discuss these matters.

DTC has advised NIC that DTC is a limited-purpose trust company created to hold securities for its participants and to facilitate the clearance and settlement of transactions in those securities between these participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to indirect participants, which include other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised NIC that, pursuant to procedures established by it:

(1) upon deposit of the global notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the global notes; and

(2) ownership of these interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interest in the global notes).

Investors in the global notes who are participants in DTC’s system may hold their interests in the global notes directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are participants in such system. Euroclear and Clearstream will hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A. and The Chase Manhattan Bank N.A., as operator of Clearstream. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium and special interest, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the Persons in whose names the notes, including the global notes, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, none of us, the trustee or any agent of ours or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised NIC that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date in accordance with instructions provided to DTC. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or NIC. Neither NIC nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and NIC and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants in DTC, on the one hand, and Euroclear and Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of each of Euroclear and Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised NIC that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee or any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of global notes for certificated notes

A global note is exchangeable for definitive notes in registered certificated form, which we refer to as “certificated notes,” if:

(1) DTC notifies NIC that it (a) is unwilling or unable to continue as depositary for the global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary within 120 days after the date of such notice;

(2) NIC, at its option, notifies the trustee in writing that it elects to cause the issuance of the certificated notes; or

(3) there shall have occurred and be continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder of NIC or any Subsidiary Guarantor has any liability, for any obligations of NIC or the Subsidiary Guarantors under the Notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting the Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Governing law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

The trustee

The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of NIC, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions, provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain definitions

“Acquired Indebtedness” of any specified Person means Indebtedness of any other Person and its Restricted Subsidiaries existing at the time such other Person merged with or into or became a Restricted Subsidiary of such specified Person or assumed by the specified Person in connection with the acquisition of assets from such other Person and not incurred by the specified Person in connection with or in anticipation of (a) such other Person and its Restricted Subsidiaries being merged with or into or becoming a Restricted Subsidiary of such specified Person or (b) such acquisition by the specified Person.

“Affiliate” means, when used with reference to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the referent Person, as the case may be. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct or cause the direction of management or policies of the referent Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (i) the present value as of such date of redemption of (A) the redemption price of such Note on November 1, 2014 (such redemption price being described under “—Optional Redemption”), plus (B) all required interest payments due on such Note through November 1, 2014 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (ii) the then outstanding principal of such Note.

“Asset Disposition” means any sale, transfer or other disposition (including, without limitation, by merger, consolidation or sale-and-leaseback transaction) of:

(1) shares of Capital Stock of a Restricted Subsidiary of NIC (other than directors’ qualifying shares) or

(2) property or assets of NIC or any of its Restricted Subsidiaries (other than shares of Capital Stock of NIC).

Notwithstanding the foregoing, an Asset Disposition shall not include:

(1) any sale, transfer or other disposition of shares of Capital Stock, property or assets by a Restricted Subsidiary of NIC to NIC or to any Restricted Subsidiary of NIC;

(2) any sale, transfer or other disposition of defaulted receivables for collection or any sale, transfer or other disposition of property or assets in the ordinary course of business, including, without limitation, sales of inventory in the ordinary course of its business and the granting of any option or other right to purchase, lease or otherwise acquire inventory in the ordinary course of its business;

(3) dispositions of assets or shares of Capital Stock of a Restricted Subsidiary in a single market transaction or series of related transactions with an aggregate fair market value less than $10.0 million;

(4) the grant in the ordinary course of business of any license of patents, trademarks, registrations therefor and other similar intellectual property;

(5) the granting of any Lien (or foreclosure thereon) securing Indebtedness to the extent that such Lien is granted in compliance with “—Certain Covenants—Limitation on Liens” above;

(6) any sale, transfer or other disposition constituting a Permitted Investment or Restricted Payment permitted by “—Certain Covenants—Limitation on Restricted Payments” above;

(7) any disposition of assets or property in the ordinary course of business to the extent such property or assets are surplus, negligible, obsolete, uneconomical, worn-out or no longer useful in NIC’s or any of its Subsidiaries’ business;

(8) the sale, lease, conveyance or disposition or other transfer of all or substantially all of the assets of NIC as permitted under “—Certain Covenants—Merger, Consolidation, Etc.;”

(9) sales of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization Transaction” to a Securitization Subsidiary for the fair market value thereof;

(10) transfers of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization Transaction” (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Transaction;

(11) any sale, transfer or other disposition of Capital Stock of, or Indebtedness or other securities of, any Unrestricted Subsidiary that was formed or designated as an Unrestricted Subsidiary after the Issue Date;

(12) sale, transfer or other disposition of cash or Cash Equivalents or any amounts received pursuant to an Interest Rate Agreement, Currency Agreement or Commodity Price Agreement; and

(13) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind.

“Asset Sale Offer Trigger Date” has the meaning set forth in “—Certain Covenants—Limitation on Certain Asset Dispositions.”

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction involving an operating lease means, as at the time of determination, the present value (discounted at the implied interest rate in such transaction compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination, with respect to any Indebtedness for borrowed money or Preferred Stock, the quotient obtained by dividing

(1) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of such Indebtedness or Preferred Stock, respectively, and the amount of such principal or liquidation value payments, by

(2) the sum of all such principal or liquidation value payments.

“Canadian Subsidiary” means any Foreign Subsidiary having its principal operations in Canada.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock (or other ownership or profits interest, including, without limitation, partnership, member or trust interest), including each class of Common or Preferred Stock of such Person, whether outstanding on the Issue Date or issued after the Issue Date, and any and all rights, warrants or options exchangeable for or convertible into such capital stock (other than any debt securities convertible or exchangeable into such capital stock).

“Capitalized Lease Obligation” means obligations under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of the Indenture, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP. The Stated Maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without penalty.

“Cash Equivalents” means:

(1) United States dollars or in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the United States government (or, in the case of a Canadian Subsidiary, Canadian government (federal or provincial)) or any agency or instrumentality of the United States government (or Canadian government) (provided that the full faith and credit of the United States or Canada (federal or provincial, as the case may be), as the case may be, is pledged in support of those securities) having maturities of not more than twenty-four months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of twenty-four months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twenty-four months and overnight bank deposits, in each case, with any commercial bank incorporated under the laws of the United States, any state thereof, the District of Columbia, Canada or any province or territory thereof and having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations or securities lending arrangements for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having a rating of at least “A-2” from S&P or “P-2” from Moody’s and in each case maturing within 270 days after the date of acquisition or asset backed securities having a rating of at least “A” from S&P or “A2” from Moody’s and in each case maturing within thirty-six months after the date of acquisition;

(6) demand or time deposit accounts used in the ordinary course of business with overseas branches of commercial banks incorporated under the laws of the United States of America, any state thereof or the District of Columbia (or in the case of a Canadian Subsidiary, Canada or any province or territory thereof), provided that such commercial bank has, at the time of NIC’s or such Restricted Subsidiary’s Investment therein, (1) capital, surplus and undivided profits (as of the date of such institution’s most recently published financial statements) in excess of $100 million and (2) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of NIC’s or any Restricted Subsidiary’s Investment therein, are rated at least “A” from S&P or “A2” from Moody’s;

(7) obligations (including, but not limited to demand or time deposits, bankers’ acceptances and certificates of deposit) issued or guaranteed by a depository institution or trust company incorporated under the laws of the United States of America, any state thereof or the District of Columbia (or in the case of a Canadian Subsidiary, Canada or any province or territory thereof), provided that (A) such instrument has a final maturity not more than one year from the date of purchase thereof by NIC or any Restricted Subsidiary of NIC and (B) such depository institution or trust company has at the time of NIC’s or such Restricted Subsidiary’s Investment therein or contractual commitment providing for such Investment, (x) capital, surplus and undivided profits (as of the date of such institution’s most recently published financial statements) in excess of $100 million and (y) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of NIC’s or such Restricted Subsidiary’s Investment therein or contractual commitment providing for such Investment, are rated at least “A” from S&P or “A2” from Moody’s;

(8) in the case of any Foreign Subsidiary, securities issued or directly and fully guaranteed or insured by the Federal Government of the country where the Foreign Subsidiary is located, money market funds, demand or time deposits accounts, certificate of deposits, in each case denominated and payable in local currency and used in the ordinary course of the business with reputable commercial banks located in the jurisdiction of organization of such Foreign Subsidiary; and

(9) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

Notwithstanding the foregoing, Investments which would otherwise constitute Cash Equivalents of the kinds described in clauses (2), (3), (4) and (5) that are permitted to have maturities in excess of twelve months shall only be deemed to be Cash Equivalents under this definition if and only if the total weighted average maturity of all Cash Equivalents of the kinds described in clauses (2), (3), (4) and (5) does not exceed twelve months on an aggregate basis.

“Change of Control” means the occurrence of one or more of the following events:

(1) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than employee or retiree benefit plans or trusts sponsored or established by NIC or Navistar, Inc., is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of NIC representing 35% or more of the combined voting power of NIC’s then outstanding Voting Stock;

(2) the following individuals cease for any reason to constitute more than a majority of the number of directors then serving on the Board of Directors of NIC: individuals who, on the Issue Date, constitute the Board of Directors and any new director whose appointment or election by the Board of Directors or nomination for election by NIC’s stockholders was approved (a) by the vote of at least a majority of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended or (b) with respect to directors whose appointment of election to the Board of Directors was made by the holders of NIC’s non-convertible junior preference stock, series B, by the holders of such preference stock;

(3) the shareholders of NIC shall approve any Plan of Liquidation (whether or not otherwise in compliance with the provisions of the Indenture); or

(4) NIC consolidates with or merges with or into another Person, other than a merger or consolidation of NIC in which the holders of the Common Stock of NIC outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Common Stock of the surviving corporation immediately after such consolidation or merger; or

(5) NIC or or any Restricted Subsidiary of NIC, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of the property or assets of NIC and the Restricted Subsidiaries of NIC (determined on a consolidated basis) to any Person; provided, that neither (a) the merger of a Restricted Subsidiary of NIC into NIC or into any Restricted Subsidiary of NIC nor (b) a series of transactions involving the sale of Receivables or interests therein in the ordinary course of business by a Securitization Subsidiary in connection with a Qualified Securitization Transaction nor (c) the grant (but not the foreclosure or realization) of a Lien on assets of NIC or any Restricted Subsidiary in connection with Indebtedness permitted pursuant to clause (3) under “—Covenants—Limitation on Incurrence of Indebtedness,” shall be deemed to be a Change of Control.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of NIC, the Capital Stock of which constitutes all or substantially all of the properties and assets of NIC, shall be deemed to be the transfer of all or substantially all of the properties and assets of NIC.

“Commodity Agreement” means any commodity price/index swap, futures or option contract or similar agreement or arrangement.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Cash Flow Available For Fixed Charges” of any Person means for any period the Consolidated Net Income of such Person for such period plus (to the extent Consolidated Net Income for such period has been reduced thereby):

(1) Consolidated Fixed Charges of such Person for such period; plus

(2) Consolidated Tax Expense of such Person for such period; plus

(3) the consolidated depreciation and amortization expense included in the income statement of such Person prepared in accordance with GAAP for such period; plus

(4) any non-recurring fees, expenses or charges related to any offering of Qualified Capital Stock, Permitted Investment, acquisition, recapitalization, disposition or incurrence of Indebtedness permitted under the Indenture (in each case, whether or not successful); plus

(5) any non-recurring or unusual charges or expenses of such Person or its Restricted Subsidiaries (which, for the avoidance of doubt, shall include the following items: restructuring, plant closure and consolidation, severance, relocation, contract termination, retention costs, employee termination and similar type items); plus

(6) any of the amounts set forth under “Supplemental Adjustments” for the nine months ended July 31, 2009 or, to the extent applicable, fiscal 2008, as set forth in note 5 under the tables set forth under the heading “Supplemental Financial and Operating Data;”

(7) any other non-cash charges to the extent deducted from or reflected in Consolidated Net Income except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period; minus

(8) any non-cash items increasing Consolidated Net Income for such period (other than the reversal of a prior accrual or reserve for cash items previously excluded from Consolidated Cash Flow Available For Fixed Charges); minus

(9) all cash payments during such period relating to non-cash charges that were added back in determining Consolidated Cash Flow Available For Fixed Charges in any prior period; minus

(10) non-recurring or unusual gains or income of such Person and its Restricted Subsidiaries.

“Consolidated Cash Flow Ratio” of any Person means for any period the ratio of

(1) Consolidated Cash Flow Available for Fixed Charges of such Person for such period to

(2) Consolidated Fixed Charges for such period.

In the event that NIC or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Cash Flow Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Cash Flow Ratio is made (the “Consolidated Cash Flow Ratio Calculation Date”), then the Consolidated Cash Flow Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by NIC or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Cash Flow Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated Cash Flow Available for Fixed Charges resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into NIC or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Consolidated Cash Flow Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.

Calculations of pro forma amounts in accordance with this definition shall be done in good faith by a responsible financial or accounting officer of NIC and may give pro forma effect to any cost savings, operating expense reductions or synergies that have been realized during such period as if such actions had been implemented at the beginning of such period and, except as otherwise provided herein, in accordance with Article 11 of Regulation S-X under the Securities Act or any successor provision.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Consolidated Cash Flow Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of NIC to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as NIC may designate.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period, taken as a single accounting period, of:

(1) Consolidated Interest Expense; and

(2) all dividends or other distributions paid or accrued on Disqualified Capital Stock of such Person or Preferred Stock of such Person’s Restricted Subsidiaries (except dividends payable in shares of Qualified Capital Stock).

In calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,”

(1) interest on Indebtedness determined on a fluctuating basis as of the date of determination and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the date of determination;

(2) if interest on any Indebtedness actually incurred on the date of determination may be optionally determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rates, then the interest rate in effect on the date of determination will be deemed to have been in effect during the relevant four-quarter period reference; and

(3) notwithstanding the foregoing, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest swap agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Interest Expense” means, with respect to any Person for any period, the aggregate of the net interest expense of such Person and its Consolidated Subsidiaries for such period (after giving effect to any interest income), on a consolidated basis, as determined in accordance with GAAP, including:

(1) all amortization of original issue discount;

(2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person during such period;

(3) net cash payments, if any, made (less any net payments, if any, received) under all Interest Rate Protection Agreements (including amortization of fees);

(4) all capitalized interest;

(5) the interest portion of any deferred payment obligations for such period; and

(6) any interest expense on Indebtedness of another Person that is guaranteed by NIC or any of its Restricted Subsidiaries (other than Indebtedness incurred under clause (21) under “—Certain Covenants—Limitation Incurrence of Indebtedness” unless NIC or any of its Restricted Subsidiaries makes a payment with respect to such guarantees in which case the interest expense associated with such underlying Indebtedness shall be included) or secured by a Lien on assets of NIC or any of its Restricted Subsidiaries, whether or not such guarantees or Liens is called upon;

and excluding:

(a) amortization or write-off of deferred financing fees, debt issuance costs, commissions, fees and expenses; and

(b) any non-cash interest imputed on any convertible debt securities (including the Convertible Subordinated Notes) as in accordance with FSP APB 14-1.

“Consolidated Net Income” means, with respect to any Person for any period, the consolidated net income (or deficit) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP and before any reduction in respect of dividends accrued or paid on any Preferred Stock, if any); provided, that any amounts received from any other Person (other than a Restricted Subsidiary) shall be included in Consolidated Net Income for that period to the extent of the amount that has been actually received by the referent Person or a Restricted Subsidiary of the referent Person in the form of cash dividends or other cash distributions (other than payments in respect of debt obligations), and provided, further, that there shall be excluded:

(1) any restoration to income of any contingency reserve, except to the extent that provision for such contingency reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(2) any gain or loss, together with any related provisions for taxes, realized upon the sale or other disposition (including, without limitation, dispositions pursuant to sale-leaseback transactions) of any property or assets which are not sold or otherwise disposed of in the ordinary course of business (provided that sales of Receivables or interests therein pursuant to Qualified Securitization Transactions shall be deemed to be in the ordinary course of business) and upon the sale or other disposition of any Capital Stock of any Subsidiary of the referent Person;

(3) any extraordinary gain or extraordinary loss together with any related provision for taxes and any one time gains or losses (including, without limitation, those related to the adoption of new accounting standards) realized by the referent Person or any of its Restricted Subsidiaries during the period for which such determination is made;

(4) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(5) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(6) for purposes of the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” the net income of any Restricted Subsidiary of such Person (other than a Subsidiary Guarantor) which is subject to restrictions which prevent or limit the payment of dividends or the making of distributions to such Person to the extent of such restrictions (except to the extent of the amount of dividends or distributions that have been paid to such Person or one or more Restricted Subsidiary not subject to any such restriction during the relevant period);

(7) non-cash compensation charges resulting from the application of Statement of Financial Accounting Standards No. 123(R), including any such charges resulting from stock options, restricted stock grants, stock appreciation rights or other equity-incentive programs;

(8) effects of adjustments in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or, if applicable, purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes;

(9) any non-cash impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP; and

(10) (a) any net unrealized gain or loss (after any offset) resulting in such period from Commodity Agreements, Currency Agreements, Interest Rate Protection Agreements or other derivative instruments and the application of Statement of Financial Accounting Standards No. 133; and (b) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Currency Agreements for currency exchange risk).

“Consolidated Net Tangible Assets” as of any date of determination means the total amount of assets of NIC and its Consolidated Subsidiaries after deducting therefrom all current liabilities (excluding any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than twelve months after the time as of which the amount thereof is being computed); total prepaid expenses and deferred charges; and all goodwill, trade names, trademarks, patents, licenses, copyrights and other intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of NIC and its Consolidated Subsidiaries for NIC’s most recently completed fiscal quarter, prepared in accordance with GAAP.

“Consolidated Subsidiary” of any Person means a Restricted Subsidiary which for financial reporting purposes is or, in accordance with GAAP, should be, accounted for by such Person as a consolidated Subsidiary.

“Consolidated Tax Expense” means, with respect to any Person for any period, the aggregate of the U.S. Federal, state and local tax expense attributable to taxes based on income and foreign income tax expenses of such Person and its Consolidated Subsidiaries for such period (net of any income tax benefit), determined in accordance with GAAP other than taxes (either positive or negative) attributable to extraordinary or unusual gains or losses or taxes attributable to sales or dispositions of assets.

“Convertible Subordinated Notes” means NIC’s convertible subordinated notes issued on the Issue Date and any convertible subordinated notes issued pursuant to the exercise of the over-allotment with respect to the convertible subordinated notes issued on the Issue Date.

“Credit Agreement” means that certain ABL Credit Agreement, dated as of June 15, 2007, by and among Navistar, Inc (formerly International Truck and Engine Corporation), IC Bus LLC, SST Truck Company LP, IC

Bus of Oklahoma, LLC, Navistar Diesel of Alabama, LLC, Credit Suisse, as Administrative Agent, and the other lenders named therein, providing for up to $200 million of revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time, regardless of whether such amendment, restatement, modification, renewal, refunding, replacement or refinancing is with the same financial institutions or otherwise.

“Credit Facilities” means, with respect to NIC or any of its Restricted Subsidiaries, one or more debt facilities, including, without limitation, the Credit Agreement, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables), letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities or receivables financings that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, currency forward, future or option contract or other similar agreement or arrangement.

“DealCor Subsidiaries” means any Subsidiaries owned as of the Issue Date by NIC or one of its Subsidiaries or acquired by NIC or one of its Subsidiaries after the Issue Date whose principal business is owning or operating a dealership that sells products manufactured by NIC or any of its Restricted Subsidiaries.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default (as defined in the Indenture).

“Disqualified Capital Stock” means any Capital Stock that, other than solely at the option of the issuer thereof, by its terms (or by the terms of any security into which it is convertible or exchangeable) is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased, in whole or in part, prior to the first anniversary of the Maturity Date or has, or upon the happening of an event or the passage of time would have, a redemption or similar payment due on or prior to the first anniversary of the Maturity Date, or is convertible into or exchangeable for debt securities at the option of the holder thereof at any time prior to the first anniversary of the Maturity Date.

“Event of Default” has the meaning set forth under “—Events of Default” herein.

“Financial Services Segment” means the business NIC and its Subsidiaries consisting of (1) the offer and sale of retail, wholesale and lease financing and/or other financial services products to finance the purchase or lease of products sold by NIC and its Restricted Subsidiaries or other manufacturers whose products are from time to time sold through the dealer network of NIC and its Restricted Subsidiaries (2) the financing of wholesale and retail accounts receivable and (3) captive insurance business.

“Foreign Subsidiary” means any Restricted Subsidiary of NIC that is not organized under the laws of the United States, any state thereof or the District of Columbia and any Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date, except for any reports required to be delivered pursuant to the covenant set forth under the caption “—Certain Covenants—Reports, which shall be prepared in accordance with GAAP in effect on the date thereof.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by agreement to keepwell, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary contractual indemnities or warranties not in connection with borrowing money. The term “guarantee” used as a verb has a corresponding meaning.

“incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “incurrence,” “incurred,” “incurable” and “incurring” shall have meanings correlative to the foregoing), provided that:

(1) any Indebtedness or Capital Stock of a Person existing at the time such Person becomes (after the Issue Date) a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) of NIC shall be deemed to be incurred or issued, as the case may be, by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of NIC; and

(2) any amendment, modification or waiver of any document pursuant to which Indebtedness was previously incurred shall not be deemed to be an incurrence of Indebtedness unless and then only to the extent such amendment, modification or waiver increases the principal or premium thereof or interest rate thereon (including by way of original issue discount).

“Indebtedness” means, with respect to any Person, at any date, any of the following, without duplication:

(1) any liability, contingent or otherwise, of such Person (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) evidenced by a note, bond, debenture or similar instrument or letters of credit (including a purchase money obligation) or (c) for the payment of money relating to a Capitalized Lease Obligation or other obligation (whether issued or assumed) relating to the accrued purchase price of property or services, but excluding trade accounts payable, deferred expenses, deferred compensation and similar obligations of such Person arising in the ordinary course of business;

(2) all conditional sale obligations and all obligations under any title retention agreement (even if the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable, deferred expenses, deferred compensation and similar obligations of such Person arising in the ordinary course of business or earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(3) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction entered into in the ordinary course of business;

(4) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than in connection with property subject to a Qualified Securitization Transaction) on any asset or property (including, without limitation, leasehold interests and any other tangible or intangible property) of such Person, whether or not such Indebtedness is assumed by such Person or is not otherwise such Person’s legal liability; provided, that if the obligations so secured have not been assumed by such Person or are otherwise not such Person’s legal liability, the amount of such Indebtedness for the purposes of this definition shall be limited to the lesser of the amount of such Indebtedness secured by such Lien or the fair market value of the assets or property securing such Lien;

(5) all Indebtedness of others (including all dividends of other Persons the payment of which is) guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds;

(6) all Disqualified Capital Stock issued by such Person and Preferred Stock of such Person’s Restricted Subsidiary with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends if any;

(7) all net amounts owing under Interest Rate Protection Agreements, Currency Agreements or Commodity Agreements; and

(8) all Attributable Indebtedness in respect of Sale/Leaseback Transactions entered into by such person.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. Notwithstanding the foregoing, Indebtedness shall not include: (i) any guarantees of obligations of suppliers to NIC or any of its Restricted Subsidiaries that ensure timely delivery of products, tooling and other materials used in the production process or (ii) any customary contractual indemnities or warranties.

The amount of Indebtedness of any Person at any date shall be the outstanding balance without duplication at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date, provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the full amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in accordance with GAAP.

“Initial Subsidiary Guarantor” means Navistar, Inc., a direct subsidiary of NIC that has guaranteed Notes as of the Issue Date.

“Interest Rate Protection Agreement” means any credit default swap or option agreement, interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement (whether from fixed to floating or from floating to fixed), interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement.

“Investment” by any Person means any direct or indirect:

(1) loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property (valued at the fair market value thereof as of the date of transfer) to others or payments for property or services for the account or use of others, or otherwise other than in the ordinary course of business) and any guarantee of Indebtedness of any other Person;

(2) purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness); and

(3) all other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP.

If NIC or any Restricted Subsidiary of NIC sells or otherwise disposes of any Capital Stock of a direct or indirect Restricted Subsidiary such that, after giving effect to such sale or disposition, such Person is no longer a Restricted Subsidiary of NIC, NIC will be deemed to have made an Investment on the date of any such sale or other disposition equal to the fair market value of the Investment in such Subsidiary not sold or disposed of. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments,”

(1) “Investment” shall include the portion (proportionate to NIC’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of NIC at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, that if such designation is made in connection with the acquisition of such Subsidiary or the assets owned by such Subsidiary, the “Investment” in such Subsidiary shall be deemed to be the consideration paid in connection with such acquisition; provided, further, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, NIC shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) NIC’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to NIC’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

“Investment Grade” means:

(1) with respect to S&P any of the rating categories from and including AAA to and including BBB-; and

(2) with respect to Moody’s any of the rating categories from and including Aaa to and including Baa3.

“Issue Date” means the original issue date of the Notes under the Indenture.

“Lien” means, with respect to any Person, any mortgage, pledge, lien, encumbrance, easement, restriction, covenant, right-of-way, charge or adverse claim affecting tide or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell, in each case securing obligations of such Person and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction but excluding any such filing or agreement which reflects ownership by a third party of

(1) property leased to the referent Person or any of its Restricted Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement or

(2) accounts, general intangibles or chattel paper sold to the referent Person.

“Master Intercompany Agreements” means: (i) the Amended and Restated Master Intercompany Agreement, dated as of April 1, 2007, between Navistar Financial Corporation and Navistar, Inc. (formerly known as International Truck and Engine Corporation), and its related manufacturing subsidiaries and affiliates, as amended to the Issue Date; (ii) the agreement, dated as of December 18, 1986, among Navistar International Corporation Canada, Navistar Financial Corporation Canada Inc. and General Electric Canadian Holdings Limited; (iii) the Intercompany Operating and Partnership Agreement, dated as of December 1, 2008, by and among Navistar Financial, Inc. De C.V., Sociedad Financiera De Objeto Múltiple, E.N.R. and Navistar México,

S.A. De C.V., (iv) one or more agreements serving some or all of the same purposes of the agreements listed in clauses (i) through (iii) above entered into after the Issue Date among NIC or one of its Restricted Subsidiaries and one or more other Persons (including one or more Unrestricted Subsidiaries) on terms no less favorable taken as a whole to NIC and its Restricted Subsidiaries than the agreements in clauses (i), (ii) and (iii) and (v) any amendment, modification, supplement or restatement from time to time of the agreements in clauses (i) through (iv); provided that none of the aforementioned agreements shall be amended, modified, supplemented or restated in a manner adverse in any material respect to the interests of NIC and its Restricted Subsidiaries taken as a whole.

“Maturity Date” means November 1, 2021.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Available Proceeds” from any Asset Disposition by any Person means cash or Cash Equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquirer of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) therefrom by such Person, including any cash received by way of deferred payment or upon the monetization or other disposition of any non-cash consideration (including notes or other securities) received in connection with such Asset Disposition, net of:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including, without limitation, fees and expenses of accountants, brokers, printers and other similar entities) and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition;

(2) all payments made by such Person or its Restricted Subsidiaries on any Indebtedness which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all payments made with respect to liabilities associated with the assets which are the subject of the Asset Disposition, including, without limitation, trade payables and other accrued liabilities;

(4) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition (but excluding any indemnification obligations and severance and other employee termination costs that, by their terms, will not be made prior to the Maturity Date), until such time as such amounts are no longer reserved or such reserve is no longer necessary (at which time any remaining amounts will become Net Available Proceeds to be allocated in accordance with the provisions of clause (3) of the covenant of the Indenture described under “—Certain Covenants—Limitation on Certain Asset Dispositions”); and

(5) all distributions and other payments made to minority interest holders, if any, in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Offer to Purchase” means a written offer (the “Offer”) sent by NIC by first class mail, postage prepaid, to each Holder at its address appearing in the register for the Notes on the date of the Offer, offering to purchase up to the principal amount of the Notes in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be not less than 30 days nor more than 60 days after the date of such Offer and a settlement date (the “Purchase Date”) for purchase of such Notes within five Business Days after the Expiration Date. NIC shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to such Trustee) prior to the mailing of the Offer of NIC’s obligation to make an Offer to Purchase, and the Offer shall be mailed by NIC or, at NIC’s request, by the Trustee in the name and at the expense of NIC. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such Holders to tender such Notes pursuant to the Offer to Purchase. The Offer shall also state:

(1) the section of the Indenture pursuant to which the Offer to Purchase is being made;

(2) the Expiration Date and the Purchase Date;

(3) the aggregate principal amount of the outstanding Notes offered to be purchased by NIC pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the section of the Indenture requiring the Offer to Purchase) (the “Purchase Amount”);

(4) the purchase price to be paid by NIC for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the “Purchase Price”);

(5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

(6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

(7) that interest on any Note not tendered or tendered but not purchased by NIC pursuant to the Offer to Purchase will continue to accrue;

(8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

(9) that each Holder electing to tender all or any portion of a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if NIC or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to NIC and the Trustee duly executed by the Holder thereof or his attorney duly authorized in writing);

(10) that Holders will be entitled to withdraw all or any portion of Notes tendered if NIC (or its Paying Agent) receives, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

(11) that (I) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, NIC shall purchase all such Notes and (II) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, NIC shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

(12) that in the case of any Holder whose Note is purchased only in part, NIC shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in all aggregate principal amount equal to and in exchange for the unpurchased portion of the Note or Notes so tendered.

An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

“Pari Passu Debt” means any Indebtedness of NIC or a Subsidiary Guarantor (including Additional Notes) that ranks equal in right of payment with the Notes or the Subsidiary Guarantee, as the case may be.

“Permitted Business” means (1) the lines of business conducted by NIC and its Restricted Subsidiaries on the Issue Date and businesses reasonably related, ancillary or complementary thereto, including reasonably related extensions or expansions thereof, and (2) any unrelated business, to the extent that it is not material in size.

“Permitted Investments” means:

(1) Investments in Cash Equivalents;

(2) guarantees of Indebtedness otherwise permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness” (other than clause (25) thereof);

(3) any Investment by NIC or any Restricted Subsidiary in or relating to a Securitization Subsidiary that, in the good faith determination of NIC, are necessary or advisable to effect any Qualified Securitization Transaction or any repurchase obligation in connection therewith;

(4) deposits, including interest-bearing deposits, maintained in the ordinary course of business in banks;

(5) any acquisition of the Capital Stock of any Person and any Investment in another Person if as a result of such Investment such other Person is merged with or consolidated into, or transfers or conveys all or substantially all of its assets to, NIC or a Restricted Subsidiary of NIC; provided, that after giving effect to any such acquisition or Investment such Person shall become a Restricted Subsidiary of NIC or another Restricted Subsidiary of NIC;

(6) trade receivables and prepaid expenses, in each case arising in the ordinary course of business; provided, that such receivables and prepaid expenses would be recorded as assets of such Person in accordance with GAAP;

(7) endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of such other Person received as payment for ordinary course of business trade receivables;

(8) any swap, hedging or other derivative obligation with an unaffiliated Person otherwise permitted by the Indenture (including, without limitation, any Currency Agreement, Commodity Agreement and any Interest Rate Protection Agreement otherwise permitted by the Indenture);

(9) Investments received as consideration for an Asset Disposition in compliance with the provisions of the Indenture described under “—Certain Covenants—Limitation on Certain Asset Dispositions” above;

(10) Investments acquired in exchange for the issuance of Capital Stock (other than Disqualified Capital Stock) of NIC or acquired with the Net Cash Proceeds received by NIC after the Issue Date from the issuance and sale of Capital Stock (other than Disqualified Capital Stock) of NIC; provided that such Net Cash Proceeds are used to make such Investment within 60 days of the receipt thereof and the amount of all such Net Cash Proceeds will be excluded from clause (3)(B) of the first paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments;”

(11) loans and advances to employees made in the ordinary course of business in an aggregate amount not to exceed $10.0 million at any one time outstanding;

(12) Investments outstanding on the Issue Date;

(13) Investments in NIC or a Restricted Subsidiary;

(14) Investments in securities of trade creditors, suppliers or customers received pursuant to any plan of reorganization, restructuring, workout or similar arrangement of such trade creditor, supplier or customer or upon the compromise of any debt created in the ordinary course of business owing to NIC or a Subsidiary, whether through litigation, arbitration or otherwise;

(15) Investments in any Person after the Issue Date having an aggregate fair market value (measured on the date each Investment was made without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at that time outstanding (after giving effect to any net cash proceeds received from any sale, transfer or other disposition), not to exceed $75.0 million;

(16) Investments in Navistar Financial Corporation, having an aggregate fair market value (measured on the date each Investment was made without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) that are at that time outstanding not to exceed $100.0 million;

(17) Investments made pursuant to the Support Agreement or Master Intercompany Agreements;

(18) extensions of loans, trade credit and advances to, and guarantees in favor of customers and suppliers and lease, utility and similar deposits to the extent made in the ordinary course of business; and

(19) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangement with other Persons.

“Permitted Joint Venture” means any Person which is, directly or indirectly, through its subsidiaries or otherwise, engaged principally in any business in which NIC is engaged, or a reasonably related, ancillary or complimentary business, and the Capital Stock of which is owned, or acquired in compliance with the terms of the Indenture, by NIC or a Restricted Subsidiary and owned by one or more Persons other than NIC or any Affiliate of NIC.

“Permitted Liens” mean:

(1) Liens for taxes, assessments and governmental charges (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) that are not yet delinquent or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves have been established or other provisions have been made in accordance with generally accepted accounting principles;

(2) statutory mechanics’, workmen’s, materialmen’s, operators’ or similar Liens imposed by law and arising in the ordinary course of business for sums which are not yet overdue for a period of more than 30 days or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves have been established or other provisions have been made in accordance with generally accepted accounting principles;

(3) minor imperfections of, or encumbrances on, title that do not impair the value of property for its intended use;

(4) Liens (other than any Lien under the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(5) Liens incurred or deposits made to secure the performance of tenders, bids, trade contracts, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(6) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially adversely affect the use of the subject to property for its present purposes;

(7) Liens (including extensions, replacements and renewals thereof) upon real or tangible personal property acquired after the Issue Date; provided, that

(a) (i) such Lien is created solely for the purpose of securing Indebtedness that is incurred in accordance with the Indenture to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within 180 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (ii) such Lien exists on any such property or assets at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price),

(b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and

(c) any such Lien shall not extend to or cover any property or assets of NIC or of any Restricted Subsidiary of NIC other than such item of property or assets and any improvements on such item;

(8) leases or subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of NIC or of any Restricted Subsidiary of NIC;

(9) any interest or title of a lessor in the property subject to any Capitalized Lease Obligation, provided that any transaction related thereto otherwise complies with the Indenture;

(10) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(11) Liens securing judgments or orders, or securing appeal or other surety bonds related to such judgments or orders, against NIC or any Restricted Subsidiary of NIC that does not give rise to an Event of Default;

(12) Liens securing reimbursement obligations with respect to letters of credit incurred in accordance with the Indenture that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(13) Liens in favor of the Trustee arising under the Indenture;

(14) any Lien (including extensions, replacements and renewals thereof) existing on property, shares of stock or Indebtedness of a Person at the time such Person becomes a Restricted Subsidiary of NIC or is merged with or consolidated into NIC or a Restricted Subsidiary of NIC or at the time of sale, lease or other disposition of the properties of any Person as an entirety or substantially as an entirety to NIC or any Restricted Subsidiary of NIC;

(15) Liens on property of any Subsidiary of NIC to secure Indebtedness for borrowed money owed to NIC or to another Restricted Subsidiary of NIC;

(16) Liens in favor of NIC or any Restricted Subsidiary;

(17) Liens existing on the Issue Date including extensions, replacements and renewals thereof, provided that the Lien so extended, replaced or renewed does not extend to any additional property or assets;

(18) Liens in favor of custom and revenue authorities arising as a matter of law to secure payment of nondelinquent customs duties in connection with the importation of goods;

(19) Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business that are within the general parameters customary in the industry, in each case securing Indebtedness under any Interest Rate Protection Agreement, Commodity Agreement or Currency Agreement;

(20) Liens encumbering deposits made in the ordinary course of business to secure nondelinquent obligations arising from statutory, regulatory, contractual or warranty requirements of NIC or its Restricted Subsidiaries for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made;

(21) Liens arising out of consignment or similar arrangements for the sale of goods entered into by NIC or any Restricted Subsidiary in the ordinary course of business in accordance with industry practice;

(22) other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $50.0 million at any time;

(23) Liens incurred pursuant to the Master Intercompany Agreements or Support Agreement;

(24) Liens securing Indebtedness otherwise permitted to be incurred under clause (13) under “—Certain Covenants—Limitation on the Incurrence of Indebtedness” where the Indebtedness being refunded was secured by a Lien, or amendments or renewals of Liens that were permitted to be incurred; provided that the Lien so extended, renewed or replaced does not extend to any additional property or assets;

(25) Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business; and

(26) Liens securing Indebtedness incurred pursuant to clause (8) of the covenant described under “—Certain Covenants – Limitation on Incurrence of Indebtedness; provided such Liens do not extend to any property or assets of NIC or any Restricted Subsidiary of NIC other than the assets so acquired.

“Person” means any individual, corporation, partnership, limited liability company, joint stock company, joint venture, trust, estate, unincorporated organization or other entity or government or any agency or political subdivision thereof.

“Plan of Liquidation” means, with respect to any Person, a plan (including by operation of law) that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously):

(1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the referent Person; and

(2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of the referent Person to holders of Capital Stock of the referent Person.

“Preferred Stock” means, as applied to the Capital Stock of any Person, the Capital Stock of such Person (other than the Common Stock of such Person) of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

“Public Equity Offering” means a public offering for cash by NIC of its Qualified Capital Stock, other than public offerings with respect to NIC’s Qualified Capital Stock registered on Forms S-4 or S-8.

“Qualified Capital Stock” means, with respect to any Person, any Capital Stock of such Person that is not Disqualified Capital Stock or convertible into or exchangeable or exercisable for Disqualified Capital Stock.

“Qualified Non-Cash Proceeds” means any of the following or any combination of the following:

(1) non-current assets that are used or usable in the Permitted Business and

(2) Capital Stock of any Person engaged primarily in the Permitted Business if, in connection with the receipt by NIC or any Restricted Subsidiary of such Capital Stock (a) such Person becomes a Restricted

Subsidiary or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, NIC or any Restricted Subsidiary.

“Qualified Securitization Transaction” means any transaction or series of transactions that have been or may be entered into by any of the Restricted Subsidiaries of NIC in connection with or reasonably related to a transaction or series of transactions in which any of the Restricted Subsidiaries of NIC may sell, convey or otherwise transfer to

(1) a Securitization Subsidiary or

(2) any other Person, or may grant a security interest in, any Receivables or interests therein secured by the merchandise or services financed thereby (whether such Receivables are then existing or arising in the future) of any of the Restricted Subsidiaries of NIC, and any assets related thereto including, without limitation, all security or ownership interests in merchandise or services financed thereby, the proceeds of such Receivables, and other assets which are customarily sold or in respect of which security interests are customarily granted in connection with securitization transactions involving such assets.

“Rating Agency” means each of (1) S&P and (2) Moody’s.

“Receivables” means any right of payment from or on behalf of any obligor, whether constituting an account, chattel paper, instrument, general intangible or otherwise, arising from the financing by any Restricted Subsidiary of NIC of merchandise or services, and monies due thereunder, security or ownership interests in the merchandise and services financed thereby, records related thereto, and the right to payment of any interest or finance charges and other obligations with respect thereto, proceeds from claims on insurance policies related thereto, any other proceeds related thereto, and any other related rights.

“Restricted Subsidiary” means any Subsidiary of NIC that is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby NIC or a Restricted Subsidiary transfers such property to a person and NIC or a Restricted Subsidiary leases it from such Person.

“Securitization Subsidiary” means a Subsidiary of NIC existing on the Issue Date or formed or acquired thereafter which engages principally in securitization transactions and in activities reasonably related to or in connection with the entering into of securitization transactions and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which

(a) is guaranteed by NIC or any Restricted Subsidiary of NIC,

(b) is recourse to or obligates NIC or any Restricted Subsidiary of NIC in any way other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction or

(c) subjects any property or asset of NIC or any Restricted Subsidiary of NIC, directly or indirectly, contingently or otherwise, to any Lien or to the satisfaction thereof, other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction;

(2) with which neither NIC nor any Restricted Subsidiary of NIC

(a) provides any credit support or

(b) has any contract, agreement, arrangement or understanding other than on terms that are fair and reasonable and that are no less favorable to NIC or such Restricted Subsidiary than could be obtained from an unrelated Person (other than, in the case of subclauses (a) and (b) of this clause (2), representations, warranties and covenants (including those relating to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction and intercompany notes relating to the sale of Receivables to such Securitization Subsidiary); and

(3) with which neither NIC nor any Restricted Subsidiary of NIC has any obligation to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve certain levels of operating results. For purposes of the foregoing, Navistar Inc. shall not be deemed to be providing credit support to any Subsidiary of Navistar Financial Corporation that would otherwise qualify as a Securitization Subsidiary as a result of the terms of the Support Agreement in which Navistar Inc. agrees to provide credit support directly to Navistar Financial Corporation for the benefit of its lenders (but not any other provisions).

“Shy Settlement” means that certain Amended and Restated Settlement Agreement dated June 30, 1993 in reference to the class action of Shy et. Al v. Navistar, Civil Action No. C-3-92-333 (S.D. Ohio).

“Significant Subsidiary” means any Subsidiary , or group of Subsidiaries, that would, taken together, be a “Significant Subsidiary” of the Company as defined in Article 1, Rule 1-02 of Regulation S-X promulgated under the Securities Act, as such regulation is in effect on the Issue Date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Stated Maturity” means, with respect to any security or Indebtedness of a Person, the date specified therein as the fixed date on which any principal of such security or Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase thereof at the option of the holder thereof).

“Subsidiary” of any Person means

(1) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Restricted Subsidiaries of such Person or by such Person and one or more Restricted Subsidiaries of such Person or

(2) any other Person (other than a trust formed in connection with a Qualified Securitization Transaction) in which such Person, a Restricted Subsidiary of such Person or such Person and one or more Restricted Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, have at least a majority ownership interest.

“Subsidiary Guarantee” means the guarantee of the Notes by the Initial Subsidiary Guarantor and each Subsidiary Guarantee of the Notes issued pursuant to “—Certain Covenants—Limitation on Guarantees by Restricted Subsidiaries” above.

“Subsidiary Guarantor” means the Initial Subsidiary Guarantor and each Restricted Subsidiary of NIC that becomes a guarantor of the Notes pursuant to “—Certain Covenants—Limitation on Guarantees by Restricted Subsidiaries” above.

“Support Agreement” means the Side Agreement dated as of July 1, 2005, as amended to the Issue Date between NIC and Navistar, Inc. (formerly known as International Truck and Engine Corporation), as it may be amended, modified, supplemented, restated or renewed from time to time; provided that such agreement shall not be amended, modified, supplemented, restated or renewed in a manner adverse in any material respect to the interests of NIC and its Restricted Subsidiaries taken as a whole.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15

(519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to November 1, 2014; provided, however, that if the period from the redemption date to November 1, 2014, is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to November 1, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Tax Allocation Agreement” means the Tax Allocation Agreement among NIC and its Subsidiaries, effective as of April 14, 2008, as it may be amended and/or supplemented from time to time; provided that no such amendment or supplement shall be adverse in any material respect to the interests of NIC and its Restricted Subsidiaries taken as a whole.

“Unrestricted Subsidiary” means:

(1) each of Navistar Financial Corporation; Navistar Financial S.A. de C.V. SOFOM E.N.R.; Navistar Comercial, S.A. de C.V.; Servicios Corporativos Navistar, S.A. de C.V.; Transproteccion Agente de Seguros, S.A. de C.V. Harbour Assurance Company of Bermuda Limited; Navistar Leasing Services Corporation f/k/a Harco Leasing Company, Inc.; Navistar Acceptance Corporation Limited; International Truck and Engine Corporation US Holding Company, LLC; International Truck and Engine Corporation Cayman Islands Holding Corporation; International Truck and Engine Investments Corporation; Blue Diamond Truck, S. de R.L. de C.V.; Blue Diamond Parts, LLC, International Dealcor Operations, Ltd.; Diamond Force Engineering LLC; International Truck and Engine Mauritius Holding Ltd.; International Truck Leasing Corp.; Navistar Financial Retail Receivables Corporation; Navistar Financial Securities Corporation; Truck Engine Receivables Financing Co.; Truck Retail Accounts Corporation; Truck Retail Installment Paper Corp.; Navistar Cayman Islands Intellectual Property Company; Navistar Luxembourg Intellectual Property Company; World Truck Rapid Service, LLC; World Truck Rapid Service of Alsip; LLC; Cumberland Servicenter, Inc.; Custom Chassis Products, LLC; Navistar Cayman Islands Sourcing Company; Navistar China Sourcing LLC; Navistar (Shanghai) Trading Co. Ltd.; Mahindra Navistar Automotives Limited; Mahindra Navistar Engines Private Limited; all DealCor Subsidiaries and all Securitization Subsidiaries in existence as of the Issue Date and their respective Subsidiaries until such time as it is designated a Restricted Subsidiary pursuant to the second succeeding sentence;

(2) any Subsidiary of NIC (other than Navistar, Inc. as long as its Subsidiary Guarantee is in effect) that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(3) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of NIC (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock of, or holds any Lien on any property of, NIC or any other Restricted Subsidiary of NIC; provided, that either

(1) the Subsidiary to be so designated has total assets of $1,000 or less or

(2) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (a) if such Unrestricted Subsidiary at such time has Indebtedness, NIC could incur $1.00 of additional Indebtedness under clause (1) of the covenant described under

“—Certain Covenants—Limitation on Incurrence of Indebtedness” and (b) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced by NIC to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors or other governing body of such Person.

DESCRIPTION OF OTHER FINANCING ARRANGEMENTS

Manufacturing Operations

Term loan facility and synthetic revolving facility

In January 2007, we entered into the Credit Facilities, a $1.5 billion five-year term loan facility and synthetic revolving facility. The Credit Facilities were arranged by JP Morgan Chase Bank and a group of lenders that included Credit Suisse, Banc of America Securities and Citigroup Global Markets. The Credit Facilities are guaranteed by Navistar, Inc. In January 2007, we borrowed an aggregate principal amount of $1.3 billion under the Credit Facilities. All borrowings under the Credit Facilities accrue interest at a rate equal to a base rate or an adjusted LIBOR plus a spread ranging from 200 to 400 basis points, which is based on our credit rating in effect from time to time. The LIBOR spread as of October 31, 2008 was 325 basis points. The Credit Facilities mature on January 2012 and provide for repeated repayments and subsequent borrowings on $400 million of the Credit Facilities.

The Credit Facilities contain customary provisions for financings of this type, including, without limitation, representations and warranties, affirmative, negative and financial covenants, and events of default and cross-default. All draws under the Credit Facilities are subject to the satisfaction of customary conditions precedent for financings of this type, including, without limitation, certain officers’ certificates and opinions of counsel and the absence of any material adverse change.

The proceeds from issuance of the notes in the offering and from the concurrent offering of convertible notes will be used to repay all amounts outstanding under the Credit Facilities, together with any accrued and unpaid interest thereon. See “Use of Proceeds.”

Asset backed revolving credit facility

In June 2007, Navistar, Inc. signed a definitive loan agreement relating to a five-year senior inventory-secured, asset-based revolving credit facility in an aggregate principal amount of $200 million. This loan facility matures in June 2012, and is secured by certain of our domestic manufacturing plant inventory and service parts inventory as well as our used truck inventory. All borrowings under this loan facility accrue interest at a rate equal to a base rate or an adjusted LIBOR plus a spread. The spread, which is based on an availability-based measure, ranges from 25 to 75 basis points for Base Rate borrowings and from 125 to 175 basis points for LIBOR borrowings. The LIBOR spread as of October 31, 2008 was 125 basis points. Borrowings under this facility are available for general corporate purposes. As of July 31, 2009, Navistar, Inc. had no outstanding borrowings under this facility.

This loan facility contains customary provisions for financings of this type, including, without limitation, representations and warranties, affirmative, negative and financial covenants, and events of default and cross-default, including a limitation on the ability of Navistar, Inc. to make distributions to NIC in the event that its borrowing availability thereunder is less than $50 million.

Senior subordinated convertible notes

Concurrently with this offering, under a separate prospectus supplement, dated as of the date hereof, we are offering $500.0 million in aggregate principal amount (plus up to an additional $75.0 million in aggregate principal amount, if the underwriters exercise in full their over-allotment option) of senior subordinated convertible notes.

Holders of the convertible notes will have the option to convert their notes prior to April 15, 2014 only under the following circumstances: (1) during any fiscal quarter commencing after January 31, 2010, if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each such trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of convertible notes for each trading day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events. On and after April 15, 2014 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances.

Upon conversion, we will have the right to deliver shares of our common stock, cash, or a combination of cash and shares of our common stock, at our election. We may not redeem the convertible notes prior to their maturity date.

The convertible notes will be senior subordinated unsecured obligations of NIC and will be subordinated in right of payment to all of NIC’s existing and future senior debt (including the notes), will rank equal in right of payment to all of NIC’s existing and future senior subordinated indebtedness and will rank senior in right of payment to all of NIC’s future subordinated indebtedness. The convertible notes will not be guaranteed by any of NIC’s subsidiaries.

If we undergo a fundamental change, as defined in the prospectus supplement for the convertible notes, holders of the convertible notes may require us to purchase all or a portion of their convertible notes for cash at a price equal to 100% of the principal amount of the convertible notes to be purchased, plus any accrued and unpaid interest (including additional interest, if any) to, but excluding, the fundamental change purchase date. The terms of the indenture governing the notes offered hereby will only permit us to purchase such convertible notes if the fundamental change otherwise constitutes a change of control under the notes indenture and we otherwise comply with the change of control covenant contained therein, or if we otherwise have sufficient amounts available under the Restricted Payments covenant.

Sale and leaseback financings

We had financing arrangements and capital lease obligations of $278 million, $287 million and $327 million as of July 31, 2009, October 31, 2008 and October 31, 2007, respectively. These arrangements involve the sale and leaseback of manufacturing equipment that we consider to be integral equipment and thus these arrangements are accounted for as financings. The inception dates of these arrangements range from December 1995 to June 2002, the terms range from 6.5 to 12 years and the effective interest rates vary from 4% to 9.6%. We exercised an early buyout option for one of the arrangements in fiscal 2008 for $13 million. In addition, the amount of financing arrangements and capital lease obligations include $10 million, $19 million and $42 million of capital leases for real estate and equipment as of July 31, 2009, October 31, 2008 and October 31, 2007, respectively. In computing the net present value of the lease payments under capital leases for these periods, we used interest rates ranging from 4% to 10.3%.

7 1/2% senior notes

NIC’s 7 1/2% senior notes were issued under an indenture, dated as of June 2, 2004, between NIC, Navistar, Inc. and BNY Midwest Trust Company, as trustee. Approximately $15 million in principal amount of the 7 1/2% senior notes remain outstanding as of July 31, 2009. NIC repurchased substantially all of the 7 1/2% senior notes on March 7, 2006, in connection with a tender offer and consent solicitation, pursuant to which NIC executed a supplemental indenture that, among other things, eliminated substantially all of the material restrictive covenants, certain affirmative covenants and certain events of default and related provisions in the indenture. The 7 1/2% senior notes mature on June 15, 2011, and may be redeemed by NIC at 101.875% principal plus accrued and unpaid interest prior to June 15, 2010, and thereafter at 100% principal plus accrued and unpaid interest. The 7 1/2% senior notes are guaranteed by Navistar, Inc. on a senior, unsecured basis. The obligations of NIC and Navistar, Inc. under the 7 1/2% senior notes and related indenture rank pari passu with the notes and related guarantee of Navistar, Inc. being offered hereby.

Financial Services Operations

NFC Credit Facility

In July 2005, NFC entered into a senior bank credit facility (“NFC Credit Facility”) with several lenders, including JPMorgan Chase Bank, N.A., as administrative agent. The NFC Credit Facility was amended and restated in March 2007. The NFC Credit Facility has two primary components: a term loan of $620 million and a revolving bank loan of $800 million. The revolving loan has a $100 million Mexican sub-revolver, which may be used by NIC’s Mexican financial services operation. Amounts drawn under the Mexican sub-revolver are guaranteed by NFC. The NFC Credit Facility matures in July 2010 and bears market interest based on a floating rate index.

Under the terms of the NFC Credit Facility, NFC was required to maintain a debt to tangible net worth ratio of no greater than 7.0 to 1.0 through November 1, 2007, and 6.5 to 1.0 for the period November 1, 2007 through April 30, 2008. After April 30, 2008, the ratio returned to 6.0 to 1.0 for all periods thereafter. In addition, the NFC Credit Facility requires a twelve-month rolling fixed charge coverage ratio of no less than 1.25 to 1.0 and a twelve-month rolling combined retail/lease losses to liquidations ratio of no greater than 6%. The NFC Credit Facility grants security interests in substantially all of NFC’s unsecuritized assets to the participants in the NFC Credit Facility. Compensating cash balances are not required. Facility fees of 0.375% are paid quarterly on the revolving loan portion only, regardless of usage. The term loan component requires remaining principal payments of $6 million in fiscal 2009 and $597 million in fiscal 2010.

The NFC Credit Facility requires that NFC comply with its intercompany agreements. NFC is prohibited from engaging in transactions with affiliates that are not on an arm’s-length basis and in the ordinary course of business (except in certain limited circumstances).

The NFC Credit Facility limits the types of investments that NFC may make and contains a negative pledge which prevents NFC from incurring or suffering to exist liens on its assets, except in certain limited circumstances. The credit agreement also contains customary covenants regarding reporting, insurance, conduct of business, maintenance of existence and compliance with laws.

Events of default under the NFC Credit Facility include:

•	failure to pay principal or interest (subject to a grace period) when due;

•	breach of a covenant or representation or warranty (subject to certain limited cure periods);

•	default on certain other indebtedness;

•	certain change of control events;

•	certain events of bankruptcy;

•	certain judgments against NFC; or

•	certain other events of default.

Under the NFC Credit Facility, NFC is permitted to pay dividends to Navistar, Inc. up to $400 million plus net income and any non-core asset sale proceeds from May 1, 2007 through the date of such payment. As of July 31, 2009, no dividends were available for distribution to Navistar, Inc. under the NFC Credit Facility.

Securitization Programs

NFC presently uses various securitization programs, which have structures and sources of financing that were designed to obtain the most favorable financing available, to fund a substantial portion of its acquisitions of receivables. As a general matter, NFC believes that securitization programs provide it with funding at rates that are much lower than NFC could obtain through issuing its own unsecured or secured corporate debt obligations. NFC anticipates continuing to use securitization programs to fund its acquisitions of receivables.

NFC securitizes receivables using both “amortizing pool” and “revolving pool” structures. An amortizing pool structure involves the sale or pledge of a discrete pool of receivables. The entire pool may be sold or pledged at closing, or, in a “pre-funded transaction,” additional receivables may be sold or pledged over a pre-funding period, typically up to six months post-closing. The additional receivables are paid for with a portion of the proceeds of the issuance, which portion is held in a “pre-funding account” pending such use. In an amortizing pool structure, including pre-funded transactions, the outstanding principal balance of the pool of sold or pledged receivables declines as receivables are collected, become defaulted or otherwise are removed from the pool. The initial pool of receivables will not be augmented with additional receivables, except through subsequent sales in pre-funded transactions. In an amortizing pool structure, substantially all of the collections are used to repay the unrecovered investments of the investors in the transaction, with the result that the outstanding amount of financing declines substantially in tandem with the outstanding amount of receivables in the pool.

In a revolving pool structure, by contrast, new receivables are generally transferred into the pool on a periodic basis during a “revolving period” that is longer than a “pre-funding” period—for example, on a daily basis in the wholesale notes securitization described below. During the revolving period, principal collections on the receivables are reinvested in the new receivables or retained within the structure rather than being paid out to investors. Interest owing to the investors is paid on a monthly basis. Principal payments are generally made to investors after the end of the revolving period according to the terms of their respective agreements. This type of financing is commonly referred to as a “bullet” or “soft bullet” maturity. NFC uses revolving pool structures for the securitization of short-term receivables or as “warehouse” financing for medium-term receivables until a more permanent form of securitization program can be established for such receivables.

The source of financing for NFC’s securitization programs varies with market conditions and other considerations at the time each securitization program was structured and established. Currently, NFC uses securitization programs that obtain financing from the sale of notes or certificates in transactions initially registered under the Securities Act, or under Rule 144A of the Securities Act, which we refer to as “capital markets” transactions, or bank conduit facilities, which we refer to as “bank conduit” transactions. A bank conduit provides financing by issuing commercial paper through a special purpose vehicle administered by a commercial bank or other financial institution. In addition, a bank conduit facility will generally have available a back-up credit facility with one or more commercial banks that would provide financing in the event the special purpose vehicle was unable to issue commercial paper. The following is a summary of securitization programs currently utilized by NFC.

Securitization of wholesale notes

Since 1990, NFC has securitized its wholesale notes through the sale of investor certificates (two series of which are currently outstanding) and notes (one series of which is currently outstanding) issued by two trusts formed by Navistar Financial Securities Corporation, or NFSC, a wholly owned special purpose subsidiary of NFC. Each day NFC sells all newly originated wholesale notes which meet the specified eligibility criteria to NFSC. NFSC, in turn, sells the wholesale notes to the trusts. The trusts effectively reinvest collections on the outstanding wholesale notes by using such collections to purchase the newly originated wholesale notes. Collections are also retained in the trusts to the extent the required minimum trust collateral exceeds the balance of wholesale notes owned by the trusts. NFSC retains an interest in the trusts, which is subordinated to the investor certificates and notes. At July 31, 2009, $114 million of NFSC’s retained interest was subordinated to claims of investor certificateholders and noteholders.

Securitization of retail notes and leases

Amortizing pool structures. Since 1993, NFC has securitized a significant portion of its retail notes. In November 2002, NFC began to include a limited number of finance and Truck Retail Accounts Corporation (“TRAC”) leases and the related security interest in the underlying vehicles in certain securitized pools (together with the retail notes, the “Retail Receivables”). This action had no material adverse effect on the characterization or performance of these securitized pools. Periodically, NFC sells a pool of Retail Receivables, certain monies due or received thereunder, security interests in the vehicles and equipment financed thereby and certain other property to Navistar Financial Retail Receivables Corporation, or NFRRC. Immediately thereafter, NFRRC transfers the same property to either (a) a trust formed specifically for such transaction in exchange for cash received from the issuance of either asset-backed notes or certificates issued by such trust or (b) a bank conduit. A bank conduit can also be the purchaser of the asset-backed notes or certificates described in clause (a). NFC retains the option to repurchase the remaining pool of Retail Receivables from any amortizing pool structure once the outstanding principal balance of such Retail Receivables constitutes 10% or less of the initial principal balance transferred to the trust. NFRRC retains a residual interest in each amortizing pool structure.

From fiscal 2004 through July 31, 2009, trusts formed by NFRRC and bank conduits have financed approximately $6.9 billion in aggregate principal balance of Retail Receivables. At July 31, 2009, receivables funded by asset-backed securities from ten amortizing securitization transactions originated by NFRRC remained outstanding and had a remaining aggregate principal balance of approximately $1.4 billion.

Amortizing pool structures include only fixed rate receivables. Therefore, for transactions under which investors receive a floating rate of interest, NFC is exposed to interest rate risk relating to changes in market interest rates. In such structures, NFC uses interest rate swap agreements to manage risk related to changes in market interest rates. Such agreements also satisfy rating agency and lender requirements to fix interest rate exposure. Under NFC policy, derivatives are used only to limit interest rate risk. NFC’s policy prohibits the use of derivative financial instruments for speculative purposes.

Revolving retail warehouse facility. In October 2000, NFC established a revolving retail warehouse facility for its Retail Receivables, other than fair market value leases. Under this facility, Truck Retail Installment Paper Corp., or TRIP, a wholly owned special purpose subsidiary of NFC, purchases Retail Receivables from NFC from time to time. NFC holds a repurchase option, at any time, on any Retail Receivables sold to TRIP. TRIP holds and funds such Retail Receivables until NFC exercises its repurchase option. TRIP has issued two Series of $500 million in asset-backed notes, in 2000 and 2005. Currently, only Series 2005, in the amount of $500 million, is outstanding and it matures on June 15, 2010. Upon exercise of its repurchase option, NFC will purchase the Retail Receivables from TRIP and TRIP will use the cash proceeds to repay outstanding obligations under the revolving retail warehouse facility.

Securitization of retail accounts

In April 2004, TRAC, a wholly owned subsidiary of NFC, securitized the retail accounts that arise out of sales of trucks on open account by Navistar, Inc. On a regular basis, Navistar, Inc. sells the receivables to NFC, which in turn sells the receivables to Truck Retail Accounts Corporation, or TRAC, a wholly owned, special purpose subsidiary of NFC. TRAC, in turn, sells an undivided interest in the retail accounts to a bank conduit. This transaction is structured on a revolving basis and provides up to $100 million of funding. TRAC retains an interest in the retail accounts, which is subordinated to the bank conduit’s investment as protection against loss, dilution and carrying costs. This facility expires in November 2009.

Common elements of securitization programs

NFC’s securitizations share a number of structural features. Except in the case of securitizations that include only retail leases, in the first step of each securitization, the receivables are sold by NFC to its subsidiary (NFSC, NFRRC, TRIP or TRAC, as applicable) in a transaction intended to qualify as a true sale under applicable law to transfer NFC’s entire ownership interest in the receivables so that such receivables would not constitute part of NFC’s estate in the event of a bankruptcy of NFC. Each of these subsidiaries is a special purpose entity, or SPE, whose activities are limited to participating in the securitization and related transactions. NFC has taken steps to maximize the likelihood that each SPE is a bankruptcy remote entity and to minimize the risk that the voluntary or involuntary application for relief by NFC under the United States Bankruptcy Code or similar applicable state laws, or insolvency laws, will result in consolidation of the assets and liabilities of the SPE with those of NFC.

The SPE (in the case of NFSC, NFRRC and TRAC) transfers its interest in the receivables to the related trust or conduit, which purchases and holds the receivables, or, in the case of TRIP, transfers a security interest in the receivables to an indenture trustee for the benefit of asset-backed security holders, who hold notes issued by TRIP that are secured by the receivables.

In all of these transactions, the SPE retains interests in the trusts or assets held by the bank conduit or the trustee, which may be in the form of residual interests, spread accounts or rights to excess spread on the receivables. These residual interests provide the initial level of protection to investors against credit losses on the sold receivables.

In each securitization, NFC is appointed as the servicer of the receivables. NFC can be replaced as servicer in any securitization upon a material default in the performance of its duties. In each securitization, NFC makes certain representations and warranties with respect to the receivables it sells to an SPE, and NFC remains obligated to repurchase any receivables with respect to which it breaches such representations or warranties.

Securitizations in NFRRC are treated as secured financings for tax and accounting purposes, with the result that the sold receivables remain on NFC’s balance sheet and the investors’ interests in the related trust or conduit are reflected as liabilities. Securitizations in NFSC and TRAC are treated as sales for tax and accounting purposes.

Sale of Leases

Currently, NFC finances a portion of its operating and TRAC leases through secured borrowing arrangements which are accounted for as secured borrowings. Typically, in this type of transaction Navistar Leasing Services Corporation, (“NLSC”) a wholly owned subsidiary of NFC, directs a titling trust, which holds such leases and the leased vehicles as trust assets, to transfer a portfolio interest representing the leased vehicles to a third party financier. In this type of transaction, Navistar Leasing Services Corporation typically retains substantially all ownership risk and pledges a portfolio interest representing the associated retail leases to the third party financier as collateral for its obligations under the sale-leaseback. For tax purposes, these arrangements are treated as secured borrowings transactions with the third party financier receiving the tax benefits of asset ownership. As of July 31, 2009, NFC had $128 million in borrowings secured under these transactions. NFC expects to effect additional secured borrowing agreements in the future. NLSC also sells operating and TRAC leases to NFC at book value which in turn, sells these to International Truck Leasing Corporation, (“ITLC”) at book value. ITLC immediately transfers these leases to Bank of America in a secured borrowing transaction and Bank of America receives the benefits and burdens of ownership.

Other Financial Services Borrowings

NIC’s Mexican financial services operations presently support their operations by borrowings under a 593 million Mexican Peso ($45 million equivalent as of July 31, 2009) securitization program established in November 2006, a 997 million Mexican Peso ($75 million equivalent as of July 31, 2009) commercial paper program and various bank credit facilities. Such borrowings are guaranteed in whole or in part by NIC and/or NFC. As of July 31, 2009, such borrowings had an aggregate principal balance of approximately $258 million, of which approximately $29 million was guaranteed by each of NIC and NFC, approximately $170 million was guaranteed by NFC, and $59 million was guaranteed by NIC.

CERTAIN ARRANGEMENTS WITH NFC

Master Intercompany Agreement

The operating relationship between NFC and Navistar, Inc. is governed by the Amended and Restated Master Intercompany Agreement, dated as of April 1, 2007 and as may be amended or supplemented from time to time (the “Master Intercompany Agreement”). We have similar agreements in place with our other financial services subsidiaries.

Purchase of notes and accounts receivable

The Master Intercompany Agreement requires that Navistar, Inc., with limited exceptions, offer NFC all wholesale and retail notes and installment sales contracts which Navistar, Inc. acquires in the regular course of its business from sales of trucks and related equipment to Navistar, Inc.’s related dealers and customers. Such offers must be on terms which will (together with charges made to others for financing services) afford reasonable compensation for the financing services rendered by NFC to Navistar, Inc. and its dealers with respect to the sale of Navistar, Inc. products, other OEM products, and used goods. NFC in turn has agreed, to the extent that it is able to finance such purchases, that it will purchase all such receivables except those, if any, as to which the risk of loss is unacceptable to NFC.

Pursuant to the Master Intercompany Agreement, NFC also purchases Navistar, Inc.’s wholesale accounts receivable from its dealers arising out of Navistar, Inc.’s sales of goods (primarily parts) and services to such dealers. NFC receives compensation from Navistar, Inc. in the form of a floating rate service charge for financing these accounts.

The Master Intercompany Agreement also provides that NFC will purchase retail accounts receivable from Navistar, Inc. that arise out of Navistar, Inc.’s sales to retail customers and OEMs. NFC receives a floating rate service charge from Navistar, Inc. for financing these accounts. Pursuant to a loss sharing agreement between NIC and NFC, NFC receives compensation from NIC for certain losses incurred by NFC on these receivables.

Payment of financing charges by Navistar, Inc.

Navistar, Inc. currently provides floor plan financing assistance for its dealers through various interest credits and interest payments. Currently, upon sale of a vehicle to a dealer, Navistar, Inc. issues an interest credit to the dealer or provides an interest free period on the related wholesale note to the dealer. Navistar, Inc. also currently pays interest on behalf of a dealer during the period that a financed vehicle is in transit to the dealer. Further, Navistar, Inc. periodically implements special sales programs pursuant to which it agrees to pay interest on behalf of dealers for an extended period of time. Pursuant to the Master Intercompany Agreement, Navistar, Inc. pays the amount of interest owing on the wholesale notes during the in transit and any interest free periods directly to NFC.

Payment of fees by Navistar, Inc.

NFC also charges Navistar, Inc. for: (i) non-use fees assessed by certain providers of NFC’s funding facilities, (ii) surcharges on balances relating to retail and wholesale accounts, and wholesale notes, and (iii) surcharges on retail notes and wholesale notes balances for Dealcor dealers (those majority-owned by Navistar, Inc.).

Payments to Navistar, Inc. for administrative and other services

The Master Intercompany Agreement provides for payment by NFC to Navistar, Inc. of a fee for data processing and other administrative services based on the actual cost of the services performed. NFC paid Navistar, Inc. service fees of $3.5 million and $3.1 million for the nine months ended July 31, 2009 and July 31, 2008, respectively, and $4.2 million, $2.9 million and $2.3 million, for fiscal 2008, fiscal 2007 and fiscal 2006, respectively.

Tax Allocation Agreement

Pursuant to the Tax Allocation Agreement, effective November 1, 2007, NFC is required to pay to Navistar, Inc. an amount equal to the amount NFC and its subsidiaries would pay with respect to federal corporate income taxes if NFC and its subsidiaries filed federal tax returns on a consolidated basis as an affiliated group of corporations, notwithstanding the fact that the affiliated group of corporations including NIC and its subsidiaries may not have any federal tax liability. The agreement contains similar provisions regarding state income taxes for states that permit the filing of consolidated returns.

Side Agreement

The Side Agreement, dated as of July 1, 2005 and as may be amended or supplemented from time to time, requires either Navistar, Inc. or NIC to hold and own 100% of the outstanding voting stock of NFC (other than shares held by directors of NFC as qualifying shares). The Side Agreement also requires Navistar, Inc. not to permit NFC’s consolidated income before income taxes, interest expense and dividends on preferred stock to be less than 125% of NFC’s consolidated interest expense and dividends on preferred stock for any period of four fiscal quarters immediately preceding the date of measurement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes and does not consider all aspects of U.S. federal income taxation. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who are the beneficial owners of the notes and hold such notes as capital assets (generally property held for investment within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)). This discussion does not address specific tax consequences that may be relevant to particular persons, including, for example, pass-through entities (e.g., partnerships) or persons who hold the notes through pass-through entities, individuals who are U.S. expatriates, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, grantor trusts, S corporations, regulated investment companies, real estate investment trusts, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, dealers in securities or foreign currency, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar and persons in special situations, such as those who hold notes as part of a straddle, hedge, conversion transaction, or other integrated investment). In addition, this discussion is limited to persons purchasing the notes for cash in this offering and at their offering price. Because this discussion is directed solely to prospective purchasers in the initial offering, it does not address some issues that are relevant to subsequent purchasers of the notes, including, but not limited to, the treatment of market discount for U.S. federal income tax purposes. Moreover, this discussion does not address U.S. federal alternative minimum tax consequences, and does not describe any tax consequences arising under U.S. federal gift and estate or other federal tax laws or under the tax laws of any state, local or foreign jurisdiction.

This discussion is based upon the Code, the Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and conclusions reached in the following summary, and there can be no assurance that the IRS will agree with our statements and conclusions.

If a beneficial owner is a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, we suggest that you consult your tax advisor.

PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

U.S. Federal Income Taxation of U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to U.S. Holders. As used herein, a “U.S. Holder” is a beneficial owner that is, for U.S. federal income tax purposes: (i) a citizen or individual resident of the United States, (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more “United States persons,” within the meaning of the Code, have the authority to control all of its substantial decisions, or if the trust was in existence on August 20, 1996, and has properly elected under applicable Treasury regulations to continue to be treated as a United States person.

Certain U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined below) are discussed separately below.

Interest. Interest on a note generally will be includible in the income of a U.S. Holder as ordinary interest income at the time accrued or received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Potential Contingent Payment Debt Treatment. In certain circumstances (upon an optional redemption, change of control offer, or an Event of Default relating to a failure to file certain reports as set forth above under “Description of the Notes—Certain Covenants—Reports”), we may be obligated to pay amounts in excess of stated principal or interest on the notes. The obligation to make these payments may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” If the notes were deemed to be contingent payment debt instruments, a U.S. Holder generally would be required to treat any gain recognized on the sale or other disposition of the notes as ordinary income rather than as capital gain. Furthermore, a U.S. Holder would be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of issuance of the notes, with adjustments to such accruals when any contingent payments are made that differ from the payments calculated based on the assumed yield.

According to current Treasury regulations, the possibility that we may pay amounts in excess of the stated principal on the notes in the event of an optional redemption will not be taken into account in determining whether the notes are deemed to be contingent payment debt instruments. However, the possibility that we may pay amounts in excess of the stated principal or interest on the notes pursuant to a change of control offer or an Event of Default relating to a failure to file certain reports may cause the notes to be treated as contingent payment debt instruments if, as of the date the notes were issued, the likelihood that such payments will be made is not remote. We believe that the likelihood that we will be obligated to make any excess payments pursuant to a change of control offer or Event of Default is remote. Therefore, we do not intend to treat the potential payment of these amounts as subjecting the notes to the contingent payment debt rules. Our determination is binding on a U.S. Holder unless such U.S. Holder discloses its contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, the tax consequences to a U.S. Holder could differ materially and adversely from those discussed herein. In the event such a contingency were to occur, it would affect the amount and timing of the income recognized by a U.S. Holder. If any additional payments are in fact made, U.S. Holders will be required to recognize such amounts as income. The remainder of this disclosure assumes that the notes will not be treated as contingent payment debt instruments.

U.S. Holders of the notes should consult their own independent tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Original issue discount. A note is issued with OID if and to the extent that its “stated redemption price at maturity” exceeds its issue price. If OID on the note is more than a de minimis amount, U.S. Holders must include the OID in income on a constant yield basis for U.S. federal income tax purposes in advance of the receipt of cash payments to which such income is attributable, regardless of such U.S. Holders’ method of accounting for U.S. federal income tax purposes. For this purpose, de minimis means less than 0.25 percent of the stated redemption price at maturity multiplied by the number of whole years from the issue date to the maturity date. A note’s stated redemption price at maturity is the aggregate of all payments due to the holder at or before its maturity date, excluding “qualified stated interest.” Generally, qualified stated interest is interest that is unconditionally payable at a single fixed rate in cash or other property (other than the issuer’s debt instruments) at fixed periodic intervals that occur at least annually during the note’s entire term. The issue price of notes issued for money is generally equal to the first price at which a substantial amount of the notes is sold to investors for money (not including sales to brokers, bond houses or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The notes may be issued with a stated redemption price at maturity that exceeds their issue price by more than the de minimis threshold, in which case, U.S. Holders would be required to accrue OID on the notes in the manner described above .

The rules regarding OID are complex. Accordingly, U.S. Holders are urged to consult their own independent tax advisors regarding the application of the OID rules to their notes.

Sale, exchange or other taxable disposition of notes. U.S. Holders generally will recognize capital gain or loss equal to the difference between (i) the amount realized on the sale, exchange or other taxable disposition of a note and (ii) the holder’s adjusted tax basis in the notes. The amount realized will be equal to the sum of the amount of cash and the fair market value of any property received in exchange for the note, but will not include any amount attributable to accrued but unpaid interest not previously included in income. A U.S. Holder’s adjusted tax basis in a note generally will equal the initial purchase price paid for the note. Capital gain or loss realized on the taxable disposition of a note generally will be long-term capital gain or loss if at the time of the disposition the note has been held for more than one year. Long-term capital gains of non-corporate U.S. Holders are eligible for reduced rates of taxation. The deductibility of any capital losses is subject to limitations.

Backup withholding and information reporting. U.S. Holders generally will be subject to IRS information reporting and may be subject to backup withholding on payments of interest on the notes and proceeds from the sale or other disposition of the notes. Certain U.S. Holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to backup withholding. Backup withholding will only be imposed where the noncorporate U.S. Holder: (1) fails to furnish its social security number or other taxpayer identification number, referred to as a “TIN,” (2) furnishes an incorrect TIN, (3) is notified by the IRS that he or she has failed properly to report payments of interest, or (4) under certain circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and has not been notified by the IRS that he or she is subject to backup withholding.

The backup withholding rate is currently 28%. Backup withholding is not an additional tax. The amount of any backup withholding made from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. Federal Income Taxation of Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to certain Non-U.S. Holders. A “Non-U.S. Holder” is a beneficial owner (other than a partnership or entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to the acquisition, ownership or disposition of the notes by any particular Non-U.S. Holder in light of such holder’s personal circumstances, including ownership of the notes through a partnership. Special rules may apply to certain Non-U.S. Holders (including, for example, “controlled foreign corporations” and “passive foreign investment companies”) that are subject to special treatment under the Code. Each Non-U.S. Holder should consult its own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant.

Interest. Subject to the discussion of effectively connected income and backup withholding tax below, interest paid on a note to a Non-U.S. Holder will not be subject to U.S. federal withholding tax if such payments qualify as portfolio interest. The exemption applicable to such portfolio interest applies when:

(1)	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(2)	the Non-U.S. Holder is not a controlled foreign corporation that is directly or indirectly related to us through stock ownership;

(3)	the Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

(4)	either (A) the Non-U.S. Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address (generally by completing IRS Form W-8BEN), (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-U.S. Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement, under penalties of perjury, that such holder is not a “United States person” and provides us or our paying agent with a copy of such statement or (C) the Non-U.S. Holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied.

Payments of interest made to a Non-U.S. Holder not satisfying the conditions described above will be subject to U.S. withholding tax at a rate of 30%, unless an income tax treaty applies to reduce or eliminate withholding and the Non-U.S. Holder provides us with a properly executed IRS Form W-8BEN (or relevant successor form) claiming the exemption.

Income that is effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the Non-U.S. Holder) will generally be subject to U.S. federal income tax on a net basis at the same rates applicable to United States persons and, if paid to a corporate Non-U.S. Holder, may also be subject to a 30% branch profits tax (or lower applicable treaty rate). If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, such payments will not be subject to U.S. withholding tax so long as the holder provides us or the paying agent with appropriate certification. In order to meet the certification requirement with respect to effectively connected U.S. trade or business income, the Non-U.S. Holder must generally provide a properly executed IRS Form W-8ECI (or any relevant successor form) stating that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

The certification requirements described above may require a Non-U.S. Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also obtain and provide a U.S. TIN.

Sale, exchange or other taxable disposition of notes. Subject to the discussion of backup withholding tax below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale or other taxable disposition of a note (other than any amount representing accrued but unpaid interest on the note, which is subject to the rules discussed above under “—Interest”) unless either (i) such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the Non-U.S. Holder) or (ii) the Non-U.S. Holder is an individual who is present in the United Sates for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Backup withholding and information reporting. Generally, we must report annually to the IRS and to each Non-U.S. Holder the amount of interest paid on a note, regardless of whether withholding was required, and any tax withheld with respect to the interest. Under the provisions of a specific income tax treaty or other applicable agreements, copies of these returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides.

Backup withholding will not apply to payments of principal and interest on the notes by us to a Non-U.S. Holder if such holder is exempt from withholding tax on interest as described above.

The receipt of proceeds from a sale or other disposition of the notes by a Non-U.S. Holder may also be subject to information reporting and backup withholding. In particular, the payment of such proceeds to or through the U.S. office of any broker will be subject to information reporting and backup withholding unless a Non-U.S. Holder certifies as to its foreign status or otherwise establishes an exemption from information reporting and backup withholding. The payment of such proceeds to or through a foreign office of a foreign broker will not be subject to information reporting or backup withholding unless the foreign broker has certain types of relationships with the United States described in the Treasury regulations (e.g., the foreign broker is a “controlled foreign corporation,” more than 50% of such foreign broker’s gross income during a specified period is effectively connected income, or the foreign broker is a foreign partnership with a threshold amount of U.S. ownership or a foreign partnership engaged in a trade or business in the United States).

Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund with respect to or a credit against such Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders should consult their own tax advisors regarding application of information reporting and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from information reporting and backup withholding under current Treasury regulations. In this regard, the current Treasury regulations provide that a certification may not be relied on if we or our agent (or other payor) knows or has reason to know that the certification may be false.

UNDERWRITING

We intend to offer the notes through the underwriters, for whom Credit Suisse Securities (USA), LLC and J.P. Morgan Securities Inc., are acting as representatives. Subject to the terms and conditions contained in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below:

Underwriters	Principal amount of notes
Credit Suisse Securities (USA) LLC	$
J.P. Morgan Securities Inc.
Banc of America Securities LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
RBC Capital Markets Corporation
Scotia Capital (USA) Inc.
UBS Securities LLC

Total		$1,000,000,000

The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of the notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters propose to offer the notes initially at the public offering prices described on the cover page of this prospectus supplement and to selling group members at those prices less a selling concession of     % of the principal amount of the notes. Any underwriter may allow, and any such selling group member may reallow, a concession not in excess     % of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price concession, discount and other selling terms.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

	Per Note		Total
Underwriting Discounts and Commissions		%	$

We estimate that our out-of-pocket expenses for this offering will be approximately $1,750,000.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time,

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the manager for any such offer; or

(d)	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to prospective investors in the United Kingdom

Each of the underwriters severally represents, warrants and agrees as follows:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling with Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

(b)	it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any United States dollar-denominated debt securities issued or guaranteed by us and having a maturity of more than one year from the date of issue, or publicly disclose our intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. for a period of 45 days after the date of this prospectus supplement, except in connection with the concurrent convertible notes offering.

The notes are a new issue of securities for which there currently is no market. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable law. They are not obligated, however, to make a market in the notes and any market-making may be discontinued at any time at their sole discretion. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer for the notes and the pendency of any shelf registration statement relating to the notes. Accordingly, no assurance can be given as to the development or liquidity of any market for the notes.

The underwriters may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the underwriters to reclaim a selling concession from a broker/dealer when the notes originally sold by such broker/dealer are purchased in a stabilizing or covering transaction to cover short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise existing in the open market. These transactions, if commenced, may be discontinued at any time.

The underwriters and their respective affiliates have engaged in, and may in the future engage in, investment banking, commercial banking, financial advisory services and other commercial dealings in the ordinary course of business with us and our affiliates, for which they have received or will receive customary fees and expenses. Certain of the underwriters have acted as underwriters or underwriters in certain of our securities offerings. In addition, affiliates of Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc, Banc of America Securities LLC and Deutsche Bank Securities Inc. are lenders under the Credit Facilities. Further, Credit Suisse Securities (USA) LLC is syndication agent, joint lead arranger and joint bookrunner, Banc of America Securities, LLC is co-documentation agent and joint lead arranger, J.P. Morgan Securities Inc. is administrative agent, joint lead arranger and joint bookrunner and an affiliate of Citigroup Global Markets Inc. is co-documentation agent, under the Credit Facilities. In addition, each underwriter in this offering is also acting as an underwriter in our concurrent convertible notes offering, and will be receiving customary fees for such services. In connection with our concurrent convertible notes offering, we may enter into convertible note hedge and warrant transactions with counterparties who are affiliates of the underwriters. We intend to use the net proceeds from the sale of the notes, together with the proceeds from the concurrent convertible notes offering, to repay all of our borrowings under the Credit Facilities.

LEGAL MATTERS

Certain legal matters regarding the validity of the notes and the guarantee will be passed upon for us by Kirkland & Ellis, LLP, Chicago, Illinois (a partnership which includes professional corporations). The underwriters have been represented by Shearman & Sterling LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Navistar International Corporation and subsidiaries as of October 31, 2008 and 2007, and for each of the years in the three-year period ended October 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of October 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the October 31, 2008 consolidated financial statements refers to the adoption of the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of Statement of Financial Accounting Standards (SFAS) No. 109 as of November 1, 2007, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans–an amendment of FASB Statements No. 87, 88, 106, and 132(R) as of October 31, 2007.

The audit report on the effectiveness of internal control over financial reporting as of October 31, 2008, expresses an opinion that Navistar International Corporation did not maintain effective internal control over financial reporting as of October 31, 2008 because of the effects of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified and included in its assessment the following categories of material weaknesses as of October 31, 2008: accounting policies and procedures, period-end close process, account reconciliations, journal entries, revenue accounting, inventory accounting, warranty accounting, and segregation of duties.

The financial statements of Blue Diamond Parts, LLC as of December 31, 2008 and 2007, and the related statements of operations, members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered accounting firm, incorporated by herein by reference and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2008 financial statements contains an explanatory paragraph that states that the Company is a joint venture between its members, and, as disclosed in the accompanying notes to financial statements, has extensive transactions and relationships with the members. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

The audited historical financial statements of Monaco Coach Corporation included in Exhibit 99.1 of Navistar International Corporation’s Current Report on Form 8-K/A dated August 19, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement. Any statement contained in a document which is incorporated by reference in this prospectus supplement is automatically updated and superseded if information contained in this prospectus supplement, or information that we later file with the SEC, modifies or replaces this information. All documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus supplement. We incorporate by reference the following documents:

•	Our 2008 Annual Report, as amended by Amendment No. 1 thereto, as filed with the SEC on December 30, 2008 and March 31, 2009, respectively;

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended January 31, 2009, April 30, 2009 and July 31, 2009, as filed with the SEC on March 11, June 9 and September 9, 2009, respectively;

•	Our Proxy Statement, as filed with the SEC on January 16, 2009; and

•

Our Current Reports on Form 8-K, as filed with the SEC on the following dates: November 12, December 24 and December 31, 2008, January 14, January 27, February 23, March 11, April 7, June 5, June 10, June 15, June 19, July 27, August 19, August 21, August 27, September 8, September 15, September 30, October 16 and October 20, 2009.

Nothing in this prospectus supplement shall be deemed to incorporate information furnished to, but not filed with, the SEC, including, but not limited to, information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit to such Form 8-K.

You may request a copy of any of these documents at no cost (other than exhibits unless such exhibits are specifically incorporated by reference) by writing or telephoning us at the following address and telephone number: Navistar International Corporation 4201 Winfield Road P.O. Box 1488 Warrenville, Illinois 60555 Attention: Investor Relations Telephone: (630) 753-5000.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The following Unaudited Pro Forma Statements of Income for the nine months ended July 31, 2009 and 2008 and fiscal 2008 give effect to the sale of the notes in this offering and the concurrent offering of convertible notes and the application of the net proceeds therefrom as if such offerings had occurred at the beginning of the earliest period presented. This offering is conditioned upon the completion of the concurrent convertible notes offering such that we have sufficient net proceeds to repay all amounts outstanding under the Credit Facilities. The following Unaudited Pro Forma Statements of Income set forth our financial services operations on an equity basis of accounting in order to assist prospective investors in evaluating an investment in the notes.

The unaudited pro forma financial data presented in this prospectus supplement are based on the assumptions and adjustments described in the accompanying notes. The Unaudited Pro Forma Statements of Income do not purport to represent what our results of operations actually would have been if the events described above had occurred as of the dates indicated or what our results will be for any future periods. The Unaudited Pro Forma Financial Statements are based upon assumptions and adjustments that we believe are reasonable. You should read the Unaudited Pro Forma Financial Statements and the accompanying notes in conjunction with our consolidated financial statements and notes thereto in our 2008 Annual Report and with our condensed consolidated financial statements and notes thereto in our Third Quarter 10-Q.

Effective June 1, 2009, we increased our equity interest in the BDP joint venture from 51% to 75%, and increased our equity interest in the BDT joint venture from 51% to 75%, and since that we have accounted for the BDP and BDT joint ventures as consolidated subsidiaries with their respective results of operations being consolidated with our operations. In addition, we completed the purchase of certain assets of the recreational vehicle business of Monaco Coach Corporation on June 4, 2009. We have previously filed with the SEC certain historical and pro forma financial information with respect to these transactions, which financial information is incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Incorporation of Certain Documents by Reference.” We have not given pro forma effect to these transactions in the following Unaudited Pro Forma Financial Statements.

NAVISTAR INTERNATIONAL CORPORATION

(with financial services operations on a pre-tax equity basis)

UNAUDITED PRO FORMA STATEMENT OF INCOME

For the Nine Months Ended July 31, 2009

	Historical	Offerings Adjustments	Pro Forma
	(in millions)
Sales of manufactured products, net	$8,069	$—	$8,069
Costs of products sold	6,737	—	6,737
Restructuring charges	55	—	55
Selling, general and administrative expenses	886	—	886
Engineering and product development costs	339	—	339
Interest expense(1)(2)	77	33	110
Other (income) expense, net	(182)	—	(182)

Total costs and expenses	7,912	33	7,945
Equity in income of non-consolidated affiliates	56	—	56

Income (loss) before income taxes, minority interest, extraordinary gain and equity income from financial services operations	213	(33)	180
Equity income from financial services operations	37	—	37

Income (loss) before income taxes, minority interest and extraordinary gain	250	(33)	217
Income tax expense (benefit)(3)	32	(1)	31

Income (loss) before minority interest and extraordinary gain	218	(32)	186
Minority interest in net income of subsidiaries, net of tax	(7)	—	(7)

Income (loss) before extraordinary gain	211	(32)	179
Extraordinary gain, net of tax	23	—	23

Net income (loss)	$234	$(32)	$202

NAVISTAR INTERNATIONAL CORPORATION

(with financial services operations on a pre-tax equity basis)

UNAUDITED PRO FORMA STATEMENT OF INCOME

For the Nine Months Ended July 31, 2008

	Historical	Offerings Adjustments	Pro Forma
	(in millions)
Sales of manufactured products, net	$10,589	$—	$10,589
Costs of products sold	8,715	—	8,715
Selling, general and administrative expenses	965	—	965
Engineering and product development costs	289	—	289
Interest expense(1)(2)	115	7	122
Other (income) expense, net	65	—	65

Total costs and expenses	10,149	7	10,156
Equity in income of non-consolidated affiliates	63	—	63

Income (loss) before income taxes and equity income from financial services operations	503	(7)	496
Equity income from financial services operations	(7)	—	(7)

Income (loss) before income taxes	496	(7)	489
Income tax expense (benefit)(3)	19	—	19

Net income (loss)	$477	$(7)	$470

NAVISTAR INTERNATIONAL CORPORATION

(with financial services operations on a pre-tax equity basis)

UNAUDITED PRO FORMA STATEMENT OF INCOME

For the Fiscal Year Ended October 31, 2008

	Historical	Offerings Adjustments	Pro forma
	(in millions)
Sales of manufactured products, net	$14,399	$—	$14,399
Costs of products sold	11,930	—	11,930
Impairment of property and equipment	358	—	358
Selling, general and administrative expenses	1,309	—	1,309
Engineering and product development costs	380	—	380
Interest expense(1)(2)	156	10	166
Other (income) expense, net	124	—	124

Total costs and expenses	14,257	10	14,267
Equity in income of non-consolidated affiliates	71	—	71

Income (loss) before income taxes and equity income from financial services operations	213	(10)	203
Equity income from financial services operations	(22)	—	(22)

Income (loss) before income taxes	191	(10)	181
Income tax expense (benefit)(3)	57	—	57

Net income (loss)	$134	$(10)	$124

NAVISTAR INTERNATIONAL CORPORATION

NOTES TO UNAUDITED PRO FORMA STATEMENTS OF INCOME

(1)	Adjusts Interest expense to reflect additional interest expense and amortization of deferred financing costs related to this issuance of notes in this offering and the concurrent issuance of convertible notes, less the interest expense associated with the Credit Facilities, as follows:

	Nine Months Ended July 31,		Fiscal Year Ended October 31,
	2009	2008	2008
	(in millions)
Estimated interest expense on notes and convertible notes	$82	$82	$110
Amortization of deferred financing costs	3	3	4
Less: Interest expense on Credit Facilities	52	78	104

Net increase in interest expense	$33	$7	$10

The actual interest rate on the notes and convertible notes could vary from that used to compute the above adjustment of interest expense. The annual effect on interest expense of 1 /8% variance in the assumed rate for the notes and convertible notes would be approximately $1,250,000 and $625,000, respectively.

The pro forma adjustments set forth above do not reflect the adoption of accounting guidance that, when adopted, will require the recognition of additional non-cash interest expense related to the conversion feature of the convertible notes. We will adopt this guidance effective November 1, 2009.

(2)	Does not reflect the write-off of capitalized debt issuance costs associated with the Credit Facilities. The unamortized balance of $16 million at July 31, 2009, is expected to be written-off upon the completion of the sale of the notes in this offering and the concurrent offering of convertible notes and the application of the net proceeds therefrom to repay all of our outstanding borrowing, under the Credit Facilities.

(3)	Adjusts the provision for income taxes on a pro forma basis to reflect our estimated statutory federal tax rate.

SELECTED CONSOLIDATING FINANCIAL DATA

We have included elsewhere in this prospectus supplement supplemental financial and operating data of our manufacturing operations with our financial services operations set forth on a pre-tax equity basis of accounting. This information does not represent our consolidated financial statements prepared in accordance with generally accepted accounting principles and should not be considered in isolation or as a substitute for our financial data that has been prepared in accordance with generally accepted accounting principles that has been included or incorporated by reference in the prospectus supplement. The following tables provide reconciliations of these non-GAAP financial measures to our GAAP condensed consolidated financial statements for each of the periods presented in this prospectus supplement. We have reconciled these non-GAAP financial measures by adding the results of our financial services operations, making the necessary adjustments to eliminate certain inter-company transactions between our manufacturing operations and financial services operations and adjusting for reclassifications. Certain of our subsidiaries in our manufacturing operations have debt outstanding with our financial services operations.

	Nine Months Ended July 31, 2009
	Manufacturing Operations	Financial Services Operations	Adjustments	Consolidated Statement of Operations
	(in millions)
Selected Condensed Statement of Income Data:
Sales of manufactured products	$8,069	$—	$—	$8,069
Finance revenues	—	273	(58)	215

Sales and revenues, net	8,069	273	(58)	8,284

Costs of products sold	6,737	—	—	6,737
Restructuring charges	55	—	—	55
Selling, general and administrative expenses	886	99	—	985
Engineering and product development costs	339	—	—	339
Interest expense	77	135	(6)	206
Other (income) expense, net	(182)	2	(52)	(232)

Total costs and expenses	7,912	236	(58)	8,090
Equity in income of non-consolidated affiliates	56	—	—	56

Income before income taxes, minority interest, extraordinary gain and equity income from financial services operations	213	37	—	250
Equity income from financial services operations	37	—	(37)	—

Income before income taxes, minority interest, and extraordinary gain	250	37	(37)	250
Income tax expense	32	—	—	32

Income before minority interest and extraordinary gain	218	37	(37)	218
Minority interest in net income of subsidiaries, net of tax	(7)	—	—	(7)

Income before extraordinary gain	211	37	(37)	211
Extraordinary gain, net of tax	23	—	—	23

Net income (loss)	$234	$37	$(37)	$234

	Nine Months Ended July 31, 2008
	Manufacturing Operations	Financial Services Operations	Adjustments	Consolidated Statement of Operations
	(in millions)
Selected Condensed Statement of Income Data:
Sales of manufactured products	$10,589	$—	$—	$10,589
Finance revenues	—	328	(63)	265

Sales and revenues, net	10,589	328	(63)	10,854

Costs of products sold	8,715	—	—	8,715
Selling, general and administrative expenses	965	106	—	1,071
Engineering and product development costs	289	—	—	289
Interest expense	115	243	(1)	357
Other (income) expense, net	65	(14)	(62)	(11)

Total costs and expenses	10,149	335	(63)	10,421
Equity in income of non-consolidated affiliates	63	—	—	63

Income (loss) before income taxes and equity income from financial services operations	503	(7)	—	496
Equity income from financial services operations	(7)	—	7	—

Income (loss) before income taxes	496	(7)	7	496
Income tax expense	19	—	—	19

Net income (loss)	$477	$(7)	$7	$477

	Fiscal Year Ended October 31, 2008
	Manufacturing Operations	Financial Services Operations	Adjustments	Consolidated Statement of Operations
	(in millions)
Selected Condensed Statement of Income Data:
Sales of manufactured products	$14,399	$—	$—	$14,399
Finance revenues	—	405	(80)	325

Sales and revenues, net	14,399	405	(80)	14,724

Costs of products sold	11,930	—	—	11,930
Impairment of property and equipment	358	—	—	358
Selling, general and administrative expenses	1,309	147	(3)	1,453
Engineering and product development costs	380	—	—	380
Interest expense	156	313	—	469
Other (income) expense, net	124	(33)	(77)	14

Total costs and expenses	14,257	427	(80)	14,604
Equity in income of non-consolidated affiliates	71	—	—	71

Income (loss) before income taxes and equity income from financial services operations	213	(22)	—	191
Equity income from financial services operations	(22)	—	22	—

Income (loss) before income taxes	191	(22)	22	191
Income tax expense	57	—	—	57

Net income (loss)	$134	$(22)	$22	$134

	Fiscal Year Ended October 31, 2007
	Manufacturing Operations	Financial Services Operations	Adjustments	Consolidated Statement of Operations
	(in millions)
Selected Condensed Statement of Income Data:
Sales of manufactured products	$11,910	$—	$—	$11,910
Finance revenues	—	518	(133)	385

Sales and revenues, net	11,910	518	(133)	12,295

Costs of products sold	10,131	—	—	10,131
Selling, general and administrative expenses	1,352	112	(3)	1,461
Engineering and product development costs	382	—	—	382
Interest expense	196	306	—	502
Other (income) expense, net	124	(28)	(130)	(34)

Total costs and expenses	12,185	390	(133)	12,442
Equity in income of non-consolidated affiliates	74	—	—	74

Income (loss) before income taxes and equity income from financial services operations	(201)	128	—	(73)
Equity income from financial services operations	128	—	(128)	—

Income (loss) before income taxes	(73)	128	(128)	(73)
Income tax expense	47	—	—	47

Net income (loss)	$(120)	$128	$(128)	$(120)

	Fiscal Year Ended October 31, 2006
	Manufacturing Operations	Financial Services Operations	Adjustments	Consolidated Statement of Operations
	(in millions)
Selected Condensed Statement of Income Data:
Sales of manufactured products	$13,878	$—	$—	$13,878
Finance revenues	—	463	(141)	322

Sales and revenues, net	13,878	463	(141)	14,200

Costs of products sold	11,703	—	—	11,703
Selling, general and administrative expenses	1,234	100	(2)	1,332
Engineering and product development costs	453	—	—	453
Interest expense	192	239	—	431
Other (income) expense, net	147	(23)	(139)	(15)

Total costs and expenses	13,729	316	(141)	13,904
Equity in income of non-consolidated affiliates	99	—	—	99

Income before income taxes and equity income from financial services operations	248	147	—	395
Equity income from financial services operations	147	—	(147)	—

Income before income taxes	395	147	(147)	395
Income tax expense	94	—	—	94

Net income (loss)	$301	$147	$(147)	$301

	At July 31, 2009
	Manufacturing Operations	Financial Services Operations	Adjustments		Consolidated Balance Sheet
	(in millions)
Selected Condensed Balance Sheet Data:
Cash and cash equivalents	$751	$70	$—		$821
Property and equipment, net	1,398	129	—		1,527
Total assets	5,888	4,082	(586	)(1)	9,384
Postretirement benefits liabilities	2,081	19	—		2,100
Debt	1,805	3,402	—		5,207

(1)	Includes investments in and advances to financial services operations of ($433) million and accounts receivable of ($153) million.

	Nine Months Ended July 31, 2009
	Manufacturing Operations	Financial Services Operations	Adjustments	Condensed Consolidated Statement of Cash Flows
	(in millions)
Other Financial Data:
Capital expenditures	$118	$2	$—	$120
Depreciation and amortization(1)	215	10	—	225
Net cash provided by operating activities	129	770	—	899
Net cash provided by (used in) investing activities	(190)	23	20	(147)
Net cash used in financing activities	(51)	(807)	(20)	(878)

(1)	Includes $5 million of amortization of deferred financing fees for manufacturing operations.

	Nine Months Ended July 31, 2008
	Manufacturing Operations	Financial Services Operations	Adjustments	Condensed Consolidated Statement of Cash Flows
	(in millions)
Other Financial Data:
Capital expenditures	$139	$6	$—	$145
Depreciation and amortization(1)	243	13	—	256
Net cash provided by (used in) operating activities	93	610	(25)	678
Net cash used in investing activities	(160)	(266)	—	(426)
Net cash provided by (used in) financing activities	(94)	(274)	25	(343)

(1)	Includes $3 million of amortization of deferred financing fees for manufacturing operations.

	Fiscal Year Ended October 31, 2008
	Manufacturing Operations	Financial Services Operations	Adjustments	Condensed Consolidated Statement of Cash Flows
	(in millions)
Other Financial Data:
Capital expenditures	$168	$8	$—	$176
Depreciation and amortization(1)	333	11	—	344
Net cash provided by operating activities	429	716	(25)	1,120
Net cash provided by (used in) investing activities	(216)	(177)	60	(333)
Net cash used in financing activities	(133)	(508)	(35)	(676)

(1)	Includes $5 million of amortization of deferred financing fees for manufacturing operations.

	Fiscal Year Ended October 31, 2007
	Manufacturing Operations	Financial Services Operations	Adjustments	Condensed Consolidated Statement of Cash Flows
	(in millions)
Other Financial Data:
Capital expenditures	$309	$3	$—	$312
Depreciation and amortization(1)	312	5	—	317
Net cash provided by (used in) operating activities	169	493	(400)	262
Net cash provided by (used in) investing activities	(70)	227	—	157
Net cash provided by (used in) financing activities	(480)	(726)	400	(806)

(1)	Includes $7 million of amortization of deferred financing fees for manufacturing operations.

	Fiscal Year Ended October 31, 2006
	Manufacturing Operations	Financial Services Operations	Adjustments	Condensed Consolidated Statement of Cash Flows
	(in millions)
Other Financial Data:
Capital expenditures	$228	$2	$—	$230
Depreciation and amortization(1)	317	4	—	321
Net cash provided by (used in) operating activities	496	(783)	—	(287)
Net cash provided by (used in) investing activities	(351)	(105)	—	(456)
Net cash provided by financing activities	140	916	—	1,056

(1)	Includes $11 million of amortization of deferred financing fees for manufacturing operations.

PROSPECTUS

Navistar International Corporation

Debt Securities

Common Stock

Preferred Stock

Preference Stock

Depositary Shares

Warrants

Purchase Contracts

Units

We may offer and sell, from time to time, in one or more offerings, any combination of the following types of securities:

•	debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes or other unsecured evidences of indebtedness;

•	warrants to purchase debt securities;

•	shares of our common stock;

•	warrants to purchase common stock;

•	shares of our preferred stock;

•	shares of our preference stock;

•	depositary shares;

•	purchase contracts;

•	units; or

•	any combination of these securities.

Navistar, Inc., the principal operating subsidiary of Navistar International Corporation, may guarantee some or all of our debt securities. The securities may be offered separately or together in any combination and as separate series.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. Before investing, you should carefully read this prospectus and any related prospectus supplement. The prospectus supplements may also add, update or change information contained in this prospectus.

Our common stock is traded on the New York Stock Exchange under the symbol “NAV.” On October 19, 2009 the last reported sale price of our common stock on the New York Stock Exchange was $39.09 per share.

Investing in our common stock involves risks. See “Risk Factors” on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 20, 2009.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

Unless the context indicates otherwise, as used in this prospectus: (i) “the Company,” “us,” “we,” “our” and “Navistar” refer to Navistar International Corporation and its consolidated subsidiaries and their respective predecessors; (ii) “NIC” refers to Navistar International Corporation, exclusive of its subsidiaries; (iii) “NFC” refers to Navistar Financial Corporation, a wholly-owned finance subsidiary of Navistar, Inc.; (iv) “North America” refers to the United States and Canada; (v) “our common stock” refers to the common stock of NIC; and (vi) “this prospectus” refers to this prospectus and any applicable prospectus supplement. References to our “common stock” refer to the common stock of NIC.

i

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance therewith file periodic reports, proxy statements and other information with the SEC. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K (including any exhibits included with such items):

•	our Annual Report on Form 10-K for the fiscal year ended October 31, 2008 filed with the SEC on December 30, 2008, and Amendment No. 1 thereto, filed with the SEC on March 31, 2009;

•	our Quarterly Report on Form 10-Q for the quarter ended January 31, 2009 filed with the SEC on March 11, 2009;

•	our Quarterly Report on Form 10-Q for the quarter ended April, 2009 filed with the SEC on June 9, 2009;

•	our Quarterly Report on Form 10-Q for the quarter ended July 31, 2009 filed with the SEC on September 9, 2009;

•	our Proxy Statement, as filed with the SEC on January 16, 2009;

•

our Current Reports on Form 8-K, as filed with the SEC on the following dates: November 12, December 24 and December 31, 2008, January 14, January 27, February 23, March 11, April 7, June 5, June 10, June 15, June 19, July 27, 2009, August 19, August 21, August 27, September 8, September 15, September 30, October 16 and October 20, 2009; and

•	The description of our common stock, par value $0.10 per share, attached as Exhibit A to our Current Report on Form 8-K filed with the SEC on June 9, 2003.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:

Navistar International Corporation

4201 Winfield Road

P.O. Box 1488

Warrenville, Illinois 60555

Attention: Investor Relations

(630) 753-5000

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. The words “believes,” “projects,” “anticipates,” “plans,” “expects,” “intends,” “estimates” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would,” and “could,” are intended to identify forward-looking statements. These forward-looking statements represent management’s current reasonable expectations and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors, risks, and uncertainties include but are not limited to the factors described under “Forward-Looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, and the following.

•	The markets in which we compete are subject to considerable cyclicality.

•	Our technology solution to meet U.S. federal 2010 emissions requirements may not be successful or may be more costly than planned.

•	We may be subject to greenhouse gas regulations.

•	We operate in the highly competitive North American truck market.

•	Our business may be adversely impacted by work stoppages and other labor relations matters.

•	Current credit market conditions may impair our access to sufficient capital to engage in financing activities.

•	Our liquidity position may be adversely affected by a continued downturn in our industry and the upcoming maturity of the NFC senior credit facility.

•	The loss of business from Ford could have a negative impact on our business, financial condition, and results of operations.

•	We may not achieve all of the expected benefits from our current business strategies and initiatives.

•	Our manufacturing operations are dependent upon third-party suppliers, making us vulnerable to supply shortages.

•	Our business may be adversely affected by government contracting risks.

•

We must comply with numerous miscellaneous federal national security laws, procurement regulations, and procedures, as well as the rules and regulations of foreign jurisdictions, and our failure to comply could adversely affect our business.

•	Our products are subject to export limitations and we may be prevented from shipping our products to certain nations or buyers.

•	We may fail to properly identify and correct material weaknesses or comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

•	We have significant under-funded postretirement obligations.

•	We are exposed to political, economic, and other risks that arise from operating a multinational business.

•	Our ability to use NOL carryovers to reduce future tax payments could be negatively impacted if there is a change in our ownership or a failure to generate sufficient taxable income.

•	We are involved in pending litigation and an adverse resolution of such litigation may adversely affect our business, financial condition, results of operations or cash flows.

•	Potential future impairments of our goodwill, intangible assets, or other long-lived assets could adversely effect our financial condition and results of operations.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of this prospectus and the documents incorporated by reference into this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.

Forward-looking statements speak only as of the date they were made. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

OUR COMPANY

General

We are a leading international manufacturer of International brand commercial and military trucks, MaxxForce brand diesel engines, IC Bus brand school and commercial busses, Monaco RV brands of recreational vehicles, Workhorse Custom Chassis brand chassis for motor homes and step vans and a provider of service parts for diesel engines and all makes of trucks and trailers. Additionally, we are a private-label designer and manufacturer of diesel engines for the pickup truck, van, and sport utility vehicles markets. Through our financial services operations, we also provide retail, wholesale, and lease financing of our trucks, and financing for our wholesale and retail accounts.

Our financial services operations are conducted through NFC and our three Mexican finance subsidiaries. NFC is a commercial financing organization that provides wholesale, retail and lease financing for sales of new and used trucks sold by Navistar, Inc. and its dealers in the United States. NFC also finances the Company’s wholesale accounts and selected retail accounts receivable. The financial services operations also finance sales of new and used products of other manufacturers, regardless of whether those products are designed or customarily sold for use with Navistar, Inc.’s truck products.

Corporate Structure

Our common stock is publicly traded on the New York Stock Exchange under the symbol “NAV.” NIC is a holding company, and conducts its manufacturing operations principally through Navistar, Inc. and, to a lesser extent, through certain other wholly owned foreign and domestic subsidiaries. Our manufacturing operations are supported by our financial services subsidiaries, including NFC. NFC is a wholly owned subsidiary of Navistar, Inc.

NIC and Navistar, Inc. are corporations organized under the laws of the State of Delaware. Navistar, Inc. is the successor to the truck and engine business of International Harvester Company, which began business in 1907. NIC’s principal executive offices are located at 4201 Winfield Road, Warrenville, Illinois 60555, and its telephone number at this location is (630) 753-5000. NIC’s website is www.navistar.com. Information on our website should not be construed to be part of this prospectus.

The marks “International®,” “MaxxForce®,” “Monaco®,” “Workhorse®,” “ProStar®” and “LoneStar® ” and our logo are registered United States trademarks of Navistar and the mark “IC Bus™” is a trademarks of Navistar. All other trademarks and trade names appearing in this prospectus are the property of their respective owners.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other filings we make with the SEC. Our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of our securities offered by this prospectus for the repayment of indebtedness and/or for general corporate and working capital purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

Nine Months Ended July 31,		Year Ended October 31,
2009	2008	2008	2007	2006	2005	2004
2.10x	2.31x	1.38x	—	1.86x	1.45x	—

The ratio of earnings to fixed charges is determined by dividing the sum of pre-tax income from continuing operations, interest expense, debt amortization expense and the portion of rental expense deemed representative of an interest factor, less minority interest, by the sum of capitalized interest, interest expense and debt amortization expense. For fiscal 2007 and 2004, our earnings were insufficient to cover fixed charges by $80 million and $36 million, respectively.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

The following description of the debt securities and terms of the indentures, as defined below, is a summary. It summarizes only those aspects of the debt securities and those portions of the indentures, which we believe will be most important to your decision to invest in our debt securities. You should keep in mind, however, that it is the indentures, and not this summary, which define your rights as a debtholder. There may be other provisions in the indentures which are also important to you. You should read the indentures for a full description of the terms of the debt. We will file the forms of indentures with the SEC as exhibits to our registration statement, of which this prospectus is a part. See “Where You Can Find More Information” above for information on how to obtain copies of them.

General

We may issue senior or subordinated debt securities, which will be direct, general obligations of NIC that may be secured or unsecured.

The senior debt securities will constitute part of our senior debt, will be issued under the senior debt indenture described below and will rank equally with all of our other unsecured and unsubordinated debt.

The subordinated debt securities will constitute part of our subordinated debt, will be issued under the subordinated debt indenture described below and will be subordinate in right of payment to all of our “senior debt,” as defined in the indenture with respect to subordinated debt securities. The prospectus supplement for any series of subordinated debt securities or the information incorporated in this prospectus by reference will indicate the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter. Neither indenture limits our ability to incur additional senior debt or other indebtedness.

When we refer to “debt securities” in this prospectus, we mean both the senior debt securities and the subordinated debt securities.

The debt securities may have the benefit of guarantees (each, a “guarantee”) by Navistar, Inc., our principal operating subsidiary (the “guarantor”), on a senior or subordinated basis. Unless otherwise expressly stated or the context otherwise requires, as used in this section, the term “guaranteed debt securities” means debt securities that, as described in the prospectus supplement relating thereto, are guaranteed by the guarantor pursuant to the applicable indenture.

The senior debt securities and subordinated debt securities will be governed by an indenture between us and one or more trustees selected by us. The indentures are substantially identical, except for certain provisions including those relating to subordination, which are included only in the indenture related to subordinated debt securities. When we refer to the indenture or the trustee with respect to any debt securities, we mean the indenture under which those debt securities are issued and the trustee under that indenture.

Series of Debt Securities

We may issue multiple debt securities or series of debt securities under either indenture. This section summarizes terms of the securities that apply generally to all debt securities and series of debt securities. The provisions of each indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under that indenture, but also to “reopen” a previously issued series of debt securities and issue additional debt securities of that series. We will describe most of the financial and other specific terms of a particular series, whether it be a series of the senior debt securities or subordinated debt securities, in the prospectus supplement for that series. Those terms may vary from the terms described here.

Amounts of Issuances

The indentures do not limit the amount of debt securities that may be issued under them. We may issue the debt securities from time to time in one or more series. We are not required to issue all of the debt securities of one series at the same time and, unless otherwise provided in the applicable indenture or prospectus supplement, we may reopen a series and issue additional debt securities of that series without the consent of the holders of the outstanding debt securities of that series.

Principal Amount, Stated Maturity and Maturity

Unless otherwise stated, the principal amount of a debt security means the principal amount payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount.

The term “stated maturity” with respect to any debt security means the day on which the principal amount of the debt security is scheduled to become due. The principal may become due sooner, by reason of redemption or acceleration after a default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Specific Terms of Debt Securities

The applicable prospectus supplement will describe the specific terms of the debt securities, which will include some or all of the following:

•	the title of the series and whether it is a senior debt security or a subordinated debt security;

•	any limit on the total principal amount of the debt securities of the same series;

•	the stated maturity;

•	the currency or currencies for principal and interest, if not U.S. dollars;

•	the price at which we originally issue the debt security, expressed as a percentage of the principal amount, and the original issue date;

•	whether the debt security is a fixed rate debt security, a floating rate debt security or an indexed debt security;

•	if the debt security is a fixed rate debt security, the yearly rate at which the debt security will bear interest, if any, and the interest payment dates;

•

if the debt security is a floating rate debt security, the interest rate basis; any applicable index currency or index maturity, spread or spread multiplier or initial base rate, maximum rate or minimum rate; the interest reset, determination, calculation and payment dates; the day count convention used to calculate interest payments for any period; the business day convention; and the calculation agent;

•

if the debt security is an indexed debt security, the principal amount, if any, we will pay at maturity, interest payment dates, the amount of interest, if any, we will pay on an interest payment date or the formula we will use to calculate these amounts, if any, and the terms on which the debt security will be exchangeable for or payable in cash, securities or other property;

•

if the debt security may be converted into or exercised or exchanged for common or preferred stock or other securities of the Company or debt or equity securities of one or more third parties, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion, exercise or exchange may be adjusted;

•	if the debt security is also an original issue discount debt security, the yield to maturity;

•

if applicable, the circumstances under which the debt security may be redeemed at our option or repaid at the holder’s option before the stated maturity, including any redemption commencement date, repayment date(s), redemption price(s) and redemption period(s);

•	the authorized denominations, if other than $1,000 and integral multiples of $1,000;

•

the depositary for the debt security, if other than The Depository Trust Company (“DTC”), and any circumstances under which the holder may request securities in non-global form, if we choose not to issue the debt security in book-entry form only;

•

if applicable, the circumstances under which we will pay additional amounts on any debt securities held by a person who is not a United States person for U.S. federal income tax purposes and under which we can redeem the debt securities if we have to pay additional amounts;

•	whether the debt security will be guaranteed by the guarantor and, if so, to the extent the terms thereof differ from those described in this prospectus, a description of the terms of the guarantee;

•	the assets, if any, that will be pledged as security for the payment of the debt security;

•	the names and duties of any co-trustees, depositaries, authenticating agents, paying agents, transfer agents or registrars for the debt security, as applicable; and

•	any other terms of the debt security and any guarantees of the debt security, which could be different from those described in this prospectus.

Governing Law

The indentures and the debt securities (and any guarantees thereof) will be governed by New York law, without regard to conflicts of laws principles thereof.

Form of Debt Securities

We will issue each debt security only in registered form, without coupons, unless we specify otherwise in the applicable prospectus supplement. In addition, we will issue each debt security in global—i.e., book-entry—form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. References to “holders” in this section mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries.

Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to debt securities issued in global form and for which DTC acts as depositary.

Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold those interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities they purchase in definitive form. These laws may impair a holder’s ability to transfer beneficial interests in a global debt security.

We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC immediately will credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global debt security, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary for that global security or has ceased to be a registered clearing agency and we do not appoint another institution to act as depositary within 90 days; or

•	we notify the trustee that we wish to terminate that global security.

Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $1,000 and multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action. Additionally, those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us as follows:

•	DTC is:

•	a limited-purpose trust company organized under the New York Banking Law,

•	a “banking organization” within the meaning of the New York Banking Law,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934;

•

DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates;

•	DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations;

•	DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the NYSE Amex LLC and the Financial Industry Regulatory Authority, Inc.; and

•

Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The rules applicable to DTC and its participants are on file with the SEC.

Investors may hold interests in the debt securities outside the United States through the Euroclear System (“Euroclear”) or Clearstream Banking (“Clearstream”) if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. At the present time JPMorgan Chase Bank, National Association will act as U.S. depositary for Euroclear, and Citibank, N.A. will act as U.S. depositary for Clearstream. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

The following is based on information furnished by Euroclear or Clearstream, as the case may be.

Euroclear has advised us that:

•

It was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash;

•	Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries;

•

Euroclear is operated by Euroclear Bank S.A./ N.V., as operator of the Euroclear System (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”);

•

The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include underwriters of debt securities offered by this prospectus;

•	Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly;

•

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”);

•

The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants; and

•

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearstream has advised us that:

•

It is incorporated under the laws of Luxembourg as a professional depositary and holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates;

•

Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries;

•	As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute;

•

Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include underwriters of debt securities offered by this prospectus;

•

Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly; and

•

Distributions with respect to the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

We have provided the descriptions herein of the operations and procedures of Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of Euroclear and Clearstream and are subject to change by them from time to time. Neither we, any underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact Euroclear or Clearstream or their respective participants directly to discuss these matters.

Secondary market trading between Euroclear participants and Clearstream participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures. Euroclear participants and Clearstream participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the securities settled during such processing, will be reported to the relevant Euroclear participants or Clearstream participants on that business day. Cash received in Euroclear or Clearstream as a result of sales of securities by or through a Euroclear participant or a Clearstream participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Redemption or Repayment

If there are any provisions regarding redemption or repayment applicable to a debt security, we will describe them in your prospectus supplement.

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Mergers and Similar Transactions

We are generally permitted under the indenture for the relevant series to merge or consolidate with another corporation or other entity. We are also permitted under the indenture for the relevant series to sell all or substantially all of our assets to another corporation or other entity. With regard to any series of debt securities, however, we may not take any of these actions unless all the following conditions, among other things, are met.

•

If the successor entity in the transaction is not the Company, the successor entity must expressly assume our obligations under the debt securities of that series and the indenture with respect to that series. The successor entity may be organized and existing under the laws of the United States, any State thereof or the District of Columbia.

•

Immediately after the transaction, no default under the debt securities of that series has occurred and is continuing. For this purpose, “default under the debt securities of that series” means an event of default with respect to that series or any event that would be an event of default with respect to that series if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under “—Default, Remedies and Waiver of Default.”

If the conditions described above are satisfied with respect to the debt securities of any series, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell all or substantially all of our assets to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control of the Company but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.

If we sell all or substantially all of our assets, we will be released from all our liabilities and obligations under the debt securities of any series and the indenture with respect to that series.

Subordination Provisions

Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior debt, as defined in the subordinated debt indenture, including all debt securities we have issued and will issue under the senior debt indenture.

The subordinated debt indenture defines “senior debt” as:

•

our indebtedness under or in respect of our credit agreement, whether for principal, interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not the claim for such interest is allowed as a claim in such proceeding), capital lease obligations, deferred purchase price of property obligations, reimbursement obligations, fees, commissions, expenses, indemnities, dividends, hedging obligations or other amounts; and

•

any other indebtedness permitted under the terms of that indenture, unless the instrument under which such indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the subordinated debt securities.

Notwithstanding the foregoing, “senior debt” will not include: (i) equity interests; (ii) any liability for taxes; (iii) any trade payables; (iv) any indebtedness subordinated or junior to other indebtedness or other obligation; or (v) any indebtedness incurred in violation of the subordinated debt indenture.

We may modify the subordination provisions, including the definition of senior debt, with respect to one or more series of subordinated debt securities. Such modifications will be set forth in the applicable prospectus supplement.

The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior debt has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets;

•

(a) in the event and during the continuation of any default in the payment of principal, premium or interest on any senior debt beyond any applicable grace period or (b) in the event that any event of default with respect to any senior debt has occurred and is continuing, permitting the holders of that senior debt (or a trustee) to accelerate the maturity of that senior debt, whether or not the maturity is in fact accelerated (unless, in the case of (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b); or

•	in the event that any subordinated debt securities have been declared due and payable before their stated maturity.

If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior debt.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.

The subordinated debt indenture allows the holders of senior debt to obtain a court order requiring us and any holder of subordinated debt securities to comply with the subordination provisions.

Defeasance, Covenant Defeasance and Satisfaction and Discharge

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee funds or government securities, or if so provided in the applicable prospectus supplement, obligations other than government securities, sufficient to make payments on any series of debt securities on the dates those payments are due and payable and other specified conditions are satisfied, then, at our option, either of the following will occur:

•

we will be discharged from our obligations with respect to the debt securities of such series and all obligations of the guarantor, if any, of such debt securities will also be discharged with respect to the guarantee of such debt securities (“legal defeasance”); or

•	we will be discharged from any covenants we make in the applicable indenture for the benefit of such series and the related events of default will no longer apply to us (“covenant defeasance”).

If we defease any series of debt securities, the holders of such securities will not be entitled to the benefits of the indenture, except for our obligations to register the transfer or exchange of such securities, replace stolen, lost or mutilated securities or maintain paying agencies and hold moneys for payment in trust. In case of covenant defeasance, our obligation to pay principal, premium and interest on the applicable series of debt securities will also survive.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the applicable series of debt securities to recognize gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the Internal Revenue Service or a change in law to that effect.

Upon the effectiveness of defeasance with respect to any series of guaranteed debt securities, the guarantor of the debt securities of such series shall be automatically and unconditionally released and discharged from all of its obligations under its guarantee of the debt securities of such series and all of its other obligations under the applicable indenture in respect of the debt securities of that series, without any action by the Company, the guarantor or the trustee and without the consent of the holders of any debt securities.

In addition, we may satisfy and discharge all our obligations under the indenture with respect to debt securities of any series, other than our obligation to register the transfer of and exchange debt securities of that series, provided that we either:

•	deliver all outstanding debt securities of that series to the trustee for cancellation; or

•

all such debt securities not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and in the case of this bullet point, we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity or applicable redemption date.

Default, Remedies and Waiver of Default

Unless otherwise specified in the applicable prospectus supplement, when we refer to an event of default with respect to any series of debt securities, we mean any of the following:

•

we do not pay the principal or any premium on any debt security of that series when due at its stated maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

•	we do not pay interest on any debt security of that series within 30 days after the due date;

•	we fail to comply with our obligations under the merger covenant;

•

we fail to comply for 60 days after notice with our agreements contained in the indenture. The notice must be sent by the trustee or the holders of at least 25% in principal amount of the relevant series of debt securities;

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to the Company occur; or

•	if the applicable prospectus supplement states that any additional event of default applies to the series, that event of default occurs.

We may change, eliminate, or add to the events of default with respect to any particular series or any particular debt security or debt securities within a series, as indicated in the applicable prospectus supplement.

If you are the holder of a subordinated debt security, all the remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under “—Subordination Provisions.”

Except as otherwise specified in the applicable prospectus supplement, if an event of default has occurred with respect to any series of debt securities and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of all debt securities of that series then outstanding may declare the entire principal amount of the debt securities of that series to be due immediately. Except as otherwise specified in the applicable prospectus supplement, if the event of default occurs because of events in bankruptcy, insolvency or reorganization relating to the Company, the entire principal amount of the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder.

Each of the situations described above is called an acceleration of the stated maturity of the affected series of debt securities. Except as otherwise specified in the applicable prospectus supplement, if the stated maturity of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities of that series may cancel the acceleration for the entire series.

If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the relevant indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the relevant indenture at the request of any holders unless the holders offer the trustee protection satisfactory to it from loss, liability or expense. These majority holders may also direct the trustee in performing any other action under the relevant indenture with respect to the debt securities of that series.

Before a holder may take steps to enforce its rights or protect its interests relating to any debt security, all of the following must occur:

•	the holder must give the trustee written notice that an event of default has occurred with respect to the debt securities of the series, and the event of default must not have been cured or waived;

•

the holders of at least 25% in principal amount of all debt securities of the series must request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

•	during those 60 days, the holders of a majority in principal amount of the debt securities of the series must not have given the trustee directions that are inconsistent with such request.

Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Waiver of Default. The holders of a majority in principal amount of the debt securities of any series may by notice to the trustee waive an existing default and its consequences for all debt securities of that series except (i) a default in the payment of the principal of or interest on a debt security (ii) a default arising from the failure to redeem or purchase any debt security when required pursuant to the indenture or (iii) a default in respect of a provision that under the indenture cannot be amended without the consent of each securityholder affected. If a waiver occurs, the default is deemed cured, but no such waiver shall extend to any subsequent or other default or impair any consequent right.

Annual Information about Defaults to the Trustee. We will furnish each trustee every year a certificate indicating whether the signers thereof know of any default that occurred in the previous year.

Modifications and Waivers

Changes Requiring Each Holder’s Approval. We, along with the guarantor and the trustee, may amend the indentures or the debt securities with the written consent of the holders of at least a majority in principal amount of the debt securities then outstanding. However, without the consent of each securityholder affected thereby, an amendment or waiver may not:

•	reduce the amount of debt securities whose holders must consent to an amendment;

•	reduce the rate of, or extend the time for payment of, the interest on any debt security;

•	reduce the principal of or change the stated maturity on any debt security;

•	reduce the amount payable upon redemption of any debt security or change the time at which any debt security may be redeemed as described in the applicable indenture;

•	permit redemption of a debt security if not previously permitted;

•	change the currency of any payment on a debt security;

•

impair the right of any holder of a debt security to receive payment of principal of and interest on such holder’s debt security on or after the due dates thereof or to institute suit for the enforcement of any payment on or with respect to such holder’s debt security;

•	change the amendment provisions which require each holder’s consent or in the waiver provisions;

•	change the ranking or priority of any debt security that would adversely affect the securityholders; or

•	change or release, other than in accordance with the indenture, any subsidiary guaranty that would adversely affect the securityholders.

Changes Not Requiring Approval. We, along with the guarantor and the trustee, may amend the indentures or the debt securities without notice to or consent of any securityholder:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption by a successor corporation of the obligations of the Company or the guarantor under the indenture;

•

to provide for uncertificated debt securities in addition to or in place of certificated debt securities (provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Code);

•	to add guarantees with respect to the debt securities, including any subsidiary guaranties, or to secure the debt securities;

•	to add to the covenants of the Company or the guarantor for the benefit of the holders of the debt securities or to surrender any right or power conferred upon the Company or the guarantor;

•	to make any change that does not adversely affect the rights of any holder of the debt securities;

•	to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

•

to make any amendment to the provisions of the indenture relating to the transfer and legending of debt securities; provided, however, that (a) compliance with the indenture as so amended would not result in debt securities being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer debt securities.

Modification of Subordination Provisions. We may not amend the indenture related to subordinated debt securities to alter the subordination of any outstanding subordinated debt securities without the written consent of each holder of senior debt then outstanding who would be adversely affected (or the group or representative thereof authorized or required to consent thereto pursuant to the instrument creating or evidencing, or pursuant to which there is outstanding, such senior debt). In addition, we may not modify the subordination provisions of the indenture related to subordinated debt securities in a manner that would adversely affect the subordinated debt securities of any one or more series then outstanding in any material respect, without the consent of the holders of a majority in aggregate principal amount of all affected series then outstanding, voting together as one class (and also of any affected series that by its terms is entitled to vote separately as a series, as described below).

Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or any debt securities or request a waiver.

Changes Requiring Majority Approval. Any other change to a particular indenture and the debt securities issued under that indenture would require the following approval:

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If the change affects only particular debt securities within a series issued under the applicable indenture, it must be approved by the holders of a majority in principal amount of such particular debt securities; or

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If the change affects debt securities of more than one series issued under the applicable indenture, it must be approved by the holders of a majority in principal amount of all debt securities of all such series affected by the change, with all such affected debt securities voting together as one class for this purpose and such affected debt securities of any series potentially comprising fewer than all debt securities of such series, in each case, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series. This means that modification of terms with respect to certain securities of a series could be effectuated without obtaining the consent of the holders of a majority in principal amount of other securities of such series that are not affected by such modification.

Special Rules for Action by Holders

Only holders of outstanding debt securities of the applicable series will be eligible to take any action under the applicable indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction with respect to debt securities of that series. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. Any debt securities owned by us or any of our affiliates or surrendered for cancellation or for payment or redemption of which money has been set aside in trust are not deemed to be outstanding. Any required approval or waiver must be given by written consent.

In some situations, we may follow special rules in calculating the principal amount of debt securities that are to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity.

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under either indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee sets a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities.

Form, Exchange and Transfer

If any debt securities cease to be issued in registered global form, they will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless we indicate otherwise in the applicable prospectus supplement, in denominations of $1,000 and integral multiples of $1,000.

Holders may exchange their debt securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. Holders may not exchange debt securities for securities of a different series or having different terms, unless permitted by the terms of that series and described in the applicable prospectus supplement.

Holders may exchange or transfer their debt securities at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated debt securities at that office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring and replacing debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities.

If we have designated additional transfer agents for a debt security, they will be named in the applicable prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities of any series are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

If a debt security is issued as a global debt security, only DTC or other depositary will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security.

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the applicable prospectus supplement.

Payments

We will pay interest, principal and other amounts payable with respect to the debt securities of any series to the holders of record of those debt securities as of the record dates and otherwise in the manner specified below or in the prospectus supplement for that series.

We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.

We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds—i.e., funds that become available on the day after the check is cashed.

Alternatively, if a non-global debt security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Guarantees

The debt securities of any series may be guaranteed by the guarantor. However, the applicable indenture governing the debt securities will not require that the guarantor guarantee any series of debt securities. As a result, a series of debt securities may or may not have any guarantor.

If the Company issues a series of guaranteed debt securities, a description of some of the terms of guarantees of those debt securities will be set forth in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the guarantor of the debt securities of such series will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest, if any, on each debt security of such series, all in accordance with the terms of such debt securities and the applicable indenture.

Notwithstanding the foregoing, unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will contain provisions to the effect that the obligations of the guarantor under its guarantees and such indenture shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of the guarantor, result in the obligations of the guarantor under such guarantee and such indenture not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, there can be no assurance that, notwithstanding such limitation, a court would not determine that a guarantee constituted a fraudulent conveyance or fraudulent transfer under applicable law. If that were to occur, the court could void the guarantor’s obligations under that guarantee, subordinate that guarantee to other debt and other liabilities of the guarantor or take other action detrimental to holders of the debt securities of the applicable series, including directing the holders to return any payments received from the guarantor.

Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will (i) provide that, upon the sale or disposition (by merger or otherwise) of the guarantor, (x) if the transferee is not an affiliate of the Company, the guarantor will automatically be released from all obligations under its guarantee of such debt securities or (y) otherwise, the transferee (if other than the Company) will assume the guarantor’s obligations under its guarantee of such debt securities and (ii) permit us to cause the guarantee of such debt securities to be released at any time if we satisfy such conditions, if any, as are specified in the prospectus supplement for such debt securities.

The applicable prospectus supplement relating to any series of guaranteed debt securities will specify other terms of the applicable guarantees.

If the applicable prospectus supplement relating to a series of our senior debt securities provides that those senior debt securities will have the benefit of a guarantee by the guarantor, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the unsubordinated and unsecured obligation of the guarantor and will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of the guarantor.

Any guarantee of any debt securities will be effectively subordinated to all existing and future secured indebtedness of the guarantor, including any secured guarantees of other Company debt, to the extent of the value of the collateral securing that indebtedness. Consequently, in the event of a bankruptcy, or similar proceeding with respect to the guarantor that has provided a guarantee of any debt securities, the holders of the guarantor’s secured indebtedness will be entitled to proceed directly against the collateral that secures that secured indebtedness and such collateral will not be available for satisfaction of any amount owed by the guarantor under its unsecured indebtedness, including its guarantees of any debt securities, until that secured debt is satisfied in full. Unless otherwise provided in the applicable prospectus supplement, the indenture will not limit the ability of the guarantor to incur secured indebtedness.

If the applicable prospectus supplement relating to a series of our subordinated debt securities provides that those subordinated debt securities will have the benefit of a guarantee by the guarantor, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the subordinated and unsecured obligation of the guarantor and, in addition to being effectively subordinated to secured debt of the guarantor, will be subordinated in right of payment to all of the guarantor’s existing and future senior indebtedness, including any guarantee of the senior debt securities, to the same extent and in the same manner as the subordinated debt securities are subordinated to our senior debt. See “—Subordination Provisions” above.

Paying Agents

We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. We will specify in the prospectus supplement for the debt security the initial location of each paying agent for that debt security. We must notify the trustee of changes in the paying agents.

Notices

Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Our Relationship With the Trustee

The prospectus supplement for the debt security will describe any material relationships we may have with the trustee with respect to that debt security.

The same financial institution may initially serve as the trustee for our senior debt securities and subordinated debt securities. Consequently, if an actual or potential event of default occurs with respect to any of these securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one or more of the indentures, and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary. You should keep in mind, however, that it is our certificate of incorporation, including any certificates of designations or retirement that are a part of our certificate of incorporation, our bylaws and the Delaware General Corporation Law (“DGCL”), and not this summary, which define your rights as a securityholder. There may be other provisions in these documents that are also important to you. You should read these documents for a full description of the terms of our capital stock. Our certificate of incorporation, including any certificates of designations or retirement, and our bylaws are incorporated by reference as exhibits to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

Our authorized capital stock consists of 150 million shares, of which 110 million shares are designated as common stock, with a par value of $.10 per share, 30 million shares are designated as preferred stock, with a par value of $1.00 per share and 10 million shares are designated as preference stock, with a par value of $1.00 per share.

Common Stock

The authorized common stock consists of 110 million shares, of which 70,706,118 shares were issued and outstanding and 4,663,306 shares were held in treasury at September 30, 2009.

Dividend Rights and Restrictions. Holders of common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefor, provided that, so long as any shares of preferred stock and preference stock are outstanding, no dividends (other than dividends payable in common stock) or other distributions (including purchases) may be made with respect to the common stock unless full cumulative dividends, if any, on the shares of preferred stock and preference stock have been paid. Under the DGCL, dividends may only be paid out of surplus or out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year, and no dividend may be paid on common stock at any time during which the capital of outstanding preferred stock or preference stock exceeds our net assets.

Voting Rights. Holders of shares of our common stock are entitled to one vote for each share for the election of directors and on any question arising at any shareowners meeting. The United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”), as holder of the series B preference stock, is entitled to elect one member to our board of directors. See “—Preferred Stock and Preference Stock.”

Liquidation Rights. In the event of the voluntary or involuntary dissolution, liquidation or winding up of us, holders of common stock are entitled to receive after satisfaction in full of the prior rights of creditors (including holders of our indebtedness) and holders of preferred stock and preference stock, all of our remaining assets available for distribution.

Miscellaneous. The holders of common stock are not entitled to preemptive, redemption or subscription rights. Mellon Investor Services is the transfer agent and the registrar for the common stock.

As of September 30, 2009, we had reserved for issuance: (i) approximately 7,697,667 shares of our common stock under our various stock option plans, stock discount purchase plans and other award plans for officers, employees and directors, of which options to purchase approximately 5,932,258 shares were outstanding; and (ii) 46,772 shares issuable upon the conversion of our series D preference stock.

Preferred Stock and Preference Stock

We are authorized to issue preferred stock and preference stock, which may be issued from time to time in one or more series upon authorization by our board of directors. The board of directors, without further approval of the shareowners, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock and preference stock. The issuance of preferred stock and preference stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to gain control of us, discourage bids for the common stock at a premium or otherwise adversely affect the market price of the common stock. We have no present plans to issue any additional series of preferred stock or preference stock.

Two series of preference stock are currently outstanding. Three million shares of convertible junior preference stock, series D are authorized, of which 148,926 shares were outstanding as of September 30, 2009. At that date, one share of nonconvertible junior preference stock, series B is authorized and outstanding and is held by the UAW.

Series D Preference Stock. Holders of shares of series D preference stock are entitled to receive accrued dividends, if any, if and when declared by the board of directors, in the amount of 120% of the dividend (on an as-converted basis) declared on common stock, other than a dividend payable solely in shares of common stock. Holders of series D preference stock have the right at their option to convert shares of the series D preference stock into shares of common stock at any time at a conversion rate of 0.3125 of a share of common stock for each share of series D preference stock, subject to adjustment in certain events. The series D preference stock is redeemable at any time, in whole or in part, at our option upon at least 30 days’ advance written notice at the price of $25 per share plus accrued dividends. Generally, holders of series D preference stock do not have any voting powers, except as provided by law and except that holders of at least two-thirds of the number of shares outstanding must approve any adverse amendment, alteration or repeal of the preferences, special rights or powers of series D preference stock. Before any distribution to holders of common stock or of any other of our stock ranking junior upon liquidation to the series D preference stock upon any liquidation, dissolution or winding up of us, holders of the series D preference stock are entitled to receive $25 per share plus accrued dividends.

Series B Preference Stock. In connection with a 1993 restructuring of our post-retirement health care and life insurance benefits pursuant to a settlement agreement, the UAW was issued the series B preference stock. As the holder of the series B preference stock, the UAW is entitled to elect one member of our board of directors until such time as we have fully funded our liability under the health care and life insurance benefits program (subject to such right revesting if such funding later falls below 85% of the fully funded amount). The series B preference stock is not transferable by the UAW, does not have any voting rights other than as described above or as required by law, does not have the right to receive dividends or distributions and is redeemable for a nominal price at such time as the UAW has not been entitled to elect a director for five consecutive years.

One series of preferred stock is authorized. 110,000 shares of junior participating preferred stock, series A are authorized, of which none were outstanding as of September 30, 2009.

Junior Participating Preferred Stock, Series A. Holders of junior participating preferred stock, series A are entitled to receive accrued quarterly dividends in an amount equal to the greater of (1) $25.00 and (2) 1,000 times (subject to adjustment) the aggregate per share amount of all cash dividends, plus 1,000 times (subject to adjustment) the aggregate per share amount of all non-cash dividends or other distributions other than a dividend payable solely in shares of common stock, declared on the common stock. The junior participating preferred stock, series A ranks junior to all other series of our preferred stock. The junior participating preferred stock, series A is not redeemable.

In the event that we are in arrears in payment of dividends or distributions on the junior participating preferred stock, series A and until all accrued and unpaid dividends and distributions are paid in full, we may not, subject to certain exceptions:

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declare or pay any dividends on, or make any other distributions on, or redeem or purchase any shares of stock ranking junior to or on parity with the junior participating preferred stock, series A; or

•	purchase any shares of junior participating preferred stock, series A or any shares of stock ranking on a parity with the junior participating preferred stock, series A.

Holders of junior participating preferred stock, series A are entitled to 1,000 votes per share (subject to adjustment) of junior participating preferred stock, series A on all matters submitted to a vote of our stockholders. In the event that we are in arrears in an amount equal to six quarterly dividends with respect to the junior participating preferred stock, series A and until such time as all accrued and unpaid dividends on shares of junior participating preferred stock, series A are paid, all holders of junior participating preferred stock, series A or any preferred stock that is similarly in arrears, voting as a single class, shall have the right to elect two individuals to our board of directors. Holders of at least two-thirds of the number of shares of junior participating preferred stock, series A outstanding must approve any adverse amendment, alteration or repeal of the preferences, special rights or powers of the junior participating preferred stock, series A.

Before any distribution to holders of common stock or of any other of our stock ranking junior upon liquidation to the junior participating preferred stock, series A upon any liquidation, dissolution or winding up of us, holders of the junior participating preferred stock, series A are entitled to receive an amount equal to $1,000 per share of junior participating preferred stock, series A plus accrued and unpaid dividends and distributions thereon. Following such payment, the holders of the junior participating preferred stock, series A will receive no further distributions until the holders of our common stock have received an amount per share equal to the amount per share received by the holders of the junior participating preferred stock, series A as described above, divided by 1,000 (subject to adjustment). Following this payment to the holders of our common stock, the holders of the junior participating preferred stock, series A and our common stock are entitled to receive their ratable share of our remaining assets in a ratio of 1,000 (subject to adjustment) to one, respectively.

In the event of any consolidation, merger, combination or other transaction in which our common stock is exchanged for or changed into other cash, stock and/or any other property, then the shares of junior participating preferred stock, series A will at the same time be exchanged or changed in an amount per share equal to 1,000 times (subject to adjustment) the aggregate amount of cash, stock and/or any other property received in respect of each share of common stock in such transaction.

On July 23, 2007, NIC adopted a shareholder rights plan, declaring a dividend of one preferred stock purchase right for each outstanding share of NIC common stock. Pursuant to the plan, each preferred stock purchase right entitles the holder to purchase one one-thousandth of a share of series A junior participating preferred stock of NIC at a purchase price of $150.00 per unit, subject to adjustment. The purchase rights expired on July 23, 2008. As more fully described in the rights plan, if a person or group of affiliated or associated persons were to have acquired beneficial ownership of 15% or more of the outstanding shares of NIC common stock (“Acquiring Person”) or commenced a tender offer or exchange offer that would have resulted in such person or group becoming an Acquiring Person, each holder of a purchase right not owned by the Acquiring Person would have had the right to receive, upon exercise, common stock of NIC (or, in certain circumstances, cash, property, or other securities of NIC) having a value equal to two times the exercise price of the purchase right. The purchase rights were redeemable by NIC at a price of $0.001 per purchase right. The purchase rights were not exercisable until the distribution date, as described above. In connection with the adoption of the rights agreement, the Company adopted a resolution allocating 110,000 shares of preferred stock to be designated as junior participating preferred stock, series A.

Certain Certificate of Incorporation and By-laws Provisions; Certain Provisions of Delaware Law

General. Certain provisions of our certificate of incorporation and by-laws could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors. We are also subject to Section 203 of the DGCL. As described above under “—Preferred Stock and Preference Stock,” the ability of the board of directors to issue so-called “flexible” preferred stock may also have an anti-takeover effect. In addition, the fact that our utilization of our NOLs could be adversely affected by a change of control could have an anti-takeover effect.

Classified Board; Board Vacancies. The certificate of incorporation provides for the board of directors to be divided into three classes of directors serving staggered three year terms, excluding the director elected by the UAW as the holder of our series B preference stock. See “ —Preferred Stock and Preference Stock.” The overall effect of the provisions in the certificate of incorporation with respect to the staggered board may be to render more difficult a change in control of us or the removal of incumbent directors. Under the DGCL, since we have a classified board, the shareowners may only remove the directors for cause. A majority of the remaining directors elected by the holders of common stock then in office (and not shareowners), though less than a quorum, is empowered to fill any vacancy on the board of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock or preference stock issued by us have a preference over the common stock as to dividends or upon liquidation have the right, voting separately by class or series, to elect directors (such as the holder of the series B preference stock), the number, election, term of office, filling of vacancies, terms of removal and other features of such directorships are governed by the terms relating to such rights.

Special Meetings of Shareowners; Action by Written Consent. The certificate of incorporation provides that no action may be taken by shareowners except at an annual or special meeting of shareowners, and prohibits action by written consent in lieu of a meeting. Our by-laws provide that special meetings of shareowners may be called only by the chairman of the board and chief executive officer or by the board of directors. This provision will make it more difficult for shareowners to take action opposed by the board of directors.

Advance Notice Procedures Our by-laws include an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on both the date of the required written notice and the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting.

Approval of Supermajority Transactions. As a result of the settlement agreement relating to the 1993 restructuring of our post-retirement health care and life insurance benefits, our certificate of incorporation provides that the affirmative vote of holders of the greater of (a) a majority of the voting power of all common stock or (b) at least 85% of the shares of common stock present at a meeting is required to approve a supermajority transaction. Accordingly, any holder of 15% or more of the aggregate outstanding common stock represented at any meeting of shareowners will be able to block any supermajority transaction. A supermajority transaction is defined to include several transactions that would constitute a change of control of our company.

Certain Provisions of Delaware Law. We are governed by the provisions of Section 203 of the DGCL. In general, the law prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. “Business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation’s voting stock.

DESCRIPTION OF DEPOSITARY SHARES

The following description of the depositary shares and the terms of the deposit agreement is a summary. It summarizes only those aspects of the depositary shares and those portions of the deposit agreement that we believe will be most important to your decision to invest in our depositary shares. You should keep in mind, however, that it is the deposit agreement, and not this summary, which defines your rights as a holder of depositary shares. There may be other provisions in the deposit agreement that are also important to you. You should read the deposit agreement for a full description of the terms of the depositary shares.

The particular terms of the depositary shares offered by any prospectus supplement and the extent to which the general provisions described below may apply to such depositary shares will be outlined in the applicable prospectus supplement.

General

We may choose to offer from time to time fractional interests in our debt securities and shares of our common stock, preferred stock or preference stock. If we do so, we will issue fractional interests in our debt securities, common stock, preferred stock or preference stock, as the case may be, in the form of depositary shares. Each depositary share would represent a fractional interest in a security of a particular series of debt securities, a fraction of a share of common stock, a fraction of a share of a particular series of preferred stock or a fraction of a share of a particular series of preference stock, as the case may be, and would be evidenced by a depositary receipt.

We will deposit the debt securities, and shares of common stock, preferred stock and preference stock represented by depositary shares under a deposit agreement between us and a depositary which we will name in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share you will be entitled, in proportion to the applicable fraction of a debt security or share of common stock, preferred stock or preference stock represented by the depositary share, to all the rights and preferences of the debt security, common stock, preferred stock or preference stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

Interest, Dividends and Other Distributions

The depositary will distribute all payments of interest, cash dividends or other cash distributions received in respect of the debt securities, common stock, preferred stock or preference stock, as the case may be, in proportion to the numbers of the depositary shares owned by the applicable holders on the relevant record date. The depositary will distribute only an amount, however, that can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the record holders of depositary shares entitled to it, unless the depositary determines that it is not feasible to make the distribution. If this happens, the depositary may, with our approval, sell the property and distribute the net sale proceeds to the holders. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights that we offer to holders of the preferred stock will be made available to the holders of depositary shares.

Redemption of Depositary Shares

If we redeem a debt security, common stock or a series of preferred stock or preference stock represented by depositary shares, the depositary shares will be redeemed from the redemption proceeds received by the depositary. The depositary will mail notice of redemption not less than 30, and not more than 60, days before the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary’s books. The redemption price for each depositary share will be equal to the applicable fraction of the redemption price for each debt security or share of common stock, preferred stock or preference stock, as the case may be, payable in relation to the redeemed series of debt securities, common stock, preferred stock or preference stock. Whenever we redeem debt securities or shares of common stock, preferred stock or preference stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing, as the case may be, fractional interests in the debt securities or shares of common stock, preferred stock or preference stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the cash, securities or other property payable upon the redemption and any cash, securities or other property to which the holders of the redeemed depositary shares were entitled upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

The amount distributed in any of the foregoing cases will be reduced by any amount required to be withheld by us or the depositary on account of any taxes.

Exercise of Rights under the Indentures or Voting the Common Stock, Preferred Stock or Preference Stock

Upon receipt of notice of any meeting at which you are entitled to vote, or of any request for instructions or directions from you as holder of fractional interests in debt securities, common stock, preferred stock or preference stock, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder’s depositary shares or how to vote the amount of the common stock, preferred stock or preference stock represented by that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the debt securities, common stock, preferred stock or preference stock, as the case may be. The depositary will endeavor, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the amount of the common stock, preferred stock or preference stock, as the case may be, represented by the depositary shares in accordance with those instructions. We will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from giving instructions or directions with respect to your fractional interests in the debt securities or voting shares of the common stock, preferred stock or preference stock, as the case may be, if it does not receive specific instructions from you.

Amendment and Termination of the Deposit Agreement

We may enter into an agreement with the depositary at any time to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, the holders of a majority of the depositary shares must approve any amendment which materially and adversely alters the rights of the existing holders of depositary shares. We or the depositary may terminate the deposit agreement only if (a) all outstanding depositary shares issued under the agreement have been redeemed or (b) a final distribution in connection with any liquidation, dissolution or winding up has been made to the holders of the depositary shares.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to resign, and we may at any time remove the depositary. Any resignation or removal will take effect when a successor depositary has been appointed and has accepted the appointment. Appointment must occur within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required or otherwise determine to furnish to holders of debt securities, preferred stock or preference stock, as the case may be.

We and the depositary will not be liable under the deposit agreement to you other than for our gross negligence, willful misconduct or bad faith. Neither we nor the depositary will be liable if we or the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our and the depositary’s obligations under the deposit agreement will be limited to performance in good faith of our respective duties under the agreement. We and the depositary will not be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities, common stock, preferred stock or preference stock, as the case may be, unless a satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or shares of common stock, preferred stock or preference stock, as the case may be, for deposit, you or other persons believed to be competent and on documents which we and the depositary believe to be genuine.

DESCRIPTION OF WARRANTS

The following description of the warrants and terms of the warrant agreement is a summary. It summarizes only those aspects of the warrants and those portions of the warrant agreement which we believe will be most important to your decision to invest in our warrants. You should keep in mind, however, that it is the warrant agreement and the warrant certificate relating to the warrants, and not this summary, which defines your rights as a warrantholder. There may be other provisions in the warrant agreement and the warrant certificate relating to the warrants which are also important to you. You should read these documents for a full description of the terms of the warrants.

We may issue warrants to purchase debt or equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include, but are not limited to, the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the terms of any mandatory or optional redemption provisions relating to the warrants;

•	the terms of any right we have to accelerate the exercise of the warrants upon the occurrence of certain events;

•	if the warrants will be sold with any other securities, and the date, if any, on and after which those warrants and any other securities will be transferable;

•	the identity of the warrant agent;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants which may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the prospectus supplement relating to the warrants, unless otherwise specified in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the prospectus supplement relating to the warrants. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the debt or equity securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue from time to time purchase contracts, including contracts obligating holders to purchase from us and obligating us to sell to the holders, debt securities, shares of common stock, preferred stock or preference stock, or other securities that may be sold under this prospectus at a future date or dates, as the case may be. The consideration payable upon settlement of the purchase contracts, as well as the principal amount of debt securities or number of shares of common stock, preferred stock, preference stock or other securities deliverable upon settlement, may be fixed at the time the purchase contracts are issued or may be determined by a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including U.S. treasury securities, in each case, securing the holders’ obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and such payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner and, in certain circumstances, we may deliver newly issued prepaid purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original purchase contract.

The prospectus supplement will describe the terms of any purchase contracts or purchase units and, if applicable, prepaid securities. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts or purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued.

DESCRIPTION OF UNITS

We may issue from time to time units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

We may sell any series of debt securities, common stock, preferred stock, preference stock, depository shares, warrants, purchase contracts and units being offered directly to one or more purchasers, through agents, to or through underwriters or dealers, or through a combination of any such methods of sale. The distribution of the securities may be effected from time to time in one or more transactions at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We may offer and sell securities from time to time to certain of our pension plans. The prospectus supplement will set forth the terms of the offering, including the names of any underwriters, dealers or agents, the purchase price of such securities and the proceeds to us from such sale, any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price and any discounts or concessions allowed or paid to dealers or any securities exchange on which such securities may be listed. Any initial public offering price, discounts or concessions allowed or paid to dealers may be changed from time to time.

Any discounts, concessions or commissions received by underwriters or agents and any profits on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters to purchase the offered securities will be subject to certain conditions precedent, and such underwriters will be obligated to purchase all such securities, if any are purchased. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may also sell securities upon the exercise of rights that may be distributed to security holders.

Under certain circumstances, we may repurchase offered securities and reoffer them to the public as set forth above. We may also arrange for repurchase and resale of such offered securities by dealers.

We may also offer and sell securities, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms referred to as remarketing firms, acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters under the Securities Act in connection with the securities they remarket.

We may authorize underwriters, dealers or other persons acting as agents for them to solicit offers by certain institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we must approve such institutions. The obligations of any purchaser under any such contract will be subject to the conditions that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

In connection with the offering of securities, we may grant to the underwriters an option to purchase additional securities to cover over-allotments at the initial public offering price, with an additional underwriting commission, as may be set forth in the accompanying prospectus supplement. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

The securities may be a new issue of securities that have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Such securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of trading markets for any securities.

We may indemnify agents, underwriters, dealers and remarketing firms against certain liabilities, including liabilities under the Securities Act, or our agents, underwriters, dealers and remarketing firms may be entitled to contribution with respect to payments that such parties may be required to make in respect thereof. Our agents, underwriters, dealers and remarketing firms, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

LEGAL MATTERS

Kirkland & Ellis LLP (a partnership that includes professional corporations), Chicago, Illinois will issue an opinion about certain legal matters with respect to the securities.

EXPERTS

The consolidated financial statements of Navistar International Corporation and subsidiaries as of October 31, 2008 and 2007, and for each of the years in the three-year period ended October 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of October 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the October 31, 2008 consolidated financial statements refers to the adoption of the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of Statement of Financial Accounting Standards (SFAS) No. 109 as of November 1, 2007, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R) as of October 31, 2007.

The audit report on the effectiveness of internal control over financial reporting as of October 31, 2008, expresses an opinion that Navistar International Corporation did not maintain effective internal control over financial reporting as of October 31, 2008 because of the effects of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified and included in its assessment the following categories of material weaknesses as of October 31, 2008: accounting policies and procedures, period-end close process, account reconciliations, journal entries, revenue accounting, inventory accounting, warranty accounting, and segregation of duties.

The financial statements of Blue Diamond Parts, LLC as of December 31, 2008 and 2007, and the related statements of operations, members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered accounting firm, incorporated by herein by reference and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2008 financial statements contains an explanatory paragraph that states that the Company is a joint venture between its members, and, as disclosed in the accompanying notes to financial statements, has extensive transactions and relationships with the members. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

The audited historical financial statements of Monaco Coach Corporation included in Exhibit 99.1 of Navistar International Corporation’s Current Report on Form 8-K/A dated August 19, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.